Exhibit 99.1

Recast Part II: Item 7
Management's Discussion and Analysis of Financial Condition and results of Operations

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of our financial condition and results of operations during the period ended December 31, 2014, the Successor 2013 Period and each of the Predecessor 2013 Period and the Predecessor 2012 Period.  We did not own MacDermid for any of the Predecessor periods or for the entirety of the Successor 2013 Period.  Consequently, these results may not be indicative of the results that we would expect to recognize for future periods.  This discussion should be read in conjunction with the section entitled “Financial Statements and Supplementary Data,” included in Part II, Item 8 of this Annual Report, and with the section entitled “Selected Financial Data” included in Part II, Item 6 of this Annual Report.

Overview

We are a global, diversified producer of high technology specialty chemical products and provider of technical services.  Our business involves the formulation of a broad range of specialty chemicals, created by blending raw materials through multi-step technological processes or formulating AIs into final agricultural products, which can be easily and safely used by growers in the field.  These specialty chemicals are sold into multiple industries, including agricultural, electronics, graphic arts, metal and plastic plating, and offshore oil production and drilling.

As our name “Platform Specialty Products Corporation” implies, we continually seek opportunities to act as an acquirer and consolidator of specialty chemical businesses on a global basis, particularly those meeting Platform’s “Asset-Lite, High-Touch” philosophy, which involves prioritizing extensive resources to research and development and highly technical customer service, while managing conservatively our investments in fixed assets and capital expenditures.  To date, Platform has completed four acquisitions: the MacDermid Acquisition, on October 31, 2013, the Agriphar Acquisition on October 1, 2014, the CAS Acquisition on November 3, 2014 and the Arysta Acquisition on February 13, 2015.

We were initially incorporated with limited liability under the laws of the British Virgin Islands on April 23, 2013 under the name “Platform Acquisition Holdings Limited.”  We were created for the purpose of acquiring a target company or business with an anticipated enterprise value of between $750 million and $2.50 billion.  We completed our Initial Public Offering in the United Kingdom on May 22, 2013, raising net proceeds of approximately $881 million and were listed on the London Stock Exchange.

Acquisitions

MacDermid Acquisition

On October 31, 2013, we completed the MacDermid Acquisition, pursuant to which we indirectly acquired substantially all of the equity of MacDermid Holdings which, at the time, owned 97% of MacDermid.  As a result, we became a holding company for the MacDermid business.  We acquired the remaining 3% of MacDermid on March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between us and the fiduciaries of the 401K Plan. Concurrently with the closing of the MacDermid Acquisition, we changed our name to “Platform Specialty Products Corporation.”  On January 22, 2014, we completed the Domestication, changing our jurisdiction of incorporation from the British Virgin Islands to Delaware, and on January 23, 2014, our common stock began trading on the NYSE under the ticker symbol “PAH.”

The total consideration for the MacDermid Acquisition and the Exchange Agreement was approximately $1.80 billion (including the assumption of $754 million of indebtedness, consisting primarily of MacDermid’s then first lien credit facility), plus (i) up to $100 million of contingent consideration tied to achieving certain EBITDA and stock trading price performance metrics over a seven-year period following the closing of the MacDermid Acquisition and (ii) an interest in certain MacDermid pending litigation which consideration was paid  through a combination of both equity interests and cash.

Agriphar Acquisition

On October 1, 2014, we completed the Agriphar Acquisition.  Pursuant to the terms of the acquisition agreement, MacDermid Agricultural Solutions Holdings B.V. acquired 100% of the equity interests of Percival for a purchase price of approximately €300 million ($370 million) consisting of $350 million in cash, after certain post-closing working capital and other adjustments, and 711,551 restricted shares of our common stock.

We financed the Agriphar Acquisition with proceeds from the Incremental Amendment and available cash on hand.

CAS Acquisition

On November 3, 2014, we completed the CAS Acquisition for $1.04 billion, consisting of $983 million in cash, after certain post-closing working capital and other adjustments, 2,000,000 shares of our common stock and the assumption of certain liabilities by Platform.

We financed the CAS Acquisition with a combination of available cash on hand and borrowings under an increase in term loans of approximately $389 million ($256 million of which is denominated in Euro), $60 million under our U.S. Dollar revolving credit facility and €55 million ($68.7 million) under our multicurrency revolving credit facility pursuant to our Amended and Restated Credit Agreement.

Arysta Acquisition

On February 13, 2015, we completed the Arysta Acquisition for approximately $3.57 billion, consisting of $2.93 billion in cash, subject to working capital and other adjustments, and $600 million of Platform’s Series B Preferred Stock issued to the Seller.

We financed the Arysta Acquisition with the proceeds from (1) available cash on hand, (2) the offering of $1.10 billion aggregate principal amount of 6.50% senior notes due 2022 denominated in U.S. dollars and €350 million aggregate principal amount of 6.00% senior notes due 2023 denominated in Euro, which offering was completed on February 2, 2015, and (3) additional borrowings of $500 million (less original issue discount of 1%) through an incremental term loan denominated in U.S. dollars, €83 million (less original discount of 2%) through an increase to our existing term loan facility denominated in Euro, and $160 million our increased U.S. dollar revolving credit facility.

Our Business

Our business involves the formulation of a broad range of specialty chemicals, which we create by blending raw materials through multi-step technological processes or formulating AIs into final agricultural products, which can be easily and safely used by growers in the fields.  These specialty chemicals encompass the products we sell to our customers in the agrochemical, electronics, metal and plastic plating, graphic arts, and offshore oil production and drilling industries.  We refer to our products as “dynamic chemistries” due to their intricate chemical compositions.  Our dynamic chemistries are used in a wide variety of attractive niche markets and we believe that the majority of our operations hold strong positions in the product markets they serve.

We generate revenue through the formulation and sale of our dynamic chemistries and by providing highly technical service to our customers through our extensive global network of specially trained service personnel.  Our personnel work closely with our customers to ensure that the chemical composition and function of our dynamic chemistries are maintained as intended.  As an example, a customer will engage us to manufacture and sell a product consisting of a process composed of eight successive chemical baths, each of which is made up of our specialty chemicals, in order to enhance the overall performance of that customer’s circuit boards.  In addition to providing such product, a member of our professional service team would visit the customer’s manufacturing facilities on a regular basis to ensure that the process sold maintains the correct chemical balance and can be used effectively in the manner and for the purpose desired.

While our dynamic chemistries typically represent only a small portion of our customers’ costs, we believe that they are critical to our customers’ manufacturing processes and overall product performance. Further, operational risks and switching costs make it difficult for our customers to change suppliers and allow us to retain customers and maintain our market positions.

We manage our business in two operating segments: Performance Applications and Agricultural Solutions.  The Agricultural Solutions segment was created during the fourth quarter of 2014 to manage our newly acquired agrochemical vertical, which now includes Agriphar’s, CAS’ and Arysta’s complementary businesses and which is expected to uniformly operate under the Arysta LifeScience brand.

Performance Applications – Our Performance Applications segment formulates and markets dynamic chemistry solutions that are used in electronics, automotive production, oil and gas production, drilling, commercial packaging and printing. Our products include surface and coating materials, water-based hydraulic control fluids and photopolymers. We operate in the Americas, Asia and Europe. In conjunction with the sale of these products, we provide extensive technical service and support when necessary to ensure superior performance of their application. The regional sales mix in this segment has shifted over the past several years from more industrialized nations towards emerging markets, such as Asia and South America. To better serve customers in these markets, we have developed state-of-the-art facilities in São Paulo, Brazil and Suzhou, China. We have approximately 600 personnel and four manufacturing facilities in Asia and remain focused on further increasing our presence in the region.

Agricultural Solutions – Our Agricultural Solutions segment is based on a solutions-oriented business model that focuses on product innovation to address an ever-increasing need for higher crop yield and quality.  We offer a wide variety of proven plant health and pest control products to growers, which are comprised of specific target applications in the following major product lines: adjuvants, fungicides, herbicides, home applications (home and garden and ectoparasiticides), insecticides, miticides, plant growth regulators and seed treatments.  We refer to globally managed patented and proprietary off-patent fungicides, herbicides, and insecticides as our value-added portfolio, or GVAP.  Our product portfolio also includes biosolutions (biostimulants, innovative nutrition and biocontrol), and regional off patent AIs that complement our principal product lines.

Our operating segments include significant foreign operations.  There are certain risks associated with our foreign operations. See Part I, Item 1A.—Risk Factors—“Our substantial international operations subject us to risks not faced by domestic competitors.”

We sell our products into three main geographic regions: the Americas, Asia and Europe.  Because our segments utilize shared facilities and administrative resources and offer products that are distinct from one another, we make decisions about how to manage our operations by reference to each segment and not with respect to the underlying products or geographic regions that comprise each segment.

Global Economic and Industry Conditions

Our products are sold in industries that we believe are sensitive to changes in general economic conditions.  Accordingly, net sales, gross profit and financial condition depend significantly on general economic conditions and the impact of these conditions on demand for our dynamic chemistries and services in the markets in which we compete.  Our business is particularly impacted by demand for chemistry products utilized in the automotive, printed circuit board, offshore oil production and commercial packaging industries.

Our business is also significantly influenced by trends and characteristics in the specialty chemical industry and the printing industry.  We believe that these industries are cyclical and subject to constant and rapid technological change, product obsolescence, price erosion, evolving standards, short product life-cycles, raw material price fluctuations and changes in product supply and demand.

The specialty chemical industry is currently being affected by globalization and a shift in customers’ businesses out of traditional geographic markets and into high-growth, emerging markets.

The printing industry is currently shrinking, which is reflected in the newspaper closures and consolidations that have occurred during the past three years.  The newspapers are also reducing capital spending due to outsourcing their production.  As a result, sales of newspaper plates have been adversely impacted by these trends.

Net sales in future periods will depend, among other factors, upon a continued general improvement in global economic conditions, our ability to meet unscheduled or temporary changes in demand, and our ability to penetrate new markets with strategic product initiatives in specific targeted markets.

The Agricultural Solutions segment is supported by strong global fundamentals such as the need to feed a growing population, with limited land and competition from biofuels, in addition to a change in dietary standards in emerging markets, that create a critical need to increase yields, which is accomplished through the use of agrochemicals, including seed treatment, to protect the crop, and biosolutions offerings (especially biostimulants and innovative nutrition), among other technologies, for crop enhancement.

Despite strong macro trends for the industry, net sales in future periods can depend, among other factors, on commodity prices, climate conditions and the development of new technologies, such as GM seeds, that can partially substitute the need for agrochemicals.

Foreign Currency Exposure

For the year ended December 31, 2014, 70% of net sales were denominated in currencies other than the U.S. Dollar - predominantly the Euro, British Pound Sterling, Chinese Yuan, Brazilian Real and Hong Kong Dollar.  For the Successor 2013 Period and the Predecessor 2013 Period, approximately 68% and 67%, respectively, of net sales, were denominated in currencies other than the U.S. Dollar.  For the Predecessor 2012 Period, approximately 67% of net sales were denominated in currencies other than the U.S. Dollar. Except for hedging exchange risk related to acquisitions, generally we have not utilized currency hedges to mitigate exchange rate risk between the U.S. Dollar and the foreign currencies of our operations other than with respect to the British Pound Sterling. Therefore, our financial performance may be positively or negatively impacted by changes in foreign exchange rates in any given reporting period. However, as we continue to expand our international presence through acquisitions, we continue to review a full range of options focused on mitigating foreign currency exchange rate risk.  For most currencies, we are a net receiver of the foreign currency and therefore we benefit from a weaker U.S. Dollar and are adversely affected by a stronger U.S. Dollar relative to the foreign currency.

For the year ended December 31, 2014, net sales were unfavorably impacted by approximately $3.4 million as the U.S. Dollar strengthened against most foreign currencies, and especially the Brazil Real, British Pound Sterling and Euro when compared to 2013.

For the Successor 2013 Period and the Predecessor 2013 Periods, net sales were negatively impacted as the U.S. Dollar strengthened against the Brazil Real, British Pound Sterling and Euro when compared to 2012.  However, the absolute impact on the Successor and Predecessor 2013 Period net sales was not material.

For the Predecessor 2012 Period, net sales were negatively impacted as the U.S. Dollar strengthened against the Brazil Real, British Pound Sterling and Euro when compared to 2011.  However, the absolute impact on 2012 net sales was not material.

The majority of Agriphar’s, CAS’ and Arysta’s net sales are denominated in currencies other than the U.S. Dollar. Therefore, changes in foreign exchange rates in any given reporting period may positively or negatively impact their respective financial performance.

Results of Operations

The following table summarizes the results of operations for the year ended December 31, 2014 and for the Successor 2013 Period, as well as the Predecessor 2013 and 2012 Periods:

(amounts in millions)	Year Ended December 31,	Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Year Ended December 31,
	2014	2013	2013	2012
	Successor	Successor	Predecessor	Predecessor
Net sales	$843.2	$118.2	$627.7	$731.2
Cost of sales	446.6	82.5	304.9	376.1
Gross profit	396.6	35.7	322.8	355.1
Operating expenses:
Selling, technical, general and administrative	357.9	54.5	207.6	214.6
Non-cash charge related to preferred stock dividend rights	—	172.0	—	—
Research and development	26.2	4.0	19.9	25.1
Restructuring	3.0	0.8	3.6	0.3
Total operating expenses	387.1	231.3	231.1	240.0
Operating profit (loss)	9.5	(195.6)	91.7	115.1
Other (expense) income:
Interest, net	(37.9)	(5.4)	(45.9)	(49.1)
Loss on extinguishment of debt	—	—	(18.8)	—
Other (expense) income, net	(2.5)	(0.4)	(0.5)	5.0
Total other expense	(40.4)	(5.8)	(65.2)	(44.1)
(Loss) income before income taxes, non-controlling interest and dividends on preferred shares	(30.9)	(201.4)	26.5	71.0
Income tax benefit (provision)	6.7	5.8	(13.0)	(24.7)
Net (loss) income	(24.2)	(195.6)	13.5	46.3
Net loss (income) attributable to the non-controlling interest	(5.7)	1.4	(0.3)	(0.3)
Net (loss) income attributable to shareholders	(29.9)	(194.2)	13.2	46.0
Accrued stock dividend on cumulative
Founder's preferred shares	(232.7)	—	—	—
Accrued payment-in-kind dividend on cumulative preferred shares	—	—	(22.4)	(44.6)
Net (loss) income attributable to common shares	$(262.6)	$(194.2)	$(9.2)	$1.4

Year Ended December 31, 2014 Compared to Successor 2013 Period (Inception (April 23, 2013) through December 31, 2013) and Predecessor 2013 Period (January 1, 2013 through October 31, 2013)

Net Sales

Net sales totaled $843 million for the year ended December 31, 2014, compared to net sales of $118 million for the Successor 2013 Period and $628 million for the Predecessor 2013 Period.  Net sales for the year ended December 31, 2014 includes a full 12 months of MacDermid results, compared to two months in the Successor 2013 Period and ten months in the Predecessor 2013 Period, as well as $26.1 million and $61.9 million of sales generated through the Agriphar and CAS Acquisitions, which were completed on October 1, 2014 and November 3, 2014, respectively.  Sales were unfavorably impacted by $3.4 million due to the increase in value of the U.S. Dollar during the year ended December 31, 2014 compared to the Successor and Predecessor 2013 Periods.  Net sales of products that we have identified as new products, which represent opportunities to enter markets adjacent to those we currently serve, were $90.3 million for the year ended December 31, 2014 compared to $11.2 million for the Successor 2013 Period and $65.6 million for the Predecessor 2013 Period.

Net sales in the Performance Applications segment totaled $755 million for the year ended December 31, 2014, compared to net sales of $118 million for the Successor 2013 Period and $628 million for the Predecessor 2013 Period.  Net sales for the year ended December 31, 2014 includes a full 12 months of MacDermid results, compared to two months in the Successor 2013 Period and ten months in the Predecessor 2013 Period.  Electronic product sales increased in Asia, core industrial and film product sales increased in the Americas and Europe, as well as offshore fluids and packing products primarily in Europe.

During the fourth quarter of 2014, we created a new operating segment, Agricultural Solutions, which includes Agriphar’s and CAS’s complementary businesses, as well as certain subsequently acquired businesses of Arysta.  The Agricultural Solutions segment reported sales of $88.0 million for the year ended December 31, 2014, representing partial year sales from the Agriphar and CAS Acquisitions completed on October 1, 2014 and November 3, 2014, respectively.

By region, for the Performance Applications segment, net sales from the Americas, Asia and Europe were $272 million, $214 million and $269 million for the year ended December 31, 2014 compared to $42.7 million, $34.6 million and $41.0 million in the Successor 2013 Period and $237 million, $177 million and $214 million in the Predecessor 2013 Periods, respectively.  Net sales were lower in the Americas in 2014 primarily from an unfavorable foreign currency impact of approximately $5.4 million in addition to lower newspaper plating product sales volume.  In the Asia region, net sales increased $2.8 million in 2014 which was due to continued strong demand for our electronics products but was partially offset by lower sales volume in core film products and an unfavorable foreign currency impact of approximately $2.8 million.  European sales increased by $13.9 million in 2014 which was largely driven by favorable currency impacts of approximately $6.1 million in addition to higher sales volume of core industrial and film products, offshore fluids, and packaging products.

Changes in the average selling prices of the Company’s products did not have a material impact on net sales for the year ended December 31, 2014 compared to the Successor 2013 Period and the Predecessor 2013 Period.

Cost of Sales

Cost of sales totaled $447 million (53.0% of net sales) for the year ended December 31, 2014, compared to $82.5 million (69.8% of net sales) for the Successor 2013 Period and $305 million (48.6% of net sales) for the Predecessor 2013 Period.  Cost of sales for the year ended December 31, 2014 includes a full 12 months of MacDermid results, versus two months in the Successor 2013 Period and ten months in the Predecessor 2013 Period as well as $28.5 million and $48.3 million of incremental cost of sales from the Agriphar and CAS Acquisitions, which were completed on October 1, 2014 and November 3, 2014, respectively.  For the year ended December 31, 2014 and the Successor 2013 Period, cost of sales includes $35.5 million and $23.9 million of charges, respectively, related to the elimination of manufacturer’s profit in inventory charged to cost of sales resulting from purchase accounting fair value adjustments to inventory associated with our acquisitions.  Excluding these charges, cost of sales as a percentage of net sales for the year ended December 31, 2014 and the Successor 2013 period was 48.8% and 49.6%, respectively.

Gross Profit

For the year ended December 31, 2014, gross profit totaled $397 million (47.0% gross margin), compared to $35.7 million (30.2% gross margin) for the Successor 2013 period and $323 million (51.4% gross margin) for the Predecessor 2013 Period.  The Agriphar and CAS acquisitions accounted for $11.2 million of the year over year increase.  For the year ended December 31, 2014 and the Successor 2013 Period, gross profit includes $35.5 million and $23.9 million of charges, respectively, related to the elimination of manufacturer’s profit resulting from the step-up of inventory related to the Acquisitions.  Excluding the inventory charges, gross margin was 51.3% and 50.4% for the year ended December 31, 2014 and the Successor 2013 Period.  Gross profit for the year ended December 31, 2014 was unfavorably impacted by $1.8 million due to the increase in value of the U.S. Dollar.  The primary driver of the higher gross profit for the year ended 2014 was more sales in higher margin electronic products in Asia and industrial products and offshore fluids in Europe from our Performance Applications segment.  Changes in the average selling price of products did not have a material impact on gross profit for the year ended December 31, 2014 compared to the Successor and Predecessor Periods.

Non-Cash Charges related to Preferred Stock Dividend Rights

The Series A Preferred Stock issued by Platform has dividend rights that were triggered upon the successful close of the MacDermid Acquisition.  On December 31, 2014, we approved a stock dividend of 10,050,290 shares of our common stock with respect to the Series A Preferred Stock, which represented 20% of the appreciation of the market price of our common stock over the Initial Public Offering price of $10.00 multiplied by the total Initial Public Offering shares.  The dividend price was $22.85 (calculated based upon the average of the last ten trading days of the year’s volume weighted average share prices) and the shares were issued on January 2, 2015 based upon the volume weighted average price of $23.16 on December 31, 2014.  In subsequent years, the dividend amount will be calculated based on the appreciated stock price compared to the highest dividend price previously used in calculating the Series A Preferred Stock dividends.  Shares of the Series A Preferred Stock will be automatically converted into shares of our common stock on a one for one basis (i) in the event of a change of control of Platform following an acquisition or (ii) upon the last day of the seventh full financial year following the completion of the MacDermid Acquisition, being December 31, 2020 (extendable by our Board for three additional years).  Each share of Series A Preferred Stock is convertible into one share of our common stock at the option of the holder until December 31, 2020 and has certain voting rights.  We recognized a non-cash charge during the Successor 2013 Period related to the fair value of the preferred dividend rights of $172 million upon the completion of the MacDermid Acquisition.  The fair value of the preferred dividend rights was measured based on significant inputs not observable in the market (Level 3 inputs).  Key assumptions included the fair value of our common stock and an assumption of volatility.  The fair value was calculated using a Monte-Carlo simulation.

Selling, Technical, General and Administrative Expense

Selling, technical, general and administrative expense totaled $357.9 million (42.4% of net sales) for the year ended December 31, 2014, compared to $54.5 million (46.1% of net sales) for the Successor 2013 Period and $207.6 million (33.1% of sales) for the Predecessor 2013 Period.  The Agriphar Acquisition and CAS Acquisition, collectively, accounted for $30.0 million of the year over year increase.  The 2014 selling, technical, general and administrative total includes $47.8 million of acquisition-related costs primarily comprised of professional costs, compared to $15.2 million for the Successor 2013 Period and $16.9 million for the Predecessor 2013 Period.  Selling, technical, general and administrative expense for the year ended December 31, 2014 also includes $29.1 million related to the fair value adjustment of the long-term contingent consideration liability related to the MacDermid Acquisition, compared to income of $0.7 million realized during the Successor 2013 Period.  The Predecessor 2013 Period includes $9.3 million of compensation expense related to the recognition of legacy MacDermid Class C Junior share costs.  Selling, technical, general and administrative costs, net of acquisition-related charges (including Class C Junior share compensation expense and the contingent consideration adjustment but excluding incremental amortization expense in connection with the Acquisitions), represent 33.3%, 33.8% and 28.9% of net sales for the year ended December 31, 2014, the Successor 2013 Period and the Predecessor 2013 Period, respectively.

Research and Development Expense

Research and development expense for the year ended December 31, 2014 totaled $26.2 million (3.1% of net sales), compared to $4.0 million (3.4% of net sales) for the Successor 2013 Period and $19.9 million (3.2% of net sales) for the Predecessor 2013 Period.  The Agriphar and CAS Acquisitions accounted for $2.1 million of the year over year increase.

Operating Profit

For the year ended December 31, 2014, operating profit was $9.5 million (1.1% of net sales), compared to operating loss of $196 million (165.5% of net sales) for the Successor 2013 period and operating profit of $91.7 million (14.6% of net sales) for the Predecessor 2013 Period.  The Agriphar and CAS Acquisitions reported operating losses of $22.4 million.  For the year ended December 31, 2014, operating profit was unfavorably impacted by the manufacturers profit in inventory adjustment of $35.5 million, transaction related costs of $47.8 million and a non-cash adjustment to the long term contingent consideration of $29.1 million. Excluding these acquisition-related expenses, operating profit as a percentage of sales was 14.4% in 2014.

Operating profit for the Performance Applications segment for the year ended December 31, 2014 totaled $31.9 million, compared to operating loss of $196 million for the Successor 2013 Period and operating profit of $91.7 million for the Predecessor 2013 Period. Excluding acquisition-related costs and allocated corporate expenses, operating profit in the Performance Applications segment increased primarily due to higher sales volume on electronics industry products sold in Asia and core industrial and film products sold in Europe, partially offset by lower sales volume of newspaper plating products.

Operating loss for the Agricultural Solutions segment for the year ended December 31, 2014 totaled $22.4 million, and included acquisition-related costs of $23.5 million related to the elimination of manufacturer’s profit in inventory charged to cost of sales resulting from purchase accounting fair value adjustments.

Restructuring Expense

Restructuring expense for the year ended December 31, 2014 totaled $3.0 million (0.4% of net sales) compared to $0.8 million (0.6% of net sales) for the Successor 2013 Period and $3.6 million (0.6% of net sales) for the Predecessor 2013 Period.  Restructuring actions initiated during the year ended December 31, 2014 and the Successor 2013 Period represent several small initiatives aimed at cost reduction opportunities.  The actions initiated during the Predecessor 2013 Period primarily included expenses related to the elimination of certain positions within the Performance Applications segment in the Americas.

Interest Expense, net

Net interest expense for the year ended December 31, 2014 totaled $37.9 million (4.5% of net sales), compared to $5.4 million (4.6% of net sales) for the Successor 2013 Period and $45.9 million (7.3% of net sales) for the Predecessor 2013 Period.  Net interest expense for the year ended December 31, 2014 consists primarily of interest on the first lien secured credit facility of $30.4 million, representing 12 months of activity versus two months in the Successor 2013 Period and ten months in the Predecessor 2013 Period, and interest on term loans in support of our acquisition activity of $5.5 million.  The net interest expense recorded during the Successor 2013 Period represents interest, inclusive of amortization of deferred financing fees, on the first lien credit facility assumed in the MacDermid Acquisition.

Loss on Extinguishment of Debt

In the Predecessor 2013 Period, we recorded a loss of $18.8 million related to the refinancing of tranche B and tranche C term loans and senior subordinated notes.  This amount consisted of $12.5 million of call premiums on the senior subordinated notes and $6.3 million of write-offs of deferred financing fees related to the extinguished debt.  No similar losses were recorded during the year ended December 31, 2014 or Successor 2013 Period.

Other (Expense) Income, net

Net other expense for the year ended December 31, 2014 totaled $2.5 million (0.3% of net sales), compared to net other expense of $0.4 million (0.4% of net sales) for the Successor 2013 Period and net other expense of $0.5 million (0.1% of net sales) for the Predecessor 2013 Period.  For the year ended December 31, 2014, other expense consisted primarily of net foreign exchange losses of $3.0 million.  For the Successor 2013 Period, other expense consisted primarily of net foreign exchange losses of $0.6 million.  For the Predecessor 2013 Period, other expense consisted primarily of net losses on derivative contracts of $0.4 million.

Income Tax (Benefit) Expense

Income tax benefit for the year ended December 31, 2014 totaled $6.7 million, compared to an income tax benefit of $5.8 million for the Successor 2013 Period, and an income tax expense of $13.0 million for the Predecessor 2013 Period.  We are a U.S. based company with a statutory income tax rate of 35%.  We operate in various foreign countries, which have tax rates that are different from the U.S. statutory tax rate.  For the year ended December 31, 2014, our effective tax rate was a 21.7% income tax benefit on a pre-tax loss of $30.9 million.  The effective tax rate was positively impacted by a $3.7 million adjustment to permanently reinvested earnings and $7.7 million of foreign taxes at rates different from the U.S. statutory rate.  The effective tax rate was negatively impacted by non-deductible purchase price contingency costs of $6.6 million, non-deductible transaction related costs of $6.5 million and $1.5 million for a change in uncertain tax positions.  For the Successor 2013 Period, our effective tax rate was a 2.89% income tax benefit on pre-tax losses of $201.4 million.  The effective tax rate was negatively impacted by the non-deductible charge related to preferred stock dividend rights of $60.2 million and non-deductible transaction related costs of $4.2 million.  For the Predecessor 2013 Period, MacDermid’s effective tax rate was a 49.0% income tax expense on pre-tax income of $26.5 million.  The effective tax rate was negatively impacted by non-deductible transaction related costs of $1.9 million and an increase in the valuation allowance for federal, state and foreign net operating losses and tax credits of $3.6 million.

Successor 2013 Period (Inception (April 23, 2013) through December 31, 2013)

Net Sales

Net sales for the Successor 2013 Period were $118 million.  Net sales of products that we have identified as new products, which represent opportunities to enter markets adjacent to those we currently serve, were $11.2 million for the Successor 2013 Period.

For the Successor 2013 Period, net sales in the Americas were $42.7 million. In Europe and Asia, net sales were $41.0 million and $34.6 million, respectively, for the Successor 2013 Period.

Changes in our product mix and the average selling prices of products did not have a material impact on net sales for the Successor 2013 Period.

Gross Profit

For the Successor 2013 Period, gross profit was $35.7 million and gross margin was 30.2%.  The largest driver of the decrease in the gross margin as compared to the Predecessor 2013 and 2012 Periods was a $23.9 million charge to cost of sales for the recognition of two-thirds of the inventory step up in connection with the MacDermid Acquisition.  Excluding this charge, our gross margin was 50.4%. Changes in the product mix and the average selling prices of products did not have a material impact on gross profit for the Successor 2013 Period.

Non-Cash Charges related to Preferred Stock Dividend Rights

The Series A Preferred Stock issued by Platform had dividend rights that were triggered upon the successful close of the MacDermid Acquisition.  We recognized a non-cash charge related to the fair value of preferred dividend rights of $172 million.  The fair value of the preferred dividend rights was measured based on significant inputs not observable in the market (Level 3 inputs).  Key assumptions included the fair value of our common stock and an assumption of volatility.  The fair value was calculated using a Monte-Carlo simulation.

Selling, Technical, General and Administrative Expense

Selling, technical, general and administrative expense was $54.5 million for the Successor 2013 Period. As a percentage of net sales, selling, technical, general and administrative expense was 46.1% for the Successor 2013 Period.  Such expenses were higher than the Predecessor 2013 and 2012 Periods due primarily to acquisition-related charges of $15.2 million for professional fees in addition to incremental amortization expense on newly valued intangible assets.

Research and Development Expense

Research and development expense for the Successor 2013 Period was $4.0 million and was the result of additional investments made to support certain strategic projects.  As a percentage of net sales, research and development expense was 3.4% for the Successor 2013 Period.

Operating Loss

Operating losses for the Successor 2013 Period were approximately $196 million.  The operating losses were due to the segment allocation of adjustments recorded in connection with the MacDermid Acquisition.

Restructuring Expense

Restructuring expense for the Successor 2013 Period was $0.8 million and was comprised of several small restructuring initiatives in an effort to achieve cost savings.

Interest Expense, net

Net interest expense for the Successor 2013 Period was $5.4 million and primarily represents interest, inclusive of amortization of deferred financing fees, on the first lien credit facility assumed in the MacDermid Acquisition of $5.5 million net of interest income.

Other (Expense) Income, net

Other expense for the Successor 2013 Period was $0.4 million due primarily to foreign exchange losses.

Income Tax Benefit

For the Successor 2013 Period, we recorded an income tax benefit of $5.8 million.  Our effective tax rate was 2.89% income tax benefit on pre-tax losses of $201 million.  The effective tax rate was negatively impacted by the non-deductible charge related to preferred stock dividend rights of $60.2 million and non-deductible transaction related costs of $4.2 million.

Predecessor 2013 Period (January 1, 2013 through October 31, 2013)

The following discussion and analysis compares the operating results of the Predecessor for the period January 1, 2013 to October 31, 2013, which we refer to as the Predecessor 2013 Period, to the year ended December 31, 2012.

Net Sales

MacDermid’s net sales decreased in the Predecessor 2013 Period by $103.5 million, or 14.2%, as compared to the Predecessor 2012 Period.  The decrease in net sales was primarily attributable to comparing operating results for a 10-month period to a period consisting of a full twelve months.  Net sales of products that MacDermid has identified as new products, which represent opportunities to enter markets adjacent to those it currently serves, was $65.6 million for the Predecessor 2013 Period, compared to $66.7 million for the Predecessor 2012 Period.

For the Predecessor 2013 Period, net sales in the Americas were $237 million. In Europe and Asia, net sales were $214 million and $177 million, respectively, for the Predecessor 2013 Period.

Changes in the average selling prices of MacDermid’s products did not have a material impact on net sales for the Predecessor 2013 Period compared to the Predecessor 2012 Period.

Gross Profit

Gross profit decreased in the Predecessor 2013 Period by $32.2 million, or 9.1%, as compared to the Predecessor 2012 Period.  The decrease in gross profit was primarily attributable to comparing operating results for a ten month period to a period consisting of a full twelve months.  Despite lower gross profit, the gross margin of 51.4% in the Predecessor 2013 Period represented an increase of 280 basis points as compared to the Predecessor 2012 Period gross margin of 48.6% primarily due to favorable changes in product mix.

Selling, Technical, General and Administrative Expense

Selling, technical, general and administrative expense decreased in the Predecessor 2013 Period by $7.1 million, or 3.3%, as compared to the Predecessor 2012 Period.  The decrease in selling, technical, general and administrative was primarily attributable to comparing operating results for a 10-month period to a period consisting of a full twelve months.  As a percentage of net sales, selling, technical, general and administrative expense was 33.1% and 29.4% for the Predecessor 2013 Period and the Predecessor 2012 Period, respectively.  The Predecessor 2013 Period includes $16.9 million of acquisition-related costs primarily comprised of professional fees in addition to compensation expense of $9.3 million associated with recognition of legacy MacDermid Class C Junior shares representing 100% of expense for the vested shares due to the MacDermid Acquisition being sufficiently probable.  Excluding these charges, selling, technical, general and administrative expense as a percentage of sales was 29.0%.

Research and Development Expense

Research and development expense decreased in the Predecessor 2013 Period by $5.2 million, or 20.6%, as compared to the year Predecessor 2012 Period.  The decrease in research and development expense was primarily attributable to comparing operating results for a 10-month period to a period consisting of a full twelve months.  As a percentage of net sales, research and development expense was 3.2% and 3.4% for the Predecessor 2013 Period and the Predecessor 2012 Period, respectively.  The slight decrease was due to higher investments made to support certain strategic projects for the Predecessor 2012 Period that were non-recurring in the Predecessor 2013 Period.

Operating Profit

Operating profit in the Predecessor 2013 Period decreased by $23.4 million, or 20.3%, as compared to the Predecessor 2012 Period.  The decrease in operating profit was primarily attributable to the allocation of approximately $26.0 million of acquisition-related costs as previously discussed in addition to comparing operating results for a ten month period to one consisting of a full twelve months.  Partially offsetting these decreases were increases from higher sales of our product offerings to the commercial packaging industry, as well as offshore industry products and higher margins on industrial products sold in the United States and electronics industry products sold in Asia.

Restructuring Expense

Restructuring expense increased in the Predecessor 2013 Period by $3.3 million as compared to the Predecessor 2012 Period. The primary driver of the increase was $2.2 million of restructuring charges related to the elimination of certain positions in the Americas and $0.7 million in Europe.  MacDermid anticipates that these headcount reductions will have annual cash cost savings of approximately $3.4 million going forward.  Actual cash cost savings to be realized depend on the timing of payments and many other factors, some of which are beyond MacDermid’s control, and could differ materially from its estimates.  MacDermid anticipates recognizing the estimated cash cost savings once all payments have been finalized related to these restructuring initiatives.

Interest Expense, net

Net interest expense decreased in the Predecessor 2013 Period by $3.2 million, or 6.5%, as compared to the Predecessor 2012 Period.  The decrease in interest expense was primarily attributable to comparing operating results for a 10-month period to a period consisting of a full twelve months.  Partially offsetting the favorable impact due to the lower number of months of operations included in each period were higher debt balances outstanding in the Predecessor 2013 Period.

Loss on Extinguishment of Debt

In the Predecessor 2013 Period, we recorded a loss of $18.8 million related to the refinancing of tranche B and tranche C term loans and senior subordinated notes.  This amount consisted of $12.5 million of call premiums on the senior subordinated notes and $6.3 million of write-offs of deferred financing fees related to the extinguished debt.

Other (Expense) Income, net

The Predecessor 2013 Period included net other expense of $0.6 million compared to net other income of $5.0 million for the Predecessor 2012 Period.  The primary components of net other expense in the Predecessor 2013 Period were foreign currency exchange losses of $1.4 million, partially offset by a remeasurement gain of $1.1 million on Euro denominated debt, due to the fluctuation of the Euro compared to the U.S. Dollar.  The primary components of net other income for the Predecessor 2012 Period were a remeasurement gain of $8.4 million on foreign currency denominated intercompany loans, partially offset by a remeasurement loss of $2.7 million on Euro denominated debt and foreign exchange losses of $1.1 million.

Income Tax Expense

Income tax expense was $13.0 million in the Predecessor 2013 Period compared to $24.7 million for the Predecessor 2012 Period.  For the Predecessor 2013 Period and the Predecessor 2012 Period, MacDermid’s effective tax rate was 49.0% and 34.8%, respectively.  The effective tax rate for the Predecessor 2013 Period was increased by non-deductible transaction related costs of $1.9 million and an increase in the valuation allowance for federal, state and foreign net operating losses and tax credits of $3.6 million.  MacDermid is a U.S. based company with a statutory income tax rate of 35%.  MacDermid operates in various foreign countries, which have tax rates that are different from the U.S. statutory tax rate.  The effective tax rate for the Predecessor 2012 Period was impacted by the imposition of foreign taxes at different tax rates of $11.6 million, an increase in uncertain tax positions of $5.7 million and an increase in the valuation allowance for federal, state and foreign net operating losses and tax credits of $6.9 million.

Liquidity and Capital Resources

Our primary sources of liquidity during the year ended December 31, 2014 were cash raised from the May Private Placement, the October/November Private Placement, the Warrant Exchange Offer, the Public Offering, proceeds from additional borrowings and available cash generated from operations.  Our primary uses of cash and cash equivalents are raw material purchases, salary expenses, acquisitions, capital expenditures and debt service obligations.  We believe that our cash and cash equivalent balance and cash generated from operations will be sufficient to meet our working capital needs, capital expenditures and other business requirements for at least the next twelve months.  Future acquisitions, however, may require utilization of our revolving credit facility as well as future debt and equity offerings.  At December 31, 2014 and 2013, we had $397 million and $123 million in cash and cash equivalents, respectively, in addition to availability under our line of credit of $173 million at December 31, 2014.

Of our $397 million and $123 million of cash and cash equivalents at December 31, 2014 and 2013, respectively, $130 million and $41.5 million was held by our foreign subsidiaries.  The majority of the cash held by foreign subsidiaries is generally available for the ongoing needs of our operations.  The laws of certain countries may limit our ability to utilize cash resources held in those countries for operations in other countries.  However, these laws are not likely to impact our liquidity in any material way.  The operations of each foreign subsidiary generally fund such subsidiary’s capital requirements.  In the event that other foreign operations or operations within the United States require additional cash, we may transfer cash between and among subsidiaries as needed so long as such transfers are in accordance with law.  As of December 31, 2014 and 2013, we had the ability to repatriate $5.9 million and $10.3 million, respectively, at our discretion from the foreign subsidiaries and branches while the remaining balance of $125 million and $31.2 million, respectively, was held at subsidiaries in which earnings are considered permanently reinvested.  Repatriation of some of these funds could be subject to delay and could have potential tax consequences, principally with respect to withholding taxes paid in foreign jurisdictions.  If cash is repatriated from jurisdictions in which earnings are considered permanently reinvested we will be required to accrue and pay U.S. income taxes on such repatriations.

On February 13, 2015, we completed the Arysta Acquisition for approximately $3.57 billion, consisting of $2.93 billion in cash, subject to working capital and other adjustments, and $600 million of Platform’s Series B Preferred Stock issued to the Seller.  The Series B Preferred Stock may be converted into a maximum of 22,107,590 shares of our common stock.  To the extent that the aggregate value of such 22,107,590 shares of common stock is less than $600 million (based on a 10-day volume weighted average price), then, such shortfall would be payable in cash by Platform as additional purchase price.

In connection with the Arysta Acquisition, we borrowed $500 million and €83.0 million under the New Tranche B-2 Term Loans and $160 million under our Revolving Credit facility.  In addition, on February 2, 2015, we completed the private offering of $1.10 billion aggregate principal amount of 6.50% USD Notes due 2022, and €350 million aggregate principal amount of 6.00% EUR Notes due 2023.  Interest will be payable in cash, semi-annually in arrears, on February 1 and August 1 of each year, beginning on August 1, 2015.

The following is a summary of our cash flows provided by (used in) operating, investing and financing activities during the periods indicated:

(amounts in millions)	Year Ended December 31,	Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Year Ended December 31,
	2014	2013	2013	2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Cash and cash equivalents, beginning of the period	$123.0	$—	$143.4	$113.5
Cash provided by operating activities	98.2	7.5	56.0	75.2
Cash used in investing activities	(1,982.7)	(920.3)	(7.8)	(18.3)
Cash provided by (used in) financing activities	2,168.9	1,035.7	(104.3)	(27.2)
Exchange rate impact on cash and cash equivalents	(10.1)	0.1	(0.2)	0.2
Cash and cash equivalents, end of the period	$397.3	$123.0	$87.1	$143.4

Year Ended December 31, 2014 Compared to Successor 2013 Period (Inception (April 23, 2013) through December 31, 2013) and Predecessor 2013 Period (January 1, 2013 through October 31, 2013)

Operating Activities

For the year ended December 31, 2014, we generated cash flows from operating activities of $98.2 million, compared to $7.5 million in cash for the Successor 2013 Period and $56.0 million in cash for the Predecessor 2013 Period.  The increase in cash flows provided by operations, for the year ended December 31, 2014 is primarily due to an improvement in certain working capital balances (inclusive of accounts receivable, inventory and accounts payable) of $19.1 million and $40.7 million when compared to the Successor and Predecessor 2013 periods, respectively.  These changes were mainly due to a reduction in inventory in Latin America from strong sales in the fourth quarter, in addition to increased cash collections mostly in Europe.  Additionally, depreciation and amortization were significantly higher than the Successor and Predecessor 2013 Periods, partially offset by a higher deferred income tax benefit.  In 2014, a non-cash adjustment to the long-term contingent liability of $29.1 million was also recorded due to the achievement of the share price targets during the year.

The Company’s management uses days-sales-outstanding, or DSO, to measure how efficiently it manages the billing and collection of accounts receivable.  We calculate DSO by dividing the product of 360 and our accounts receivable balance by our annualized net sales.  DSO was 75 days at December 31, 2014 and 73 days at December 31, 2013.  The increase in DSO was caused, in part, by the Agriphar and CAS Acquisitions, which increased our accounts receivable balance by $208 million on the acquisition date.

The Company’s management also uses days-in-inventory, or DII, to calculate the efficiency at realizing inventories.  We calculate DII by dividing the product of 360 and our inventory balance, net of reserves, by our annualized cost of sales, excluding intercompany sales.  At December 31, 2014 and 2013, DII was 81 days and 88 days, respectively.  The Agriphar and CAS Acquisitions increased our inventory balance by $171 million on the acquisition date.  At December 31, 2014, net inventory included a fair value adjustment of $22.0 million, as $35.5 million was recognized in our Consolidated Statement of Operations for the year ended December 31, 2014.  As of December 31, 2013, net inventory included a fair value adjustment of $12.0 million, as $23.9 million was recognized in our Consolidated Statement of Operations in connection with the MacDermid Acquisition.  Our products generally have shelf lives that exceed one year.

Investing Activities

Net cash flows used in investing activities for the year ended December 31, 2014 was $1.98 billion, compared to $920 million for the Successor 2013 Period and $7.8 million for the Predecessor 2013 Period.  During 2014, we used net cash of $1.36 billion to fund acquisitions, compared to net cash of $922 million used during the Successor 2013 Period to fund the MacDermid Acquisition.  Additionally, we deposited $600 million of cash into an escrow account restricted to fund the Arysta Acquisition.  Capital expenditures totaled $18.5 million (exclusive of $2.4 million of accrued capital expenditures), compared to $2.3 million for the Successor 2013 Period and $8.9 million for the Predecessor 2013 Period.  During 2014, we incurred approximately $8.3 million in software consulting and hardware costs for system integration project in connection with the CAS acquisition.  Approximately $2.4 million of these costs were not yet paid and included in accounts payable and accrued liabilities at December 31, 2014.

Financing Activities

Net cash flows from financing activities for the year ended December 31, 2014 were $2.17 billion, compared to cash generated of $1.04 billion for the Successor 2013 Period and cash used of $104 million for the Predecessor 2013 Period.  During 2014, the cash was generated from net proceeds received from the issuance of share of common stock totaling $1.51 billion and net proceeds from term loans related to our acquisitions totaling $679 million.  During the Successor 2013 Period, the cash was generated from proceeds received from the issuance of common stock, preferred shares and warrants.  During the Predecessor 2013 Period, borrowings totaled $1.10 billion (net of debt discounts of $5.5 million) which were used primarily to (1) pay off tranche B and tranche C terms loans of approximately $380 million, (2) pay off senior subordinated notes of approximately $355 million (inclusive of a call premium payment), (3) repurchase approximately $270 million of outstanding Series A Preferred Stock, (4) pay accumulated dividends on the Series A Preferred Stock of approximately $230 million and (5) pay $13.6 million of financing costs. Additionally, an advance of $33.3 million was sent by Platform Acquisition Holdings Limited and received by MacDermid prior to the MacDermid Acquisition.

Successor 2013 Period (April 23, 2013 to December 31, 2013)

Operating Activities

During the Successor 2013 Period, we generated $7.5 million in cash from operating activities primarily due to the favorable changes in working capital of approximately $8.1 million.

Investing Activities

During the Successor 2013 Period, we used cash from investing activities of approximately $920 million primarily for the MacDermid Acquisition.

Financing Activities

During the Successor 2013 Period, we generated cash from financing activities of $1.04 billion from proceeds received from the issuance of common and preferred shares and warrants.

Predecessor 2013 Period (January 1, 2013 through October 31, 2013)

Operating Activities

During the Predecessor 2013 Period, we generated cash from operating activities of $56.0 million which was primarily comprised of net income of $13.5 million, adjusted for depreciation and amortization of $32.8 million, and $18.8 million related to the loss on extinguishment of debt partially offset by unfavorable changes in working capital of $13.6 million.

Investing Activities

During the Predecessor 2013 Period, we used cash from investing activities of $7.8 million primarily for the purchase of capital expenditures of $8.9 million.

Financing Activities

During the Predecessor 2013 Period, we used cash from financing activities of approximately $104 million as borrowings of $1.10 billion (net of debt discounts of $5.5 million) were used primarily to (1) pay off tranche B and tranche C terms loans of approximately $380 million, (2) pay off  senior subordinated notes of approximately $355 million (inclusive of a call premium payment), (3) repurchase approximately $270 million of outstanding Series A preferred Stock, (4) pay accumulated dividends on the Series A Preferred Stock of approximately $230 million and (5) pay $13.6 million of financing costs. Additionally, an advance of $33.3 million was sent by Platform Acquisition Holdings Limited and received by MacDermid prior to the MacDermid Acquisition.

Financial Borrowings

Credit Facilities

As of October 31, 2013, we became party to an Amended and Restated Credit Agreement consisting of (i) a $755 million First Lien Credit Facility and (ii) a $50.0 million Revolving Credit Facility.  A portion of our revolving credit facility not in excess of $15.0 million is available for the issuance of letters of credit.  As of December 31, 2014, we had approximately $744 million of indebtedness outstanding under our First Lien Credit Facility and there were no borrowings under our revolving credit facility, other than stand-by letters of credit issued in the amount of $1.0 million which reduce the borrowings available under our revolving credit facility.

On October 1, 2014, we and MacDermid, as borrowers, MacDermid Holdings, certain subsidiaries of MacDermid Holdings and Platform party thereto, Barclays Bank PLC, as collateral agent and administrative agent, and the incremental lender entered into the Incremental Amendment to the Second Amended and Restated Credit Agreement for an increase in the Term Loan Facility of the Second Amended and Restated Credit Agreement in an aggregate principal amount of $300 million.  Except as set forth in the Incremental Amendment, such USD Incremental Loans have identical terms as the existing Tranche B Term Loans and are otherwise subject to the provisions of the Second Amended and Restated Credit Agreement. The proceeds from the Incremental Amendment were used to finance the Agriphar Acquisition.

Upon closing of the CAS Acquisition on November 3, 2014, the Further Amendments became effective pursuant to Amendment No. 2, and the Borrowers (i) borrowed the New Tranche B Term Loans in an aggregate principal amount of $130 million through an increase in Platform’s existing tranche B term loan facility, (ii) Platform’s existing U.S. Dollar revolving credit facility was increased by $62.5 million to $87.5 million and (iii) Platform’s existing multicurrency revolving credit facility was increased by $62.5 million to $87.5 million.  On the date of the CAS Acquisition, the Borrowers borrowed $60 million and €55 million pursuant to the U.S. Dollar revolving credit facility and the multi-currency revolving credit facility, respectively, which were settled by December 31, 2014.  In addition, new Euro Tranche Term Loans denominated in Euro in an aggregate amount of €205 million were borrowed by MAS Holdings and NAIP, serving as a United States co-borrower.  Pursuant to the Further Amendments, MAS Holdings and NAIP were added as borrowers under the Second Amended and Restated Credit Agreement, certain foreign subsidiaries of the Borrowers, MAS Holdings and NAIP became guarantors under the Second Amended and Restated Credit Agreement, and in connection therewith, pledged certain additional collateral to secure the obligations incurred under the Euro Tranche Term Loans and/or other loans incurred under the facility.

Our credit facilities contain various covenants, including limitations on additional indebtedness, dividends and other distributions, entry into new lines of business, use of loan proceeds, capital expenditures, restricted payments, restrictions on liens, transactions with affiliates, amendments to organizational documents, accounting changes, sale and leaseback transactions and dispositions.  In addition, the revolving credit facility requires us to comply with certain financial covenants, including consolidated leverage and interest coverage ratios and limitations on capital expenditures if funding under the revolving credit facility exceeds 25% of the commitments at the end of any fiscal quarter ($43.8 million as of December 31, 2014.)  As of December 31, 2014, the Company was in compliance with the debt covenants contained in our credit facilities.

On October 20, 2014, Platform entered into a the Debt Commitment Letter with Barclays Bank PLC, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Nomura Corporate Funding Americas, LLC, Nomura Securities International, LLC, UBS AG, Stamford Branch and UBS Securities LLC for (i) a $1.6 billion Term Facility to be incurred under the Second Amended and Restated Credit Agreement and (ii) senior unsecured bridge loans in an aggregate principal amount of $750 million for the purposes of financing the Arysta Acquisition and the fees and expenses in connection therewith, on the terms and subject to the conditions set forth in the Debt Commitment Letter.  The lenders’ obligation to provide the Facilities was subject to a number of customary conditions precedents.  Furthermore, Platform was under no obligation to borrow under the Facilities and, in connection with the proposed Arysta Acquisition, anticipated seeking a number of alternative financings for the proposed Arysta Acquisition in lieu of such financings, including, but not limited to, equity offerings (including the Proposed Public Offering), debt offerings and other borrowings under the Second Amended and Restated Credit Agreement.

In June 2013, MacDermid had entered into a $360 million second lien facility that was repaid in connection with the MacDermid Acquisition.

Senior Subordinated Notes

On April 12, 2007, MacDermid issued $350.0 million of senior subordinated notes with a fixed interest rate of 9.50% at par. The senior subordinated notes were called and retired in the Predecessor 2013 Period.

Contractual Obligations and Commitments

We own most of our major manufacturing facilities, but we do lease certain office, manufacturing factories and warehouse space and land, as well as other equipment primarily under non-cancelable operating leases.

Summarized in the table below are our obligations and commitments as of December 31, 2014:

	Payment Due by Period
(amounts in millions)	2015	2016	2017	2018	2019	2020 and Thereafter	Total
Long-term debt (1)	$15.1	$15.0	$14.7	$14.6	$14.5	$1,342.0	$1,415.9
Operating leases (2)	9.3	6.3	4.4	3.5	3.4	15.5	42.4
Interest payments (3)	63.6	63.3	62.5	62.3	61.3	29.5	342.5
Long term contingent consideration (4)	—	—	—	—	—	100.0	100.0
Other long term obligations (5)	21.5	21.5	21.5	38.7	—	—	103.2
Total cash contractual obligations	$109.5	$106.1	$103.1	$119.1	$79.2	$1,487.0	$2,004.0

(1)	Reflects the principal payments on the Credit Facilities.

(2)	Amounts are net of sublease income on operating leases.

(3)	Amounts are based on currently applicable interest rates in the case of variable interest rate debt.

(4)	Reflects the expected payout of 100% of the contingent purchase price relating to the MacDermid Acquisition in December 2021.

(5)	Other long term obligations include asset retirement obligations and amounts committed under legally enforceable supply agreements.

To the extent we can reliably determine when payments will occur pertaining to unrecognized tax benefit liabilities, the related amount will be included in the table above.  However, due to the high degree of uncertainty regarding the timing of potential future cash flows associated with the $27.7 million of such liabilities at December 31, 2014, we are unable to make a reliable estimate of when (if at all) amounts may be paid to the respective taxing authorities.

Off-Balance Sheet Transactions

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, to finance our business.  None of these arrangements has or is reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Significant Accounting Policies and Critical Estimates

Our significant accounting policies are more fully described in Note 1 to the audited consolidated financial statements.  As disclosed in Note 1, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that impact the reported amounts and accompanying disclosures.  Such decisions include the selection of the appropriate accounting principles to be applied and assumptions upon which accounting estimates are based.  We apply judgment based on our understanding and analysis of the relevant circumstances to reach these decisions.  By their nature, these judgments are subject to an inherent degree of uncertainty.  Accordingly, actual results could differ significantly from the estimates applied.

Those areas requiring the greatest degree of management judgment or deemed most critical to our financial reporting involve:

Stock-based Compensation

We expense employee stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards and forfeiture rates, if any.  Compensation cost is determined using the Black-Scholes option pricing model to estimate the fair value of the awards at the grant date.  A corresponding increase to stockholders’ equity is recorded equal to the amount of the compensation expense charge.  The assumptions used in calculating the fair value of stock-based awards represent our best estimates and involve inherent uncertainties and the application of judgment.  The amount of the compensation expense is based on the estimated fair value of the awards of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Revenue Recognition

The Company recognizes revenue, including freight charged to customers, net of applicable rebates, estimates for sales returns and allowances and discounts, when the earnings process is complete.  This occurs when products are shipped to or received by the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectability is probable and pricing is fixed or determinable.  Shipping terms are customarily “FOB shipping point” and do not include right of inspection or acceptance provisions.  Equipment sales arrangements may include right of inspection or acceptance provisions, in which case revenue is deferred until these provisions are satisfied.

Earnings (Loss) per Share

Basic earnings (loss) per share of common stock excludes dilution and is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period.  Diluted earnings (loss) per ordinary share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares or resulted in the issuance of ordinary shares that then shared in the earnings of the entity.  Since we have only incurred losses, basic and diluted losses per share are the same.
Fair Value Measurement

We record cash equivalents at fair value.  ASC Topic 820, “Fair Value Measurements and Disclosures,” establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and our own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2—Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in non-active markets; and model derived valuations whose inputs or significant valuation drivers are observable.

Level 3—significant inputs of the valuation model are unobservable and/or reflect our own market assumptions.

We used Level 1 fair value hierarchy assumptions to measure the fair value of all of our cash and cash equivalents as of December 31, 2014.

Goodwill

Goodwill is tested for impairment at the reporting unit level annually, or when events or changes in circumstances indicate that goodwill might be impaired, in accordance with ASC 350-20 “Intangibles—Goodwill and Other”.  Our reporting units are determined based upon our organizational structure in place at that date of the goodwill impairment test.  For goodwill, a two-step impairment test is performed at the reporting unit level.  In the first step of impairment testing, the fair value of each reporting unit is compared to its carrying value.  The fair value of each reporting unit is determined based on the present value of discounted future cash flows.  Excluding certain nonrecurring charges, the discounted cash flows are prepared based upon cash flows at the reporting unit level for the twelve months ended preceding the date of impairment testing.  The cash flow model utilized in the goodwill impairment test involves significant judgments related to future growth rates, discount rates and tax rates, among other considerations.  If the fair value of a reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and no further testing is required.  If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, the second step of the impairment test is performed to determine the implied fair value of the reporting unit’s goodwill.  If the carrying value of the reporting unit’s goodwill exceeds its implied fair value, an impairment charge is recorded equal to the difference.  Platform performed its annual goodwill assessment on October 1, and no goodwill impairment charges were recorded for the year ended December 31, 2014.

However, in performing the first step of the goodwill impairment test for the year ended December 31, 2014, the excess of the fair value of the Offshore and ASF Americas reporting units over their carrying values were 7.6% and 11.1% respectively.  Goodwill assigned to the Offshore and ASF Americas reporting units totaled $364 million and $78.3 million, respectively.

We determine the fair value of these reporting units as follows:

•
Valuation Techniques - we use discounted cash flow analyses, which require assumptions about short and long-term net cash flows, growth rates, as well as discount rates.  Additionally, we consider guideline company and guideline transaction information, where available, to aid in the valuation of the reporting units.

•
Growth Assumptions - Multi-year financial forecasts are developed for each reporting unit by considering several key business drivers such as new business initiatives, client service and retention standards, market share changes, historical performance, and industry and economic trends, among other considerations.  The annual revenue growth rates used in the initial seven year period range from (0.7%) to 9% for Offshore and 2.3% to 5.9% for ASF Americas.  The long-term growth rates used in determining the terminal value of the Offshore and ASF Americas reporting units were estimated at 3.5% and 3.0%, respectively based on management's assessment of the minimum expected terminal growth rate of each reporting unit, as well as broader economic considerations such as gross domestic product and inflation.

•
Discount Rate Assumptions - Discount rates are estimated based on a Weighted Average Cost of Capital, or WACC.  The WACC combines the required return on equity, based on a Modified Capital Asset Pricing Model, which considers the risk-free interest rate, market risk premium, beta, small stock risk premium and a company specific risk premium, with the cost of debt, based on BBB rated corporate bonds, adjusted using an income tax factor.  The calculation resulted in a WACC rate of 10.5% for both offshore and ASF Americas.

•
Estimated Fair Value and Sensitivities - The estimated fair value of each reporting unit is derived from the valuation techniques described above.  The estimated fair value of each reporting unit is analyzed in relation to numerous market and historical factors, including current economic and market conditions, company-specific growth opportunities, and guideline company information.

The estimated fair value of the reporting unit is highly sensitive to changes in these estimates and assumptions; therefore, in some instances, changes in these assumptions could impact whether the fair value of a reporting unit is greater than its carrying value.  We perform sensitivity analyses around these assumptions in order to assess the reasonableness of the assumptions and the resulting estimated fair values.  Based on the sensitivity analysis performed for the Offshore reporting unit, a 1% decrease it the terminal growth rate or a 1% increase in the WACC rate would have resulted in the carrying value of the net assets to exceed their fair value, making it necessary to proceed to the second step of the impairment test.  For ASF Americas, a 1% decrease it the terminal growth rate does not result in the carrying value exceeding their fair value, however, a 1% increase in the WACC rate would have resulted in the carrying value of the net assets to exceed their fair value, making it necessary to proceed to the second step of the impairment test.  Ultimately, if any of these assumptions do not materialize in a manner consistent with the Company’s expectations, including discounts rates, annual revenue growth rates and terminal growth rates, there is risk of impairment to recorded goodwill.

For the Predecessor, annual impairment testing related to goodwill was performed on April 1, 2013 and 2012, respectively, and no reporting units had lower estimated fair values than carrying values in the first step of goodwill impairment evaluation; therefore, no further testing was performed and no goodwill impairment charges were recorded

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets (including our tradenames) are reviewed for potential impairment on an annual basis when events or circumstances indicate that these indefinite-lived intangible assets may be impaired by comparing the estimated fair value of the indefinite-lived purchased intangible assets to the carrying value.  An impairment charge is recognized when the estimated fair value of an indefinite-lived intangible asset is less than the carrying value.  We use the “relief from royalty” method to test trade name intangible assets for impairment.  The primary assumptions in these calculations are our net sales projections, growth rates and the WACC, that we apply to determine the present value of these cash flows.  The WACC combines the required return on equity, based on a Modified Capital Asset Pricing Model, which considers the risk-free interest rate, market risk premium, beta, small stock risk premium and a company specific risk premium, with the cost of debt, based on BBB rates corporate bonds, adjusted using an income tax factor.  We then apply a royalty rate to the projected net sales.  The royalty rate is based on market royalty rates and royalties we pay to outside parties.  The resulting royalty savings are reduced by income taxes resulting from the annual royalty savings at a market participant corporate income tax rate to arrive at the after-tax royalty savings associated with owning the trade names.  Finally, the present value of the estimated annual after-tax royalty savings for each year is used to estimate the fair value of the trade names.  Assumptions concerning net sales are impacted by global and local economic conditions in the various markets we serve as well as uncertainties related to sales growth, economic growth, future product development and cost estimates.

Long-Lived Assets Including Finite-Lived Intangible Assets

Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, which currently range from eight to 30 years for customer lists,  seven to 14 years for developed technology, one to five years for non-compete agreements and five to 20 years for tradenames.  If circumstances require a long-lived asset group to be tested for possible impairment, we first determine whether the estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset.  When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, based on comparable market values.
Income Taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement bases and the tax bases of assets, liabilities, net operating losses and tax credit carry-forwards. A valuation allowance is required to berecognized to reduce the recorded deferred tax asset to the amount that will more likely than not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income by jurisdiction during the periods in which those temporary differences become deductible or when carry-forwards can be utilized.  We consider the scheduled reversal of deferred tax liabilities, projected future taxable and tax planning strategies in this assessment.  If these estimates and related assumptions change in the future, we may be required to record additional valuation allowances against our deferred tax assets resulting in additional income tax expense.  Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences and loss carryforwards are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

As a result of the Arysta Acquisition, the foreign tax credit carryover of $27.2 million currently recognized will no longer be realized.  It is more likely than not that a valuation allowance of $27.2 million will be raised in the first quarter of 2015.

We are subject to income taxes in the U.S. and numerous foreign jurisdictions.  Significant judgment is required in evaluating its uncertain tax positions and determining its provision for income taxes.  The first step in evaluating the tax position for recognition is to determine the amount of evidence that supports a favorable conclusion for the tax position upon audit.  In order to recognize the tax position, we must determine whether it is more likely than not that the position is sustainable. The final requirement is to measure the tax benefit as the largest amount that has a more than 50% chance of being realized upon final settlement.

The Company accrues for non-income tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

Employee Benefits and Pension Obligations

Amounts recognized in our audited consolidated financial statements related to pension and other postretirement benefits are determined from actuarial valuations.  Inherent in such valuations are assumptions including expected return on plan assets, discount rates at which the liabilities could be settled, rates of increase in future compensation levels, mortality rates.  These assumptions are updated annually and are disclosed in Note 7 to our audited consolidated financial statements.  In accordance with

U.S. GAAP, actual results that differ from the assumptions are accumulated in other comprehensive income and amortized over future periods and, therefore, affect expense recognized.

We consider a number of factors in determining and selecting assumptions for the overall expected long-term rate of return on plan assets.  We consider the historical long-term return experience of our assets, the current and expected allocation of our plan assets, and expected long-term rates of return.  We derive these expected long-term rates of return with the assistance of our investment advisors.  We base our expected allocation of plan assets on a diversified portfolio consisting of domestic and international equity securities, fixed income, real estate and alternative asset classes.  The measurement date used to determine pension and other postretirement benefits is December 31, at which time the minimum contribution level for the following year is determined.

With respect to U.S. plans, our investment policies incorporate an asset allocation strategy that emphasizes the long-term growth of capital and acceptable asset volatility as long as it is consistent with the volatility of the relevant market indexes.  The investment policies attempt to achieve a mix of approximately 75% of plan investments for long-term growth and 25% for near-term benefit payments.  We believe this strategy is consistent with the long-term nature of plan liabilities and ultimate cash needs of the plans.  Plan assets consist primarily of corporate bond mutual funds, limited partnership interests, listed stocks and cash.  The corporate bond mutual funds held by the pension plan include primarily corporate bonds from companies from diversified industries located in the U.S.  The listed stocks are investments in large-cap and mid-cap companies located in the U.S.  The assets from the limited partnership investments primarily include listed stocks located in the U.S.  The weighted average asset allocation of the Pension Plan was 25% equity securities and managed equity funds, 58% limited partnership interests, 9% bond mutual fund holdings and 8% cash at December 31, 2014.  ROA assumptions are determined annually based on a review of the asset mix as well as individual ROA performances, benchmarked against indexes such as the S&P 500 Index and the Russell 2000 Index.  In determining an assumed rate of return on plan assets, we consider past performance and economic forecasts for the types of investments held by the Pension Plan.  The asset allocation strategy and ROA assumptions for the non-U.S. plans are determined based on similar set of criteria adapted for local investments, inflation rates and in certain cases specific government requirements.
JOBS Act

As a publicly traded company, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of Sarbanes-Oxley, which requires, beginning with this Annual Report, annual management assessments of the effectiveness of our internal control over financial reporting.  As we no longer qualify as an “emerging growth company” as defined in the JOBS Act, Section 404 will additionally require, commencing with our annual report on Form 10-K for fiscal year 2015, a report by our independent registered public accounting firm that addresses the effectiveness of our internal control over financial reporting.

Recent Accounting Pronouncements

Income Statement – Extraordinary and Unusual Items (Subtopic 225-20) - In January 2015, the FASB issued ASU No. 2015-01, “Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.”  This update eliminates the requirement for entities to identify extraordinary events and transactions, those being both unusual in nature and infrequent in occurrence, and separately classify, present and disclose such items.  The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2015, but entities may apply the guidance retrospectively to all prior periods presented in the financial statements.  The Company does not expect this ASU to have a material impact on its financial statements.

Derivatives and Hedging (Topic 815) - In November 2014, the FASB issued ASU No. 2014-16, “Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force).”  Under current practice, there were predominantly two methods used to evaluate whether the nature of the host contract in a hybrid financial instrument is more akin to debt or equity: one considered all the features including the embedded and the other excluded the embedded derivative in the consideration.  This update eliminates the difference in practice by clarify that the evaluation should be based on all the instrument’s features, including the embedded derivative, and that no single term or feature would necessarily determine the economic characteristics and risks of the host contract.  The guidance is effective for fiscal years and interim periods beginning after December 15, 2015 and is applied in a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of our fiscal year 2016.  The Company is in the process of evaluating the impact of this new ASU.

Compensation – Stock Compensation (Topic 718) - In June 2014, the FASB issued ASU No. 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (a consensus of the FASB Emerging Issues Task Force),”  The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition.  The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2015. The Company does not expect this ASU to have a material impact on its financial statements.

Revenue from Contracts with Customers (Topic 606) - In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” which (1) removes inconsistencies and weaknesses in revenue requirements, (2) provides a more robust framework for addressing revenue issues, (3) improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets, (4) provides more useful information to users of financial statements through improved disclosure requirements, and (5) simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2016. The Company is continuing to evaluate the impact of this new ASU.

Information Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of Platform. Platform may from time to time make written or oral statements that are “forward-looking,” including statements contained in this Annual Report, other filings with the SEC and in reports to its stockholders. Such forward-looking statements include Platform’s adjusted earnings per share, expected or estimated revenue, the outlook for Platform’s markets and the demand for its products, estimated sales, segment earnings, net interest expense, income tax provision, restructuring and other charges, cash flows from operations, consistent profitable growth, free cash flow, future revenues and gross operating and adjusted EBITDA margin improvement requirement and expansion, organic net sales growth, bank debt covenants, the success of new product introductions, growth in costs and expenses, the impact of commodities and currencies and Platform’s ability to manage its risk in these areas, and the impact of acquisitions, divestitures, restructuring and other unusual items, including Platform’s ability to successfully complete as well as integrate and obtain the anticipated results and synergies from its consummated and future acquisitions. These statements are made on the basis of management’s views and assumptions as of the time the statements are made and Platform undertakes no obligation to update these statements. There can be no assurance, however, that its expectations will necessarily come to pass. Significant factors affecting these expectations are set forth in Part I, Item 1A.—Risk Factors of this Annual Report.

Recast Part II: Item 8
Financial Statements and Supplementary Data

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Platform Specialty Products Corporation

In our opinion, the accompanying consolidated balance sheets as of December 31, 2014 and 2013 and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows for the year ended December 31, 2014 and for the period from inception (April 23, 2013) through December 31, 2013 present fairly, in all material respects, the financial position of Platform Specialty Products Corporation and its subsidiaries (Successor) at December 31, 2014 and 2013, and the results of their operations and their cash flows for the year ended December 31, 2014 and for the period from inception (April 23, 2013) through December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule for the year ended December 31, 2014 and for the period from inception (April 23, 2013) through December 31, 2013 listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut
March 30, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to reportable segments described in Note 19 and also impacting Notes 5 and 18, as to which the date is June 16, 2015.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
MacDermid, Incorporated:
We have audited, before the effects of the adjustments to retrospectively apply the change in accounting related to reportable segments described in note 19, the accompanying consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of MacDermid, Incorporated and subsidiaries (“the Company”) for the ten-month period ended October 31, 2013 and the year-ended December 31, 2012. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as of and for the ten-month period ended October 31, 2013 and as of and for the year ended December 31, 2012. These consolidated financial statements before the effects of the adjustments discussed in note 19 are not presented herein. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above, before the effects of the adjustments to retrospectively apply the change in accounting related to reportable segments described in note 19, present fairly, in all material respects, the results of operations and cash flows of MacDermid, Incorporated and subsidiaries for the ten-month period ended October 31, 2013 and the year-ended December 31, 2012 in conformity with U.S. generally accepted accounting principles.
We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting related to reportable segments described in note 19 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by a successor auditor.

/s/ KPMG LLP

Hartford, CT
February 11, 2014

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Year Ended December 31,	Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Year Ended December 31,
	2014	2013	2013	2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Net sales	$843.2	$118.2	$627.7	$731.2
Cost of sales	446.6	82.5	304.9	376.1
Gross profit	396.6	35.7	322.8	355.1
Operating expenses:
Selling, technical, general and administrative	357.9	54.5	207.6	214.6
Non-cash charge related to preferred stock dividend rights	—	172.0	—	—
Research and development	26.2	4.0	19.9	25.1
Restructuring	3.0	0.8	3.6	0.3
Total operating expenses	387.1	231.3	231.1	240.0
Operating profit (loss)	9.5	(195.6)	91.7	115.1
Other (expense) income:
Interest, net	(37.9)	(5.4)	(45.9)	(49.1)
Loss on extinguishment of debt	—	—	(18.8)	—
Other (expense) income, net	(2.5)	(0.4)	(0.5)	5.0
Other expense	(40.4)	(5.8)	(65.2)	(44.1)
(Loss) income before income taxes, non-controlling interests and dividends on preferred shares	(30.9)	(201.4)	26.5	71.0
Income tax benefit (provision)	6.7	5.8	(13.0)	(24.7)
Net (loss) income	(24.2)	(195.6)	13.5	46.3
Net loss (income) attributable to the non-controlling interests	(5.7)	1.4	(0.3)	(0.3)
Net (loss) income attributable to shareholders	(29.9)	(194.2)	13.2	46.0
Accrued stock dividend on Founder's preferred shares	(232.7)	—	—	—
Accrued payment-in-kind dividend on cumulative preferred shares	—	—	(22.4)	(44.6)
Net (loss) income attributable to common shareholders	$(262.6)	$(194.2)	$(9.2)	$1.4
Earnings (loss) per share
Basic	$(1.94)	$(2.10)	n/a	n/a
Diluted	$(1.94)	$(2.10)	n/a	n/a
Weighted average shares outstanding (In millions)
Basic	135.3	92.6	n/a	n/a
Diluted	135.3	92.6	n/a	n/a

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(In millions)

	Year Ended December 31,	Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Year Ended December 31,
	2014	2013	2013	2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Net (loss) income	$(24.2)	$(195.6)	$13.5	$46.3
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments
Foreign currency translation adjustments arising during the period	(121.4)	(0.6)	(6.1)	(5.5)
Pension and post-retirement plans
Net actuarial (loss) gain arising during the period	(25.3)	3.8	28.4	(17.4)
Prior service cost recognized during the year	—	—	—	(0.4)
Net (gain) loss recognized during the year	—	(0.2)	2.0	1.2
Translation adjustment	0.6	—	0.3	(0.7)
	(24.7)	3.6	30.7	(17.3)
Tax benefit (expense)	8.0	(1.8)	(10.1)	5.4
	(16.7)	1.8	20.6	(11.9)
Unrealized gain on available for sale securities
Unrealized holding gain on available for sale securities	—	—	0.2	0.3
	—	—	0.2	0.3
Tax benefit (expense)	—	—	(0.1)	(0.1)
	—	—	0.1	0.2
Derivative financial instrument revaluation
Unrealized hedging (loss) gain arising during the period	(0.2)	0.2	(0.3)	3.0
	(0.2)	0.2	(0.3)	3.0
Tax benefit (expense)	0.1	(0.1)	0.1	(1.1)
	(0.1)	0.1	(0.2)	1.9
Other comprehensive (loss) income, net of tax	(138.2)	1.3	14.4	(15.3)
Comprehensive (loss) income	(162.4)	(194.3)	27.9	31.0
Comprehensive (loss) income attributable to the non-controlling interests	0.7	1.4	(0.3)	(0.3)
Comprehensive (loss) income attributable to shareholders	(163.1)	(195.7)	28.2	31.3
Accrued stock dividend on Founder's preferred shares	(232.7)	—	—	—
Accrued payment-in-kind dividend on cumulative preferred shares	—	—	(22.4)	(44.6)
Comprehensive (loss) income attributable to Common Shareholders	$(395.8)	$(195.7)	$5.8	$(13.3)

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

	December 31,	December 31,
	2014	2013
Assets
Cash & cash equivalents	$397.3	$123.0
Restricted cash	600.0	—
Accounts receivable, net of allowance for doubtful accounts of $9.6 and $10.1 at December 31, 2014 and 2013, respectively	327.3	140.5
Inventories	205.8	89.6
Prepaid expenses & other current assets	48.0	30.4
Total current assets	1,578.4	383.5
Property, plant & equipment, net	175.0	136.2
Goodwill	1,405.3	989.8
Intangible assets, net	1,341.5	720.3
Other assets	57.4	30.4
Total assets	4,557.6	2,260.2
Liabilities & Stockholders' Equity
Accounts payable	106.7	56.2
Accrued salaries, wages and employee benefits	31.3	22.7
Current installments of long-term debt	15.1	8.0
Accrued income taxes payable	16.7	6.7
Accrued acquisition payable	14.3	—
Accrued expenses and other current liabilities	58.5	26.1
Total current liabilities	242.6	119.7
Long-term debt	1,400.8	744.3
Long-term retirement benefits, less current portion	38.8	25.1
Long-term deferred income taxes	202.3	169.8
Long-term contingent consideration	63.9	34.8
Other long-term liabilities	56.6	30.4
Total liabilities	2,005.0	1,124.1
Commitments and contingencies (Note 16)
Redeemable 401(k) plan interest	—	21.0
Stockholders' Equity
Preferred shares (2,000,000 designated as Series A), 5,000,000 shares authorized, 2,000,000 shares issued and outstanding at December 31, 2014 and 2013	—	—
Common shares, 400,000,000 and 200,000,000 shares authorized, 182,066,980 and 103,571,941 shares issued and outstanding at December 31, 2014 and 2013, respectively. 10,050,290 shares declared for stock dividend at December 31, 2014	1.9	—
Additional paid-in capital	2,812.4	1,212.0
Accumulated deficit	(224.1)	(194.2)
Accumulated other comprehensive (loss) income	(130.6)	1.3
Total stockholders equity	2,459.6	1,019.1
Non-controlling interests	93.0	96.0
Total equity	2,552.6	1,115.1
Total liabilities, redeemable 401(k) plan interest and stockholders equity	$4,557.6	$2,260.2

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,	Period from Inception (April 23, 2013) through December 31,	January 1, 2013 through October 31,	Year Ended December 31,
	2014	2013	2013	2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Cash flows from operating activities:
Net (loss) income	$(24.2)	$(195.6)	$13.5	$46.3
Adjustments to reconcile net (loss) income from operations to net cash flows provided by operating activities:
Non-cash charge related to preferred stock dividend rights	—	172.0	—	—
Depreciation and amortization	88.0	12.8	32.8	42.2
Deferred income taxes	(43.2)	(7.5)	(4.8)	(8.4)
Manufacturer's profit in inventory adjustment	35.5	23.9	—	—
Non-cash fair value adjustment to contingent consideration	29.1	(0.7)	—	—
Loss on extinguishment of debt	—	—	18.8	—
Restructuring charges	1.5	0.8	3.6	0.3
Provision for bad debt	1.2	0.3	2.1	1.7
Equity compensation expense	1.3	0.5	9.3	0.2
Other, net	3.2	(0.9)	1.4	(1.7)
Changes in assets & liabilities, net of acquisitions:
Accounts receivable	4.9	6.2	(11.3)	(4.9)
Inventory	11.4	2.1	(4.6)	0.8
Accounts payable	10.9	(0.2)	2.4	3.3
Accrued expenses	(15.7)	(8.7)	3.9	(3.6)
Other assets and liabilities	(5.7)	2.5	(11.1)	(1.0)
Net cash flows provided by operating activities	98.2	7.5	56.0	75.2
Cash flows from investing activities:
Capital expenditures	(18.5)	(2.3)	(8.9)	(13.4)
Proceeds from sale of non-financial assets	0.6	4.4	2.1	0.1
Acquisition of business, net of cash acquired	(1,361.8)	(922.4)	—	(5.1)
Cash restricted to fund acquisition	(600.0)	—	—	—
Purchases of marketable securities	—	(359.9)	—	—
Redemption of marketable securities	—	359.9	—	—
Other, net	(3.0)	—	(1.0)	0.1
Net cash flows used in investing activities	(1,982.7)	(920.3)	(7.8)	(18.3)
Cash flows from financing activities:
Proceeds from issuance of debt, net of discount and fees	678.8	0.2	1,109.5	—
Repayments of borrowings	(9.1)	(2.2)	(732.9)	(26.1)
Repurchase of Series A preferred stock	—	—	(270.2)	—
Advance from Platform Acquisition Holdings Limited	—	—	33.3	—
Proceeds from issuance of preferred stock, net	—	20.0	—	—
Proceeds from issuance of common stock, net	1,512.6	1,019.5	—	—
Payment of accumulated dividends on Series A preferred stock	—	—	(229.8)	—
Payment of financing fees	(13.2)	(1.8)	(13.6)	(0.3)
Other, net	(0.2)	—	(0.6)	(0.8)
Net cash flows provided by (used in) financing activities	2,168.9	1,035.7	(104.3)	(27.2)
Effect of exchange rate changes on cash and cash equivalents	(10.1)	0.1	(0.2)	0.2
Net increase (decrease) in cash and cash equivalents	274.3	123.0	(56.3)	29.9
Cash and cash equivalents at beginning of period	123.0	—	143.4	113.5
Cash and cash equivalents at end of period	$397.3	$123.0	$87.1	$143.4
Supplemental disclosure information:
Cash paid for interest	$36.3	$5.1	$50.0	$45.2
Cash paid for income taxes	$27.5	$2.9	$21.8	$27.1
Non-cash investing activities:
Unpaid capital expenditures included in accounts payable and accrued expenses	$2.4	$—	$—	$—
Non-cash financing activities:
Cash paid by Platform Acquisition Holdings, Ltd for interest	$—	$—	$5.0	$—
See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(In millions, except share and per share amounts)

Predecessor
	Series A Preferred Shares	Series B Preferred Shares	Common Shares	Additional Paid-In Capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Treasury Shares	Total Stockholder Equity	Non-controlling interest	Total equity (deficit)
Balance at December 31, 2011	$480.5	$—	$50.0	$2.2	$(274.5)	$(15.0)	$(1.0)	$242.2	$(0.4)	$241.8
Net income	—	—	—	—	46.0	—	—	46.0	0.3	46.3
Other comprehensive income (loss) net of taxes	—	—	—	—	—	(15.3)	—	(15.3)	—	(15.3)
Equity compensation	—	—	—	0.2	—	—	—	0.2	—	0.2
Accrual of paid in kind dividend on cumulative preferred shares	44.5	—	—	—	(44.6)	—	—	(0.1)	—	(0.1)
Shares repurchased	—	—	—	—	—	—	(0.2)	(0.2)	—	(0.2)
Dividend paid to non-controlling interest partner	—	—	—	—	—	—	—	—	(0.6)	(0.6)
Assignment of value for non controlling interest in business acquisition	—	—	—	—	—	—	—	—	0.4	0.4
Balance at December 31, 2012	525.0	—	50.0	2.4	(273.1)	(30.3)	(1.2)	272.8	(0.3)	272.5
Net income	—	—	—	—	13.2	—	—	13.2	0.3	13.5
Other comprehensive income (loss) net of taxes	—	—	—	—	—	14.4	—	14.4	—	14.4
Equity compensation	—	—	—	0.2	—	—	—	0.2	—	0.2
Accrual of paid in kind dividend on cumulative preferred shares	20.8	1.6	—	—	(22.4)	—	—	—	—	—
Shares repurchased	(500.0)		—	—	—	—	—	(500.0)	—	(500.0)
Shares exchanged	(45.0)	45.0	—	—	—	—	—	—	—	—
Shares canceled	(0.8)	—	(0.4)	—	—	—	1.2	—	—	—
Dividend paid to non-controlling interest partner	—	—	—	—	—	—	—	—	(0.6)	(0.6)
Balance at October 31, 2013	$—	$46.6	$49.6	$2.6	$(282.3)	$(15.9)	$—	$(199.4)	$(0.6)	$(200.0)

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (continued)
(In millions, except share and per share amounts)

Successor
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total Stockholders' Equity	Non-controlling interest	Total equity
	Shares	Amount	Shares	Amount
Total stockholders' equity as of April 23, 2013 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—	$—
Net loss	—	—	—	—	—	(194.2)	—	(194.2)	(1.4)	(195.6)
Other comprehensive income net of taxes	—	—	—	—	—	—	1.3	1.3	—	1.3
Issuance of preferred shares @ $10.00 per share on April 25, 2013	2	—	—	—	—	—	—	—	—	—
Issuance of preferred shares @ $10.00 per share with matching warrants on May 22, 2013 along with 2 matching warrants matching with previously issued preferred shares	1,999,998	—	—	—	20.0	—	—	20.0	—	20.0
Issuance of common shares @ $10.00 per share with matching warrants on May 22, 2013	—	—	88,529,500	—	885.0	—	—	885.0	—	885.0
Equity offering cost	—	—	—	—	(24.1)	—	—	(24.1)	—	(24.1)
Equity compensation	—	—	—	—	0.5	—	—	0.5	—	0.5
Exercise of warrants for common shares @ $10.50 per share on October 30, 2013	—	—	13,071,199	—	137.2	—	—	137.2	—	137.2
Preferred stock dividend rights	—	—	—	—	172.0	—	—	172.0	—	172.0
Exercise of warrants for common shares @ $10.50 on November 13, 2013	—	—	391,081	—	4.1	—	—	4.1	—	4.1
Issuance of common shares @ $10.50 per share on November 13, 2013	—	—	761,904	—	8.0	—	—	8.0	—	8.0
Exchange of warrants for common shares @ $11.50 per share on November 20, 2013	—	—	466,666	—	5.4	—	—	5.4	—	5.4
Issuance of common shares @ $11.00 per share on December 23, 2013	—	—	351,591	—	3.9	—	—	3.9	—	3.9
Assignment of value for non controlling interest in business acquisition	—	—	—	—	—	—	—	—	97.4	97.4
Balance at December 31, 2013	2,000,000	$—	103,571,941	$—	$1,212.0	$(194.2)	$1.3	$1,019.1	$96.0	$1,115.1

See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (continued)
(In millions, except share and per share amounts)

Successor
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total Stockholders' Equity	Non-controlling interest	Total equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2013	2,000,000	$—	103,571,941	$—	$1,212.0	$(194.2)	$1.3	$1,019.1	$96.0	$1,115.1
Net loss	—	—	—	—	—	(29.9)	—	(29.9)	5.7	(24.2)
Other comprehensive loss net of taxes	—	—	—	—	—	—	(131.9)	(131.9)	(6.4)	(138.3)
Impact of Domestication	—	—	—	1.0	(1.0)	—	—	—	—	—
Issuance of common shares @ $11.00 per share on January 5, 2014	—	—	3,959	—	—	—	—	—	—	—
Issuance of common shares to Directors on July 31, 2014	—	—	9,242	—	—	—	—	—	—	—
Issuance of common shares from Employee Stock Purchase Plan	—	—	11,139	—	0.2	—	—	0.2	—	0.2
Exercise of warrants for common shares @ $11.50 per share	—	—	16,244,694	0.2	186.7	—	—	186.9	—	186.9
Issuance of common shares at $19.00 per share in connection with Private Placement Offering on May 20, 2014	—	—	15,800,000	0.2	300.0	—	—	300.2	—	300.2
Issuance costs in connection with Private Placement Offering on May 20, 2014	—	—	—	—	(13.8)	—	—	(13.8)	—	(13.8)
Issuance of common shares at $11.00 per share in connection with 401(k) Exchange Agreement	—	—	1,670,386	—	18.4	—	—	18.4	—	18.4
Issuance of common shares at $25.59 per share in connection with Private Placement Offering on October 8, 2014	—	—	16,060,960	0.2	410.8	—	—	411.0	—	411.0
Issuance costs in connection with Private Placement Offering on October 8, 2014	—	—	—	—	(0.3)	—	—	(0.3)	—	(0.3)
Issuance of common shares in connection with Agriphar Acquisition	—	—	711,551	—	16.6	—	—	16.6	—	16.6
Issuance of common shares in connection with Chemtura Acquisition	—	—	2,000,000	—	52.0	—	—	52.0	—	52.0
Issuance of common shares at $25.59 per share on November 6, 2014	—	—	9,404,064		240.6	—	—	240.6	—	240.6
Issuance of common shares at $24.50 per share in connection with Public Offering on November 17, 2014	—	—	16,445,000	0.2	402.7	—	—	402.9	—	402.9
Issuance costs in connection with Public Offering on November 17, 2014	—	—	—	—	(15.1)	—	—	(15.1)	—	(15.1)
Declaration of stock dividend on Founders' preferred shares	—	—	—	0.1	(0.1)	—	—	—	—	—
Recovery of short swing profits, net	—	—	—	—	0.5	—	—	0.5	—	0.5
Equity compensation expense	—	—	—	—	0.7	—	—	0.7	—	0.7
Conversion of PDH non-controlling interest to common shares	—	—	134,044	—	1.5	—	—	1.5	(1.5)	—
Distribution to non-controlling interest	—	—	—	—	—	—	—	—	(0.8)	(0.8)
Balance at December 31, 2014	2,000,000	$—	182,066,980	$1.9	$2,812.4	$(224.1)	$(130.6)	$2,459.6	$93.0	$2,552.6

 See accompanying notes to consolidated financial statements

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of the Company – Platform Specialty Products Corporation (formerly named “Platform Acquisition Holdings Limited”) is a global, diversified producer of high-technology specialty chemical products and provider of technical services.  Platform was originally incorporated with limited liability under the laws of the British Virgin Islands under the BVI Companies Act on April 23, 2013.  Until the MacDermid Acquisition on October 31, 2013, Platform had neither engaged in any operations nor generated any income.  As such, the Company was considered to be in the development stage as defined in FASB Accounting Standards Codification 915, or FASB ASC 915, “Development Stage Entities,” and was subject to the risks associated with activities of development stage companies.  The Company selected December 31 as its fiscal year end.  All activity through October 31, 2013 was related to the Company’s formation, Initial Public Offering and identification and investigation of prospective target businesses with which to consummate an initial business combination.

On October 31, 2013, we completed the MacDermid Acquisition pursuant to which we indirectly acquired substantially all of the equity of MacDermid Holdings, which, at the time, owned approximately 97% of MacDermid.  As a result, we became a holding company for the MacDermid business.  We acquired the remaining 3% of MacDermid on March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between us and the fiduciaries of the 401K Plan.  Concurrently with the closing of the MacDermid Acquisition, we changed our name to “Platform Specialty Products Corporation.”  On January 22, 2014, we completed our Domestication and on January 23, 2014, our common stock, par value $0.01 per share, began trading on the NYSE under the ticker symbol “PAH.”

Business Description – Our business involves the formulation of a broad range of specialty chemicals, created by blending raw materials, through multi-step technological processes or formulating AIs into final agricultural products, which can be easily and safely used by growers in the fields. These specialty chemicals are sold into multiple industries including agrochemical, electronics, graphic arts, metal and plastic plating, and offshore oil production and drilling industries.  We refer to our products as “dynamic chemistries” due to their intricate chemical compositions.  We deliver our products to our customers through our sales and service workforce, regional distributors, as well as manufacturing representatives.  The financial statements and information included herein represent Platform as of December 31, 2014 and 2013 and for the year ended December 31, 2014 and the period from April 23, 2013 (inception) through December 31, 2013, and MacDermid for the ten month period ended October 31, 2013 and the year ended December 31, 2012, which was prior to the consummation of the MacDermid Acquisition.

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of the Successor or the Predecessor, as applicable, and all of its majority-owned domestic and foreign subsidiaries.  All intercompany accounts and transactions were eliminated in consolidation.

Use of Estimates – In preparing the consolidated financial statements in conformity with U.S. GAAP, company management must undertake decisions that impact the reported amounts and related disclosures.  Such decisions include the selection of the appropriate accounting principles to be applied and assumptions upon which accounting estimates are based.  The Company applies judgment based on its understanding and analysis of the relevant circumstances to reach these decisions.  By their nature, these judgments are subject to an inherent degree of uncertainty.  Accordingly, actual results could differ significantly from the estimates applied.  Significant items subject to such estimates and assumptions include: the useful lives of fixed assets, allowances for doubtful accounts and sales returns, deferred tax asset valuation allowances, inventory valuation, stock-based compensation, liabilities for employee benefit obligations, environmental liabilities, income tax uncertainties, valuation of goodwill, acquisition-related contingent consideration, as discussed in Note 2 below, and other contingencies.

Cash and Cash Equivalents – The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

The Company is required to maintain cash deposits with certain banks with respect to contractual obligations related to our acquisition activity.  As of December 31, 2014, $600 million of cash was restricted related to the Arysta Acquisition.  As of December 31, 2013, the Company was not required to maintain any restricted cash deposits.

Credit Risk Management – The Company’s products are sold primarily to customers in the agricultural, automotive, oil, electronic and printing industries.  We are exposed to certain collection risks which are subject to a variety of factors, including economic and technological change within these industries.  As is common industry practice, the Company generally does not require collateral or other security as a condition of sale, rather relying on credit approval, balance limitation and monitoring

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

procedures to control credit risk on trade accounts receivable.  The Company establishes reserves against estimated uncollectible amounts based on historical experience and specific knowledge regarding customers’ ability to pay.

Derivatives – The Company operates internationally, with manufacturing and sales facilities in various locations around the world, and uses certain financial instruments to manage its foreign currency exposures.  To qualify a derivative as a hedge at inception and throughout the hedge period, the Company formally documents the nature and relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategies for undertaking various hedge transactions, and the method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction are specifically identified, and the likelihood of each forecasted transactions of occurring is deemed probable.  If it is determined that the forecasted transaction will not occur, the gain or loss is recognized in current earnings.  Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.  The Company does not engage in trading or other speculative use of financial instruments.

The Company has used and may use forward contracts and options to mitigate its exposure to changes in foreign currency exchange rates on third party and intercompany forecasted transactions.  If hedge accounting is applied, the effective portion of unrealized gains and losses associated with forward contracts and the intrinsic value of option contracts are deferred as a component of other comprehensive income until the underlying hedged transactions are reported in the Company’s Consolidated Statements of Operations.

The Company has also used and may use contracts and options to mitigate its exposure in the precious metals markets.  Such contracts are designated as Normal Purchases, the effects of which are not deferred as components of other comprehensive income.

Inventories – Inventories are stated at the lower of cost or market with cost being determined principally by the first-in/first-out method.  The Company regularly reviews inventories for obsolescence and excess quantities and calculates a reserve based on historical write-offs, customer demand, product evolution, usage rates and quantities of stock on hand.  Inventory in excess of estimated usage requirements is written down to its estimated net realizable value.

Property, Plant and Equipment – Property, plant and equipment are stated at cost less accumulated depreciation.  Equipment under capital lease arrangements is stated at the net present value of minimum lease payments.  The Company records depreciation on a straight-line basis over the estimated useful life of each asset.  Estimated useful lives by asset class are as follows:

Buildings and building improvements (years) -	5	to	20
Machinery, equipment and fixtures (years) -	3	to	15
Computer hardware and software (years) -	3	to	5
Leasehold improvements -	Lesser of useful life or lease life

Maintenance and repair costs are charged directly to expense; renewals and betterments which significantly extend the useful life of the asset are capitalized.  Costs and accumulated depreciation on assets retired or disposed of are removed from the accounts and any resulting gains or losses are recorded to earnings in the period of disposal.

Goodwill and Indefinite-Lived Purchased Intangible Assets – Goodwill represents the excess of the acquisition cost over the fair value of the identifiable net assets of an acquired business.  The Company does not amortize goodwill and other intangible assets that have indefinite useful lives; rather, goodwill and other intangible assets with indefinite lives are tested for impairment.  Goodwill is tested for impairment at the reporting unit level annually, or when events or changes in circumstances indicate that goodwill might be impaired in accordance with ASC 350-20 “Intangibles—Goodwill and Other”.  MacDermid’s annual test for goodwill impairment was historically performed as of April 1.  Our annual impairment testing date for goodwill is October 1.

A two-step impairment test is performed at the reporting unit level.  In the first step of impairment testing, the fair value of each reporting unit is compared to its carrying value.  The fair value of each reporting unit is determined using the income approach based on the present value of discounted future cash flows of those units using the twelve months ended preceding the date of impairment testing.  The cash flows utilized in goodwill impairment testing differ from actual consolidated cash flows due to exclusion of non-recurring charges.  The cash flow model utilized in the goodwill impairment test involves significant judgments related to future growth rates, working capital needs, discount rates and tax rates, among other considerations.  The Company

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

relies on data developed by business unit management as well as macroeconomic data in making these calculations.  The discounted cash flow model utilizes a risk adjusted weighted average cost of capital to discount estimated future cash flows.  Changes in these estimates can impact the present value of the expected cash flow that is used in determining the fair value of a given reporting unit.  If the fair value of a reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and no further testing is required.  If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, the second step of the impairment test is performed to determine the implied fair value of the reporting unit’s goodwill.  The implied fair value of goodwill is determined by measuring the excess of the estimated fair value of the reporting unit over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination.  If the carrying value of the reporting unit’s goodwill exceeds its implied fair value, an impairment charge is recorded equal to the difference.  Platform performed its annual goodwill assessment on October 1, and no goodwill impairment charges were recorded for the year ended December 31, 2014.

However, in performing the first step of the goodwill impairment test for the year ended December 31, 2014, the excess of the fair value of the Offshore and ASF Americas reporting units over their carrying values were 7.6% and 11.1% respectively.  Goodwill assigned to the Offshore and ASF Americas reporting units totaled $364 million and $78.3 million, respectively.  We determine the fair value of these reporting units as follows:

•
Valuation Techniques - we use discounted cash flow analyses, which require assumptions about short and long-term net cash flows, growth rates, as well as discount rates.  Additionally, we consider guideline company and guideline transaction information, where available, to aid in the valuation of the reporting units.

•
Growth Assumptions - Multi-year financial forecasts are developed for each reporting unit by considering several key business drivers such as new business initiatives, client service and retention standards, market share changes, historical performance, and industry and economic trends, among other considerations.  The annual revenue growth rates used in the initial sevenyear period range from (0.7)% to 9% for Offshore and 2.3% to 5.9% for ASF Americas.  The long-term growth rates used in determining the terminal value of the Offshore and ASF Americas reporting units were estimated at 3.5% and 3.0%, respectively based on management's assessment of the minimum expected terminal growth rate of each reporting unit, as well as broader economic considerations such as gross domestic product and inflation.

•
Discount Rate Assumptions - Discount rates are estimated based on a Weighted Average Cost of Capital, or WACC.  The WACC combines the required return on equity, based on a Modified Capital Asset Pricing Model, which considers the risk-free interest rate, market risk premium, beta, small stock risk premium and a company specific risk premium, with the cost of debt, based on BBB rated corporate bonds, adjusted using an income tax factor.  The calculation resulted in a WACC rate of 10.5% for both offshore and ASF Americas.

•
Estimated Fair Value and Sensitivities - The estimated fair value of each reporting unit is derived from the valuation techniques described above.  The estimated fair value of each reporting unit is analyzed in relation to numerous market and historical factors, including current economic and market conditions, company-specific growth opportunities, and guideline company information.

The estimated fair value of the reporting unit is highly sensitive to changes in these estimates and assumptions; therefore, in some instances, changes in these assumptions could impact whether the fair value of a reporting unit is greater than its carrying value.  We perform sensitivity analyses around these assumptions in order to assess the reasonableness of the assumptions and the resulting estimated fair values.  Based on the sensitivity analysis performed for the Offshore reporting unit, a 1% decrease it the terminal growth rate or a 1% increase in the WACC rate would have resulted in the carrying value of the net assets to exceed their fair value, making it necessary to proceed to the second step of the impairment test.  For ASF Americas, a 1% decrease it the terminal growth rate does not result in the carrying value exceeding their fair value, however, a 1% increase in the WACC rate would have resulted in the carrying value of the net assets to exceed their fair value, making it necessary to proceed to the second step of the impairment test.  Ultimately, if any of these assumptions do not materialize in a manner consistent with the Company’s expectations, including discounts rates, annual revenue growth rates and terminal growth rates, there is risk of impairment to recorded goodwill.

Indefinite-lived intangible assets consist of certain tradenames which are reviewed for potential impairment on an annual basis, or when events or changes in circumstances indicate that indefinite-lived intangible assets might be impaired.  MacDermid’s annual test for indefinite-lived intangible assets impairment was historically performed as of April 1.  Our annual impairment testing date for indefinite-lived intangible assets is October 1.  Indefinite-lived intangible assets are reviewed for impairment by comparing the estimated fair value of the indefinite-lived intangible assets to the carrying value.  The estimated fair value of these

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

intangible assets is determined using the “relief from royalty” approach.  An impairment loss is recognized when the estimated fair value of an indefinite-lived intangible asset is less than the carrying value.

Finite-Lived Intangible Assets – Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives, which currently range from eight to 30 years for customer lists,  five to 14 years for developed technology, five to 20 years for tradenames and one to 5 years for non-compete agreements.  The Company evaluates long-lived assets, such as property, plant and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable.  If circumstances require a long-lived asset group to be tested for possible impairment, the Company first determines if the estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset.  When an impairment is identified, the carrying amount of the asset is reduced to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values.

Asset Retirement Obligations – The Company records the fair value of legal obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred, if a reasonable estimate of fair value can be made.  Upon initial recognition of a liability, the Company capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset.  Over time, the liability is increased for changes in its present value as accretion through interest expense and the capitalized cost is depreciated over the useful life of the related asset.

Employee Benefits – The Company sponsors a variety of employee benefit programs, some of which are non-contributory.  The accounting policies used to account for these plans are as follows:

Retirement – The Company provides non-contributory defined benefit plans to domestic and certain foreign employees.  The projected unit credit actuarial method is used for financial reporting purposes.  The Company recognizes the funded status; the difference between the fair value of the plan assets and the projected benefit obligation (pension plans) or the accumulated postretirement benefit obligation (other postretirement plan) in its Consolidated Balance Sheets. The Company’s funding policy for qualified plans is consistent with federal or other local regulations and customarily equals the amount deductible for federal and local income tax purposes.  Foreign subsidiaries contribute to other plans, which may be administered privately or by government agencies in accordance with local regulations.

Effective January 1, 2014, the Company also provides benefits under the Platform Specialty Products Corporation Employee Savings & 401(k) Plan, or PSP 401(k) Plan, for substantially all domestic employees, which consists of two components: a profit-sharing/ non-elective component funded by the Company as well as a defined contribution 401(k) component.  Under the discretionary profit sharing and/or non-elective component, the Company made a non-elective contribution to the MacDermid, Incorporated Employee Savings and 401(k) Plan of $1.4 million during the first quarter of 2015 for the year ended December 31, 2014.  Under the 401(k) component, on a yearly basis, the Company may determine to make contributions that match some or all of the participants’ contributions and contributed $0.7 million to the plan in 2014.

The Predecessor also provided a defined contribution 401K Plan (401(a), (k) and 501(a)) for substantially all domestic employees, with the ability to make discretionary contributions to the 401K Plan.  Effective with the MacDermid Acquisition on October 31, 2013, this 401K Plan was terminated.  There were no such discretionary contributions made for the Predecessor 2013 and 2012 Periods.

Post-retirement – The Company currently accrues for post-retirement health care benefits for U.S. employees hired prior to April 1, 1997.  The post-retirement health care plan is unfunded.

Financial Instruments – The Company’s financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, investments, accounts payable, contingent consideration and current and long-term debt.  The Company believes that the carrying value of the cash and cash equivalents, restricted cash, accounts receivable and accounts payable are representative of their respective fair values because of the short maturities of these instruments.  Available for sale equity investments are carried at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive (loss) income.  See Note 11 for the fair value of the Company’s financial instruments.

Foreign Currency Translation – Primarily all of the Company’s foreign subsidiaries use their local currency as their functional currency.  The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. Dollars using foreign currency exchange rates prevailing as of the balance sheet dates.  Revenue and expense accounts are translated at weighted-average

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

foreign currency exchange rates for the periods presented.  Cumulative currency translation adjustments are included in other comprehensive income (loss) in the stockholders’ equity section of the Consolidated Balance Sheets.  Net gains and losses from transactions denominated in a currency other than the functional currency of the entity are included in Other (expense) income in the Consolidated Statements of Operations.

Revenue Recognition – The Company recognizes revenue, including freight charged to customers, net of applicable rebates, estimates for sales returns and allowances and discounts, when the earnings process is complete.  This occurs when products are shipped to or received by the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectability is probable and pricing is fixed or determinable.  Shipping terms are customarily “FOB shipping point” and do not include right of inspection or acceptance provisions.  Equipment sales arrangements may include right of inspection or acceptance provisions, in which case revenue is deferred until these provisions are satisfied.

Cost of Sales – Cost of sales consists primarily of raw material costs and related purchasing and receiving costs used in the manufacturing process, direct salary and wages and related fringe benefits, packaging costs, shipping and handling costs, plant overhead and other costs associated with the manufacture and distribution of the Company’s products.  For the year ended December 31, 2014, cost of sales included a manufacturer’s profit in inventory adjustment of $35.5 million associated with inventory revaluations related to the MacDermid, Agriphar and CAS Acquisitions, and for the Successor 2013 Period, cost of sales included a manufacturer’s profit in inventory adjustment of $23.9 million related to the MacDermid Acquisition.

Shipping and Handling Costs – Costs related to shipping and handling are recognized as incurred and included in cost of sales in the Consolidated Statements of Operations.

Selling, technical, general and administrative expenses – Selling, technical, general and administrative expenses consist primarily of personnel and travel costs, advertising and marketing expenses, administrative expenses associated with accounting, finance, legal, human resource, amortization of intangible assets, risk management and overhead associated with these functions.

Research and development – Research and development costs, primarily relating to internal salaries, are expensed as incurred.

Income Taxes – The provision for income taxes includes federal, foreign, state and local income taxes currently payable as well as the net change in deferred tax assets and liabilities during the period.  Deferred income taxes are recorded at currently enacted tax rates for temporary differences between the financial reporting and income tax basis of assets and liabilities.  A valuation allowance is assessed and recorded when it is estimated that it becomes more likely that not than the full value of a deferred tax asset may not be realized.  Deferred federal and state income taxes are not provided on the undistributed earnings of certain foreign subsidiaries where management has determined that such earnings have been permanently reinvested.

Stock-based Compensation Plans – The Company accounts for stock-based compensation in accordance with ASC No. 718, “Compensation - Stock Compensation”.  Stock-based compensation expense recognized during the period is based on the value of the portion of share-based awards that are ultimately expected to vest. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model.  The fair value of restricted stock is determined based on the number of share granted and the closing price of the Company's common stock on the date of grant.  Compensation expense for all share-based payment awards is recognized using the straight-line amortization method over the vesting period.

Earnings (Loss) Per Common Share – Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period.  Diluted net (loss) income per common share assumes the issuance of all potentially dilutive share equivalents using the if converted or treasury stock method, if the effect is not anti-dilutive.  For stock options, it is assumed that the proceeds will be used to buy back shares.  Such proceeds equal the average unrecognized compensation plus the assumed exercise of weighted average number of options outstanding and windfall tax benefits.  For unvested restricted shares, the assumed proceeds equal the average unrecognized compensation expense plus windfall tax benefits.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Standards

Income Statement – Extraordinary and Unusual Items (Subtopic 225-20) - In January 2015, the FASB issued ASU No. 2015-1, “Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.”  This update eliminates the requirement for entities to identify extraordinary events and transactions, those being both unusual in nature and infrequent in occurrence, and separately classify, present and disclose such items.  The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2015, but entities may apply the guidance retrospectively to all prior periods presented in the financial statements.  The Company does not expect this ASU to have a material impact on its financial statements.

Derivatives and Hedging (Topic 815) - In November 2014, the FASB issued ASU No. 2014-16, “Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force).”  Under current practice, there were predominantly two methods used to evaluate whether the nature of the host contract in a hybrid financial instrument is more akin to debt or equity: one considered all the features including the embedded and the other excluded the embedded derivative in the consideration.  This update eliminates the difference in practice by clarify that the evaluation should be based on all the instrument’s features, including the embedded derivative, and that no single term or feature would necessarily determine the economic characteristics and risks of the host contract.  The guidance is effective for fiscal years and interim periods beginning after December 15, 2015 and is applied in a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of our fiscal year 2016.  The Company is in the process of evaluating the impact of this new ASU.

Compensation – Stock Compensation (Topic 718) - In June 2014, the FASB issued ASU No. 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (a consensus of the FASB Emerging Issues Task Force).”  The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition.  The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2015.  The Company does not expect this ASU to have a material impact on its financial statements.

Revenue from Contracts with Customers (Topic 606) - In May 2014, the FASB issued ASU No. 2014-9, “Revenue from Contracts with Customers (Topic 606),” which (1) removes inconsistencies and weaknesses in revenue requirements, (2) provides a more robust framework for addressing revenue issues, (3) improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets, (4) provides more useful information to users of financial statements through improved disclosure requirements and (5) simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The guidance is effective prospectively for fiscal years and interim periods beginning after December 15, 2016.  The Company is continuing to evaluate the impact of this new ASU.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year’s presentation.

2.  ACQUISITIONS OF BUSINESSES

CAS Acquisition

On November 3, 2014, we completed the CAS Acquisition for $1.04 billion, consisting of $983 million in cash, after certain post-closing working capital and other adjustments, 2,000,000 shares of our common stock and the assumption of certain liabilities by Platform.  The CAS Acquisition was financed with the proceeds from additional borrowings made under our Amended and Restated Credit Agreement and available cash on hand.  As of December 31, 2014, the Company recognized, in accrued expenses and other current liabilities, a final working capital adjustment of $15.0 million.  Due to regulatory constraints, title to certain CAS businesses located in Russia was not transferred to Platform until the first quarter of 2015.  In connection with the CAS Acquisition, the Company entered into six supply agreements with Chemtura to supply the Company certain products, on an exclusive basis.  These arrangements include capital leases for certain equipment.  We have agreed to fund the asset retirement obligations associated with the related equipment.  Accordingly, we have recognized an asset retirement obligation of $13.2 million.  The agreements will continue until either party provides advance termination notice, with a minimum term of four years.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In line with our business strategy of growing into niche markets and applications, we acquired CAS to enter the agrochemical industry.  CAS is a niche provider of seed treatments and crop protection applications in numerous geographies across seven major product lines – adjuvants, fungicides, herbicides, insecticide, miticides, plant growth regulators and seed treatments.

In connection with the CAS Acquisition, the Company incurred $33.9 million in related expenses that are included in “Selling, technical, general and administrative expenses” in the Consolidated Statement of Operations.  CAS contributed revenues of $61.9 million and net losses of $20.5 million to the Company for the period of November 3, 2014 through December 31, 2014.

Agriphar Acquisition

On October 1, 2014, we completed the acquisition of Percival, including Percival’s agrochemical business conducted under the Agriphar trade name.  Pursuant to the terms of the acquisition agreement, MAS Holdings, a newly-formed subsidiary of Platform,  acquired 100% of the equity interests of Percival for a purchase price of approximately €300 million ($370 million), consisting of $350 million in cash, after certain post-closing working capital and other adjustments, and 711,551 restricted shares of our common stock, which will become unrestricted beginning January 2, 2018 unless agreed otherwise in accordance with the terms of the acquisition agreement.  The agreement also stipulates that prior to January 2, 2018, the seller may transfer (i) a maximum of 1/3 of its shares as of January 2, 2016, (ii) 1/3 of its shares as of January 2, 2017 and (iii) 1/3 of its shares as of January 2, 2018, in each case subject to the terms and provisions of a solvency letter described in the Agreement.  Additionally, MAS Holdings granted the seller a put option to sell and transfer all (but not part) of the shares, on (but not prior to) the date that is six months from the closing of the Agriphar Acquisition.  The consideration payable by Platform for the transfer of such shares under the put option is expected to be an amount equal to €15.0 million ($18.2 million based on the December 31, 2014 exchange rate of $1.21 per €1.00).  The put option is recorded in the December 31, 2014, Consolidated Balance Sheet within accrued expense and other current liabilities in the amount of $3.4 million.

We acquired Agriphar in our crop protection vertical as we believe Agriphar’s and CAS’ businesses are very complementary in terms of product range and distribution capabilities.  Agriphar is a European crop protection group supported by a team of researchers and regulatory experts which provides a wide range of fungicides, herbicides and insecticides with end markets primarily across Europe.

In connection with the Agriphar Acquisition, the Company incurred $4.2 million in related expenses that are included in “Selling, technical, general and administrative expenses” in the Consolidated Statement of Operations.  Agriphar contributed revenues of $26.1 million and net losses of $8.3 million to the Company for the period of October 1, 2014 to December 31, 2014.

MacDermid Acquisition

On October 31, 2013, the Company completed the MacDermid Acquisition.  The total consideration paid in connection with the MacDermid Acquisition and the acquisition of the 3% of MacDermid equity interests not already held by MacDermid Holdings was approximately $1.80 billion (including the assumption of $754 million of indebtedness, consisting primarily of MacDermid’s then existing first lien credit facility), plus (i) up to $100 million of contingent consideration tied to achieving certain EBITDA and stock trading price performance metrics over a seven-year period following the closing of the MacDermid Acquisition and (ii) an interest in certain MacDermid pending litigation.  As a result of a favorable adjustment to the preliminary estimated working capital factored into the purchase price, the Company received a payment of $8.5 million in January 2014 which was recorded in prepaid expenses and other current assets on the Consolidated Balance Sheets at December 31, 2013 and in “Acquisition of business, net” in the accompanying Consolidated Statements of Cash Flows as of December 31, 2014.

The fair value of contingent consideration was measured based on significant inputs not observable in the market, which are considered to be Level 3 inputs under the FASB ASC Topic 820 fair value hierarchy (see Note 11 – Fair Value Measurements).  Key assumptions included in the fair value calculation of the EBITDA related earnout include a discount rate of approximately 2% and expected future value of payments of $60.0 million calculated using a probability weighted EBITDA assessment with higher probability associated with the Company achieving the maximum EBITDA targets.  Key assumptions included in the fair value calculation of the stock price related earnout include the fair value of common stock and an assumption of volatility.  The stock price related earnout was calculated using a Monte Carlo simulation.  At the inception of the acquisition, the fair value of the contingent payments was $35.5 million.  As of December 31, 2014 and 2013, the fair value of the contingent consideration was $63.9 million and $34.8 million, respectively.  The $29.1 million increase in fair value, which is recorded in

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

“Selling, technical, general and administrative expenses” in the accompanying Consolidated Statements of Operations, is comprised of $18.8 million primarily related to achieving each of the three stock trading price performance metric targets of the contingent consideration arrangement and $10.3 million in compensation expense associated with the contingent consideration allocated to Tartan.

Immediately prior to the closing of the MacDermid Acquisition, the Retaining Holders, including certain current officers of the Company, executed a RHSA with the Company pursuant to which they agreed to exchange their respective interests in MacDermid Holdings for equity in our subsidiary, PDH, at an exchange rate of $11.00 per share plus (i) a proportionate share of the $100 million contingent consideration and (ii) an interest in certain MacDermid pending litigation.  This 6.76% ownership has been accounted for as a non-controlling interest in the Company’s financial statements.  Since October 31, 2014, each Retaining Holders is entitled to exchange up to 25% of shares of PDH Common Stock for shares of our common stock, on a one-for-one basis, with the remaining shares of PDH becoming eligible for exchange on November 2015, 2016 and 2017 in 25% increments.  The total number of shares of common stock originally issuable upon the exchange of PDH Common Stock pursuant to the RHSA was approximately 8.8 million.  As of December 31, 2014, 134,044 shares of our common stock were issued in connection with the exchange of PDH Common Stock, reducing the non-controlling interest to 6.66%.

Upon the closing of the MacDermid Acquisition, the 401K Plan retained a 3% interest in MacDermid. The fair value of the obligation to purchase these shares of $21.0 million was recorded as a redeemable 401(k) interest in the mezzanine section of the Consolidated Balance Sheets at December 31, 2013 since it could be settled in either cash or stock.  On March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between the Company and the fiduciaries of the 401K Plan, the Company acquired the remaining 3% for $2.6 million in cash (which is reflected in “Acquisition of businesses, net” in the accompanying Consolidated Statements of Cash Flows) and 1,670,386 shares of the Company’s common stock.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchase Price Allocation

The following table summarizes the consideration transferred and transaction related costs incurred to acquire MacDermid, Agriphar and CAS and the amounts of identified assets acquired and liabilities assumed at the acquisition date:

(amounts in millions)	MacDermid	Agriphar	CAS
Consideration
Cash, net	$916.5	$350.2	$983.1
Equity Instruments	115.4	16.6	52.0
Long-term debt	754.2	—	—
Derivative liability	—	3.5	—
Contingent Consideration	35.5	—	—
Total Consideration	1,821.6	370.3	1,035.1

Transaction related costs	15.2	4.2	33.9

Identifiable Assets acquired and Liabilities Assumed
Accounts receivable	147.4	57.6	150.7
Inventories	115.3	41.5	129.3
Other current assets	26.2	1.6	15.5
Property, plant and equipment	140.9	31.7	11.6
Identifiable intangible assets	729.0	183.0	534.0
Other assets	28.3	5.4	21.5
Current Liabilities	(117.9)	(48.3)	(69.9)
Non-current deferred tax liability	(171.2)	(64.9)	(25.3)
Other long term liabilities	(66.6)	(15.9)	(13.3)
Total identifiable net assets	831.4	191.7	754.1

Goodwill	990.2	178.6	281.0

Total purchase price	$1,821.6	$370.3	$1,035.1

Purchase accounting and purchase price allocation is complete for the MacDermid Acquisition, and substantially complete for the Agriphar and CAS acquisition, with the exception of accounts receivable and inventory for both, as well as legal and environmental reserves for Agriphar, and intangible and tangible asset valuation related to the supply agreements with Chemtura for CAS.  As a part of the CAS acquisition, the Company paid for a 15% equity interest in Certis Europe B.V. that has not been transferred because it is subject to Certis’ approval.  Certis has the option to repurchase the shares at fair value or to approve the share transfer.  The value of the equity interest is estimated at $15.0 million based on market multiples and is classified in other assets.

Transaction related costs related to the Agriphar and CAS Acquisitions, as presented above, are recorded in “Selling, technical, general and administrative expenses,” and total $38.1 million for the year ended December 31, 2014.  Transaction related costs related to the MacDermid Acquisition totaled $15.2 million for the Successor 2013 Period and $16.9 million for the Predecessor 2013 Period.

The excess of the cost of the individual acquisitions over the net of amounts assigned to the fair values of the assets acquired and the liabilities assumed is recorded as goodwill.  Of the $1.45 billion of goodwill recorded in connection with the Acquisitions, $194 million is expected to be deductible for tax purposes.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Identifiable intangible assets recorded in conjunction with the Acquisitions have been assigned the following useful lives: eight to 30 years for customer lists, 5 to 14 years for developed technology, 5 to 20 years for tradenames and one to five years for non-compete agreements, which results in weighted average useful lives of 20 years, 12 years, 20 years and five years, respectively, for an aggregate weighted average useful life of approximately 16 years at December 31, 2014.

Pro Forma Revenue and Earnings

The following unaudited pro forma summary presents consolidated information of the Company as if the Agriphar and CAS acquisitions had occurred on January 1, 2013:

(amounts in millions)	Revenue	Net Income (Loss) attributable to Shareholders

Pro Forma Year Ended 12/31/14	$1,405.9	$46.4

Pro Forma Year Ended 12/31/13	$731.8	$(229.5)

In 2014, the Company incurred $29.8 million of acquisition-related expenses, net of taxes, which have been reflected in the pro forma earnings above as if they had been incurred in 2013.  These pro forma amounts have been prepared to reflect fair value adjustments to intangible assets and the related amortization expense, net of tax, from January 1, 2013.

As the Company’s inception date was April 23, 2013, no pro-forma financial disclosures were necessary for the MacDermid Acquisition as all of the results of operations of MacDermid were included in the Successor and Predecessor 2013 Periods.

Other

During the year ended December 31, 2014, we also acquired a business for $30.5 million, after certain post-closing working capital and other adjustments (including the assumption of approximately $0.4 million of indebtedness), within our Performance Applications segment.  Assets and liabilities of the acquired business were recorded as of the date of acquisition based on their estimated fair value as determined in a purchase price allocation.  The Company’s allocation of purchase price for this acquisition included net current assets and current liabilities of $1.2 million each, property, plant and equipment of $0.2 million, deferred tax liability of $3.6 million, identifiable intangible assets of $18.0 million and goodwill of $16.3 million.  No goodwill from this acquisition is expected to be deductible for tax purposes.  Of the $18.0 million of acquired intangible assets, $14.6 million was assigned to customer lists, $1.9 million to non-compete agreements and $1.5 million to tradenames and developed technology.  Pro forma revenue and earnings related to this business have not been presented as they were deemed not significant.

Arysta Acquisition

On February 13, 2015, we completed the Arysta Acquisition pursuant to a certain share purchase agreement, dated October 20, 2014, as amended, with the Original Seller, for $3.57 billion, consisting of $2.93 billion in cash, subject to working capital and other adjustments, and the issuance of $600 million of Platform’s Series B Preferred Stock to the Seller.

We acquired Arysta to expand our presence in the agrochemical business, complementing our recent acquisitions of Agriphar and CAS.  Arysta has a solutions-oriented business model that focuses on product innovation to address grower needs.  Arysta’s solutions are delivered on a local basis, utilizing globally managed patented and proprietary off-patent agrochemical AIs and biosolutions, complemented by a broad portfolio of regionally managed off-patent agrochemical offerings. Biosolutions includes biological stimulants, or biostimulants, innovative nutrition and biological control, or biocontrol, products. Arysta employs a targeted market strategy aimed at specific regions and crops where it is believed that its market position, product portfolio and capabilities enable Arysta to achieve sustainable high growth and a strong leadership position.

In connection with the Arysta Acquisition, the Company incurred $6.4 million in related expenses through December 31, 2014 that are included in “Selling, technical, general and administrative expenses” in the Consolidated Statement of Operations.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The initial purchase accounting and purchase price allocation for the Arysta Acquisition have not been completed at the date of this filing given the proximity to the acquisition date.  The purchase price will be allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill.

3.  INVENTORIES

The major components of inventory were as follows:

(amounts in millions)	December 31, 2014	December 31, 2013
Finished goods	$154.9	$58.3
Raw materials and supplies	49.5	29.9
Equipment	1.4	1.4
Total inventory, net	$205.8	$89.6

In connection with the Agriphar and CAS acquisitions, finished goods were marked up by $9.4 million and $36.1 million, respectively, to reflect fair value.  Of the total mark up, $23.5 million was charged through the Consolidated Statement of Operations for the year ended December 31, 2014 based on our estimated inventory turnover.  The remaining portion of the mark up of $22.0 million is included in finished goods at December 31, 2014.

For the Successor 2013 Period, in connection with the MacDermid Acquisition, finished goods were marked up by $35.9 million to reflect fair value.  Of this amount, $23.9 million was charged through the Consolidated Statement of Operations in the Successor 2013 Period based on our estimated inventory turnover, and the remaining $12.0 million was charged through the Consolidated Statement of Operations during 2014.

4.  PROPERTY, PLANT AND EQUIPMENT

The major components of property, plant and equipment were as follows:

(amounts in millions)	December 31, 2014	December 31, 2013
Land and leasehold improvements	$36.6	$29.9
Buildings and improvements	51.1	38.9
Machinery, equipment, fixtures and software	101.2	63.5
	188.9	132.3
Less: accumulated depreciation	(18.1)	(3.9)
	170.8	128.4
Construction in process	4.2	7.8
Property, plant and equipment, net	$175.0	$136.2

For the year ended December 31, 2014, the Company recorded depreciation expense of $19.3 million.  For the Successor and Predecessor 2013 Periods, the Company and the Predecessor recorded depreciation expense of $3.9 million and $10.5 million, respectively.  For the year ended December 31, 2012, the Predecessor recorded depreciation expense of $15.1 million.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by segment are as follows:

(amounts in millions)	Performance Applications	Agricultural Solutions	Total
Predecessor:
Balance, December 31, 2012	$476.2	$—	$476.2
Foreign currency translation and other	(4.4)	—	(4.4)
Balance, October 31, 2013	$471.8	$—	$471.8
Successor:
Balance, April 23, 2013 (Inception)	$—	$—	$—
Addition from acquisitions	990.2	—	990.2
Foreign currency translation and other	(0.4)	—	(0.4)
Balance, December 31, 2013	989.8	—	989.8
Addition from acquisitions	16.3	459.6	475.9
Foreign currency translation and other	(44.9)	(15.5)	(60.4)
Balance, December 31, 2014	$961.2	$444.1	$1,405.3

During the fourth quarter of 2014, the Company performed its annual impairment analysis of goodwill at the reporting unit level.  Our goodwill impairment testing analysis uses an income approach derived from a discounted cash flow model to estimate the fair value of our reporting units.  Based on those projections and other assumptions used in the analysis, the Company concluded that the fair values of the reporting units exceeded the carrying values of their net assets.  As a result, there was no impairment of goodwill in 2014.  However, in performing the first step of the goodwill impairment test for the year ended December 31, 2014, the excess of the fair value of the Offshore and ASF Americas reporting units over their carrying values were 7.6% and 11.1% respectively.  Goodwill assigned to the Offshore and ASF Americas reporting units totaled $364 million and $78.3 million, respectively.  There were no other events or changes in circumstances which indicated that goodwill might be impaired.

The carrying value of indefinite-lived intangible assets other than goodwill, which consists solely of tradenames, was $69.3 million and $70.9 million at December 31, 2014 and 2013, respectively.

Intangible assets subject to amortization were as follows:

(amounts in millions)	December 31, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value	Gross Carrying Amount	Accumulated Amortization and Foreign Exchange	Net Book Value
Customer lists	$613.6	$(71.6)	$542.0	$494.0	$(6.4)	$487.6
Developed technology	760.5	(50.8)	709.7	164.2	(2.4)	161.8
Tradenames	19.7	(1.0)	18.7	—	—	—
Non-compete agreement	1.9	(0.1)	1.8	—	—	—
Total	$1,395.7	$(123.5)	$1,272.2	$658.2	$(8.8)	$649.4

Useful lives range from eight to 30 years for customer lists, five to 14 years for developed technology, five to 20 years for tradenames and one to five years for non-compete agreements, which results in weighted average useful lives of 20 years, 12 years, 20 years and five years, respectively, for an aggregate weighted average useful life of approximately 16 years at December 31, 2014.

For the year ended December 31, 2014, the Company recorded amortization expense on intangible assets of $67.4 million.  For the Successor and Predecessor 2013 Periods, the Company and the Predecessor recorded amortization expense on

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

intangible assets of $8.9 million and $22.4 million, respectively.  For the year ended December 31, 2012, the Predecessor recorded amortization expense on intangible assets of $27.1 million.

Estimated future amortization of intangible assets for each of the next five fiscal years from 2015 through 2019 is $111 million per year.

6.  EQUITY COMPENSATION PLANS

On June 12, 2014, the Company’s stockholders approved the Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan.  The 2013 Plan is to be administered by a committee designated by the Company’s Board consisting of not less than two directors; provided, however, that except as otherwise expressly provided in the 2013 Plan, the Board may exercise any power or authority granted to the committee under the 2013 Plan.  At December 31, 2014, the total number of common shares of our Company that may be subject to the granting of awards under the 2013 Plan is equal to 15,500,000 shares (subject to increase in accordance with the terms of the 2013 Plan).  As of December 31, 2014, 9,242 shares of common stock were issued under the Plan.  As of December 31, 2014, five officers, six directors, 2,486 employees and one consultant were eligible to participate in the 2013 Plan.

On March 6, 2014, the Board approved a grant of 329,823 RSUs, effective on June 12, 2014 with approval of the 2013 Plan, to certain employees that cliff vest on December 31, 2020.  The RSUs are subject to an EBITDA performance condition and a share price market condition that are similar in terms to those discussed in Note 2 – “Acquisitions of Businesses” related to the MacDermid contingent consideration arrangement.  Additionally, the number of shares of common stock to be issued is limited to a maximum cash value, requiring these awards to be classified as liabilities.  The combined undiscounted maximum cash value of all RSU’s issued is approximately $7.1 million which is being recognized as compensation expense over the period from grant to the vesting date.  Compensation expense associated with these awards was $0.6 million for the year ended December 31, 2014.

On March 6, 2014, the Board approved a grant of 9,242 RSUs to certain directors of the Company, effective on June 12, 2014 with approval of the 2013 Plan, which immediately vested.  Compensation expense of $0.3 million associated with these awards was fully recognized in 2014.  On July 31, 2014 such RSUs were settled in shares of common stock and issued to such directors.

During the year ended December 31, 2014, the Board approved grants totaling of 139,610 RSUs to certain employees of the Company and 2,500 RSUs to non-employees with approval of the 2013 Plan, with grant-date fair values ranging from $20.97o $28.36 per share.  Vesting periods range from 36 to 60 months for RSU’s issued to employees, and 10 months for those issued to non-employees.  The RSUs are subject to an EBITDA performance condition that must be achieved in the final vesting year.  For the year ended December 31, 2014, compensation expense associated with these awards totaled $0.4 million and administrative expense totaled less than $0.1 million.

Effective March 6, 2014, the Board adopted the ESPP, which was approved by the Company’s stockholders on June 12, 2014.  The Board approved a maximum of 5,178,815 shares of common stock, which were reserved and made available for issuance under the ESPP.  As of December 31, 2014, 11,139 shares have been issued under, and 513 persons were eligible to participate in the ESPP.

On May 17, 2013, MacDermid issued an aggregate 250,000 option deeds to its non-founder Directors with an exercise price of $11.50 per share, expiring five years from the date of completion of the MacDermid Acquisition and which vested as of the completion of the MacDermid Acquisition.

The Company estimates the fair value of stock option grants using a Black-Scholes option pricing. In applying this model, the Company uses the following assumptions:

•	Risk-Free Interest Rate: The Company determined the risk-free interest rate equivalent to the expected term based on the U.S. Treasury constant maturity rate.

•	Expected Term: The Company determined the expected term equal to the life of the contract.

•	Expected Dividend Rate: The Company has not paid and does not anticipate paying any cash dividends in the near future.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each option award was estimated on the grant date using the Black Scholes option-pricing model and expensed under the straight line method over the vesting period.  The following assumptions were used: exercise price of $11.50, expected stock price volatility of 18.49%, risk free rate of interest of 0.37% and an expected life of options of 5.0 years.  The options vested on October 31, 2013, the date of the MacDermid acquisition, with a weighted average remaining contractual life of 4.4 years.  Stock based compensation expense from option deeds was $0.2 million for the Successor 2013 Period.  The options vested and accordingly, the total value of the options at issuance was amortized over the period from inception to October 31, 2013.

Predecessor Period

On January 29, 2013, the Predecessor authorized for issuance 5,000,000 C Shares.  The C Shares were allocated to three tranches of 1,666,666 shares each and defined as Class C-1 Junior Shares, Class C-2 Junior Shares and Class C-3 Junior Shares.  The Class C-1 Junior Shares vested upon the grant date of January 29, 2013.  Class C-2 Junior Shares were to vest on January 1, 2014 and the Class C-3 Junior Shares were to vest on January 1, 2015.  The number of issued and awarded Class C Junior Shares was 4,890,000 shares or 1,630,000 shares each for the Class C-1 Junior Shares, Class C-2 Junior Shares and Class C-3 Junior Shares.  The value of the C Shares was measured based upon the performance criteria in the operating agreement of MacDermid Holdings based on the estimated equity value of the Predecessor.  The C Shares were to be paid in cash in accordance with the operating agreement of MacDermid Holdings upon a change in control, liquidating event or initial public offering.  Payment for the C shares required continued employment through a change in control, liquidating event, or initial public offering.  The C Shares were considered liability-classified awards with the related fair value recognized as compensation expense ratably over the performance period, with changes in the fair value of the award cumulatively adjusted through compensation expense each period.  During the Predecessor 2013 Period, $9.0 million was recognized as compensation expense related to the C Shares due to the consummation of the MacDermid Acquisition eliminating the risk that consummation of the business combination will not occur.

7.  PENSION, POST-RETIREMENT AND POST-EMPLOYMENT PLANS

The Company has multiple deferred compensation arrangements, which are described below.  The Company has defined benefit pension plans for certain domestic and foreign employees, a SERP (supplemental executive retirement plan) for executive officers and a post-employment benefits program for certain domestic employees.  Aggregate amounts charged to earnings for these plans by the Company for the year ended December 31, 2014 and the Successor and Predecessor 2013 Periods was ($2.1) million, ($2.7) million and $3.5 million, respectively.  In connection with the MacDermid Acquisition as discussed in Note 2, the Pension Plan was closed to new participants.  Credited service was frozen for all grandfathered employees. Credited service, average monthly compensation, final average compensation, and covered compensation were frozen for all non-grandfathered employees.  The action resulted in a curtailment gain of $3.0 million, which was recorded in the Successor 2013 Period.  For the year ended December 31, 2012, $3.2 million was charged to earnings.

Domestic Defined Benefit Pension Plan

The Pension Plan is a non-contributory domestic defined benefit pension plan.  It provides retirement benefits based upon years of service and compensation levels.  At December 31, 2014 and 2013, the projected benefit obligation for the Pension Plan was $150.5 million and $131.3 million, respectively.  The measurement date used to determine pension and other post-retirement benefits was December 31, 2014 and 2013, at which time the minimum contribution level for the following year was determined.  The Company does not currently expect contributions will be required in 2015 or in each of the four years thereafter.

An investment committee, appointed by the Board, manages Pension Plan assets in accordance with the Pension Plan’s investment policies.  The Company’s investment policies incorporate an asset allocation strategy that emphasizes the long-term growth of capital and acceptable asset volatility as long as it is consistent with the volatility of the relevant market indexes.  The investment policies attempt to achieve a mix of approximately 75% of plan investments for long-term growth and 25% for near-term benefit payments.  The Company believes this strategy is consistent with the long-term nature of plan liabilities and ultimate cash needs of the plans.   Plan assets consist primarily of corporate bond mutual funds, limited partnership interests, listed stocks and cash.  The corporate bond mutual funds held by the Pension Plan include primarily corporate bonds from companies from diversified industries located in the U.S.  The listed stocks are investments in large-cap and mid-cap companies located in the U.S.  The limited partnership funds primarily include listed stocks located in the U.S.  The weighted average asset allocation of the Pension Plan was 25% equity securities, 58% limited partnership interests and managed equity funds, 9% bond mutual fund holdings and 8% cash at December 31, 2014.  As of December 31, 2013, the weighted average asset allocation of the Pension Plan

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

was 22% equity securities, 65% limited partnership interests and managed equity funds, 9% bond mutual fund holdings and 4% cash.

Actual pension expense and future contributions required to fund the Pension Plan will depend on future investment performance, changes in future discount rates, the level of contributions the Company makes and various other factors related to the populations participating in the Pension Plan.  The Company will re-evaluate the Pension Plan’s actuarial assumptions, on an annual basis including the expected long-term rate of return on assets and discount rate, and will adjust the assumptions as necessary to ensure proper funding levels are maintained so the Pension Plan can meet its obligations as they become due.

Supplemental Executive Retirement Plan

The Company sponsors a SERP that entitles certain executive officers to the difference between the benefits actually paid to them and the benefits they would have received under the Pension Plan were it not for certain restrictions imposed by the Internal Revenue Service Code, which relate to the amount of annual compensation which may be taken into account in determining benefits under the SERP.  Covered compensation under the SERP includes an employee’s annual salary and bonus.  At December 31, 2014 and 2013, the projected benefit obligation under the SERP was $7.1 million and $6.1 million, respectively.

Foreign Pension Plans

The Company has a U.K. Pension Plan, which represents retirement and death benefit plans covering employees in the U.K.  The U.K. Pension Plan is comprised of a defined benefit plan and a defined contribution plan.  The defined benefit plan was closed to new entrants and, effective March 31, 2000, existing active members ceased accruing any further benefits exclusive of adjustments for an inflation factor.  The defined contribution plan is structured whereby the Company contributes an amount equal to a specified percentage of each employee’s contribution up to an annual maximum contribution per participant.

The projected benefit obligation of the U.K. Pension Plan was $83.2 million and $67.6 million at December 31, 2014 and 2013, respectively.  The measurement date used to determine U.K. Pension Plan benefits is December 31.  Effective October 13, 2014, the trustees of the U.K. Pension Plan entered into a “Buy-In” agreement with Pension Insurance Corporation plc, or PIC, to transfer the benefit obligation to PLC for approximately GBP 49.7 million.  The “Buy-In” phase of the U.K. Pension Plan is expected to occur during the second half of 2015, at which point, the obligation will be settled and gain or loss will be recorded.

As of December 31, 2014, 89% of the U.K. Pension Plan portfolio was replaced with an insurance “buy-in” policy, and included 10% pooled bond funds and 1% cash.  As of December 31, 2013, the weighted-average asset allocation of the U.K. Pension Plan was 84% pooled bond funds, 13% pooled equity funds and 3% cash.  An independent trustee committee, appointed by Company management and employees participating in the U.K. Pension Plan meet to assess risk factors, rates of return, and asset allocations prescribed by the committee’s investment policy statement.  In addition, an annual review is conducted to ensure that proper funding levels are maintained so the U.K. Pension Plan can meet its obligations as they become due.

The Company also has retirement and death benefit plans covering employees in Taiwan and certain former employees in Germany.  The Company also has longevity plans covering employees in France.  These plans are not significant, individually or in the aggregate, to the consolidated financial position, results of operations or cash flows.  Information for these plans, along with the U.K. Pension Plan, is included in the tables below.

Certain other foreign subsidiaries maintain benefit plans that are consistent with statutory practices but do not meet the criteria for accounting rules under defined benefit plans under ASC 715-30 Compensation – Retirement Benefits – Defined Benefit Plans - Pensions.  These benefit plans had obligation balances of $4.1 million and $3.8 million as of December 31, 2014 and 2013, respectively and are excluded from Retirements Benefits and from the accompanying tables of pension benefits.

Domestic Defined Benefit Post-Retirement Medical and Dental Plan

The Company sponsors a defined benefit post-retirement medical and dental plan that covers all of its domestic full-time employees, hired prior to April 1, 1997, who retire after age fifty-five, with at least ten to twenty years of service (depending upon the date of hire).

In 2010, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act were approved in the U.S.  Such Health Care Acts include several provisions that may affect a company’s post-retirement benefit

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

plans.  The Company has evaluated the effects of the Health Care Acts and has concluded that there was no current impact on the Company’s domestic defined benefit post-retirement medical and dental plans.

Eligible employees receive a subsidy from the Company towards the purchase of their retiree medical benefits.  The subsidy level is based on the date of retirement from MacDermid.  The annual increase in the Company’s costs for post-retirement medical benefits is subject to a limit of 5% for those retiring prior to March 31, 1989 and 3% for those retiring after April 1, 1989.  Retirees will be required to contribute to the plan costs in excess of their respective Company limits in addition to their other required contributions.

The projected benefit obligation for the post-retirement plan at December 31, 2014 was comprised of 27% retirees, 40% fully eligible active participants and 33% other active participants.  As described above, the annual increase in healthcare cost to the Company is subject to a defined limit of 2% or 4% for post-retirement medical benefits, based on the date of retirement; therefore, the healthcare trend rate assumption has no effect on the amounts reported.

Domestic Defined Benefit Post-Employment Compensation Plan

The Company sponsors a defined benefit post-employment compensation continuation plan that covers all full-time domestic employees.  Employees who have completed at least six months of service, and become permanently disabled and are unable to return to work, are eligible to receive a benefit under the plan.  The benefit may range from one week to a maximum of six months of compensation.  The estimated ongoing after-tax annual cost is not material to the overall consolidated financial statements. The Company does not expect to make any cash contributions to the post-retirement benefit plan in 2015 or in each of the four years thereafter.

The components of net periodic benefit cost of the pension, SERP and post-employment benefit plans were as follows:

(amounts in millions)	For the year ended December 31, 2014		For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012
	(Successor)		(Successor)		(Predecessor)		(Predecessor)
Pension & SERP Benefits:	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Net periodic benefit expense:
Service cost	$—	$0.8	$0.7	$0.1	$3.6	$0.6	$3.6	$0.7
Interest cost on the projected benefit obligation	6.9	3.0	1.2	0.5	5.2	2.5	6.1	3.1
Expected return on plan assets	(9.7)	(3.5)	(1.6)	(0.7)	(6.6)	(4.1)	(7.3)	(4.5)
Amortization of prior service cost	—	—	—	—	0.1	—	0.1	—
Amortization of net loss	—	—	—	—	1.6	0.4	0.6	0.5
Plan curtailments	—	—	(3.0)	—	—	—	—	0.1
Net periodic (benefit) cost	$(2.8)	$0.3	$(2.7)	$(0.1)	$3.9	$(0.6)	$3.1	$(0.1)

(amounts in millions)	For the year ended December 31, 2014		For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012
	(Successor)		(Successor)		(Predecessor)		(Predecessor)
Post-retirement Benefits:	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Net periodic benefit expense:
Service cost	$0.1	$—	$—	$—	$0.1	$—	$—	$—
Interest cost on the projected benefit obligation	0.3	—	0.1	—	0.2	—	0.3	—
Amortization of prior service cost	—	—	—	—	(0.1)	—	(0.1)	—
Net periodic cost (benefit)	$0.4	$—	$0.1	$—	$0.2	$—	$0.2	$—

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unrecognized pre-tax actuarial (losses) income recorded in accumulated other comprehensive income were ($21.1) million, $3.5 million, ($30.9) million and ($17.3) million for the year ended December 31, 2014, the Successor 2013 Period, and the Predecessor 2013 and 2012 Periods, respectively. Effective October 13, 2014, the trustees of the U.K. Pension Plan entered into a “Buy-In” agreement with Pension Insurance Corporation plc, or PIC, to transfer the benefit obligation of the U.K. Pension Plan to PLC. As of December 31, 2014, $9.9 million is included in accumulated other comprehensive income related to the U.K. Pension Plan, which is expected to be recognized during the second half of 2015 in connection with the ”Buy-In” agreement.

Key assumptions used to determine the net periodic benefit expense of the pension and post-retirement benefit liabilities are as follows:

	Pension and SERP Benefits
(amounts in millions)	For the year ended December 31, 2014		For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012
	(Successor)		(Successor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	5.2%	4.2%	5.1%	4.1%	4.4%	4.2%	5.2%	4.6%
Rate of compensation increase	4.0%	3.4%	4.0%	3.3%	4.0%	3.4%	4.0%	3.4%
Long-term rate of return on assets	7.8%	4.2%	7.8%	4.9%	7.8%	6.5%	7.8%	6.5%

Post-retirement Medical Benefits
(amounts in millions)	For the year ended December 31, 2014		For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012
	(Successor)		(Successor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	5.1%	12.4%	5.0%	11.7%	4.4%	10.8%	5.2%	10.8%
Long-term rate of return on assets	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize changes in plan assets and funded status of the Company’s pension and SERP plans:

	Pension and SERP Benefits
(amounts in millions)	For the year ended December 31, 2014		For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012
	(Successor)		(Successor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Change in Projected Benefit Obligation:
Beginning of period balance	$137.4	$73.1	$—	$—	$144.3	$75.0	$121.5	$67.6
Acquisitions	—	—	142.0	72.9	—	—	—	—
Service cost	—	0.8	0.7	0.1	3.6	0.6	3.6	0.7
Interest cost	6.9	3.0	1.2	0.5	5.2	2.5	6.1	3.1
Plan curtailment	—	—	(3.0)	0.2	—	—	—	—
Actuarial (gain)/ loss due to assumption change	18.1	20.2	(2.8)	(1.0)	(7.1)	1.6	15.4	3.9
Actuarial (gain)/ loss due to plan experience	(0.6)	1.6	—	(0.2)	(0.6)	(3.2)	1.5	0.5
Benefits and expenses paid	(4.2)	(4.3)	(0.7)	(0.9)	(3.4)	(2.7)	(3.8)	(3.6)
Settlement	—	(0.5)	—	(0.5)	—	—	—	(0.3)
Translation adjustment	—	(5.6)	—	2.0	—	(0.9)	—	3.1
End of period balance	$157.6	$88.3	$137.4	$73.1	$142.0	$72.9	$144.3	$75.0

	Pension and SERP Benefits
(amounts in millions)	For the year ended December 31, 2014		For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012
	(Successor)		(Successor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Change in Fair Value of Plan Assets:
Beginning of period balance	$127.0	$88.1	$—	$—	$102.6	$79.6	$91.0	$68.1
Acquisitions	—	—	123.3	86.8	—	—	—	—
Actual return on plan assets, net of expenses	11.2	16.0	4.4	(2.5)	21.7	7.4	9.4	6.6
Employer contributions	—	0.2	—	2.5	2.3	2.7	6.0	5.1
Benefits paid	(4.2)	(3.5)	(0.7)	(0.7)	(3.3)	(2.2)	(3.8)	(3.2)
Settlement	—	(0.5)	—	(0.6)	—	—	—	(0.3)
Translation adjustment	—	(5.8)	—	2.6	—	(0.7)		3.3
End of period balance	$134.0	$94.5	$127.0	$88.1	$123.3	$86.8	$102.6	$79.6
Funded status of plan	$(23.6)	$6.2	$(10.4)	$15.0	$(18.8)	$13.9	$(41.7)	$4.6

The accumulated benefit obligation for all defined benefit pension plans was $231.5 million and $191.8 million at December 31, 2014 and 2013, respectively.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes changes in the Company’s post-retirement medical benefit obligations:

	Post-retirement Medical Benefits
(amounts in millions)	For the year ended December 31, 2014		For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012
	(Successor)		(Successor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Change in Accumulated Post-retirement Benefit:
Beginning of period balance	$6.8	$0.3	$—	$—	$6.9	$0.4	$6.0	$—
Acquisitions	—	—	6.7	0.3	—	—	—	—
Service cost	0.1	—	—	—	—	—	0.1	—
Interest cost	0.3	—	0.1	—	0.2	—	0.3	—
Employee contributions	—	—	—	—	0.2	—	0.3	—
Actuarial loss/(gain) due to assumption change	0.5	—	0.1	—	(0.1)	(0.1)	0.6	—
Actuarial loss/(gain) due to plan experience	—	—	—	—	(0.1)	—	0.2	—
Other	—	—	—	—	—	—	—	0.4
Benefits and expenses paid	(0.3)	—	(0.1)	—	(0.5)	—	(0.6)	—
End of period balance	$7.4	$0.3	$6.8	$0.3	$6.6	$0.3	$6.9	$0.4

	Post-retirement Medical Benefits
(amounts in millions)	For the year ended December 31, 2014		For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012
	(Successor)		(Successor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Change in Fair Value of Plan Assets:
Beginning of period balance	$—	$—	$—	$—	$—	$—	$—	$—
Employer contributions	0.3	—	0.1	—	0.3	—	0.3	—
Employee contributions	—	—	—	—	0.2	—	0.3	—
Benefits paid	(0.3)	—	(0.1)	—	(0.5)	—	(0.6)	—
End of period balance	—	—	—	—	—	—	—	—
Funded status of plan	$(7.4)	$(0.3)	$(6.8)	$(0.3)	$(6.6)	$(0.3)	$(6.9)	$(0.4)

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amounts included in the Consolidated Balance Sheets consist of the following:

(amounts in millions)	December 31, 2014	December 31, 2013
Prepaid pension assets
Foreign pension	$10.2	$19.1
Total long term assets	10.2	19.1
Other current liabilities
Domestic pension	0.4	—
Total current liabilities	0.4	—
Retirement benefits, less current portion
Domestic pension & SERP	23.2	10.4
Foreign pensions	4.0	4.0
Domestic post-retirement medical benefits	7.4	6.8
Foreign post-retirement medical benefits	0.3	0.2
Total non-current liabilities	$34.9	$21.4

Key assumptions used to determine the benefit obligations in the actuarial valuations of the pension and post-retirement benefit liabilities are as follows:

	Pension and SERP Benefits
(amounts in millions)	December 31, 2014		December 31, 2013
	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to measure benefit obligations at measurement date:
Discount rate	4.2%	2.5%	5.2%	4.2%
Rate of compensation increase	3.5%	2.9%	4.0%	3.3%

	Post-retirement Medical Benefits
(amounts in millions)	December 31, 2014		December 31, 2013
	Domestic	Foreign	Domestic	Foreign
Weighted average assumptions used to measure benefit obligations at measurement date:
Discount rate	4.2%	12.5%	5.1%	12.4%

Amounts recognized in Accumulated Other Comprehensive Income (Loss) consist of the following:

	Pension and SERP Benefits
(amounts in millions)	For the year ended December 31, 2014		For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012
	(Successor)		(Successor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Net actuarial gain (loss)	$(10.4)	$(10.1)	$5.7	$(2.1)	$10.5	$10.8	$(35.0)	$(16.9)
Prior service credits (costs)	—	—	—	—	0.6	—	(0.7)	—
	$(10.4)	$(10.1)	$5.7	$(2.1)	$11.1	$10.8	$(35.7)	$(16.9)

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Post-retirement Medical Benefits
(amounts in millions)	For the year ended December 31, 2014		For the period from inception (April 23, 2013) through December 31, 2013		For the ten months ended October 31, 2013		For the year ended December 31, 2012
	(Successor)		(Successor)		(Predecessor)		(Predecessor)
	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign	Domestic	Foreign
Net actuarial (loss) gain	$(0.6)	$—	$(0.1)	$—	$0.1	$(0.1)	$0.3	$—
Prior service (costs) credits	—	—	—	—	(0.5)	0.3	(0.6)	0.4
	$(0.6)	$—	$(0.1)	$—	$(0.4)	$0.2	$(0.3)	$0.4

The major categories of assets in the Company’s various defined benefit pension plans as of December 31, 2014 and 2013 are presented in the following tables. Assets are segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (see Note 11 - Fair Value Measurements). The Company’s domestic and foreign post-retirement plans are unfunded.

		Fair Value Measurements Using
(amounts in millions)	December 31, 2014	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Asset Category
Domestic equities	$28.9	$28.9	$—	$—
Pooled funds holding global fixed income securities	9.2	—	9.2	—
Mutual funds holding U.S. Treasury Securities	11.8	11.8	—	—
Mutual funds holding domestic securities	4.8	4.8	—	—
Limited partnership interests(a)	77.1	—	77.1	—
Designated benefit fund(b)	1.1	—	1.1	—
Insurance "Buy-In" Policy (c)	83.2	—	—	83.2
Cash and cash equivalents	12.4	12.4	—	—
Total	$228.5	$57.9	$87.4	$83.2

		Fair Value Measurements Using
(amounts in millions)	December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Asset Category
Domestic equities	$23.2	$23.2		$—
Pooled funds holding global equity securities	10.9	—	10.9	—
Pooled funds holding global fixed income securities	72.8	—	72.8	—
Mutual funds holding U.S. Treasury Securities	11.8	11.8	—	—
Mutual funds holding domestic securities	4.2	4.2	—	—
Limited partnership interests(a)	82.4	—	82.4	—
Designated benefit fund(b)	1.5	—	1.5	—
Cash and cash equivalents	8.4	8.4	—	—
Total	$215.2	$47.6	$167.6	$—

(a)	This category represents limited partner investments with general partners that invest in equity securities.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b)	This category includes assets held in a fund with the Bank of Taiwan as prescribed by the Taiwan government in accordance with local statutory rules.

(c)	This category represents assets in the U.K Pension Plan invested in insurance contract with PIC in connection with “Buy-In” of U.K Pension Plan.

The Company’s retirement plan assets are reported at fair value. Level 1 assets include investments in publicly traded equity securities and mutual funds. These securities are actively traded and valued using quoted prices for identical securities from the market exchanges. Level 2 assets consist of global fixed-income securities, limited partnership interests and commingled funds that are not actively traded or whose underlying investments are valued using observable marketplace inputs. The fair value of plan assets invested in fixed-income securities is generally determined using market approach pricing methodology, where observable prices are obtained by market transactions involving identical or comparable securities of issuers with similar credit ratings. Plan assets that are invested in limited partnership interests and commingled funds are valued using a unit price or net asset value (NAV) that is based on the underlying fair value of investments of the fund. During the Successor 2013 Period, Level 3 assets included investments in pooled funds holding real estate in the United Kingdom which were valued using discounted cash flow models which considered long-term lease estimates, future rental receipts and estimated residual values. Those assets were sold during the Successor 2013 Period.

As of December 31, 2014, expected future benefit payments related to the Company’s defined benefit plans were as follows (amounts in millions):

Year End	Domestic	Foreign	Post-retirement Benefits	Total
2015	$8.5	$3.3	$0.4	$12.2
2016	7.3	0.3	0.4	8.0
2017	6.7	0.3	0.4	7.4
2018	6.6	0.4	0.4	7.4
2019	7.0	0.4	0.4	7.8
Subsequent five years	40.2	2.0	2.2	44.4
Total	$76.3	$6.7	$4.2	$87.2

8. INCOME TAXES

(Loss) income before income taxes, non-controlling interests and dividends on preferred shares are as follows:

(amounts in millions)	For the year ended December 31, 2014	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Domestic	$(103.9)	$(7.9)	$(74.2)	$(36.8)
Foreign	73.0	(193.5)	100.7	107.8
Total	$(30.9)	$(201.4)	$26.5	$71.0

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income tax (benefit) expense consisted of the following:

(amounts in millions)	For the year ended December 31, 2014	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Current:
U.S.:
Federal	$(0.6)	$0.3	$(5.3)	$1.8
State and local	0.4	0.1	0.3	0.5
Foreign	36.7	1.3	22.8	30.7
Total current	36.5	1.7	17.8	33.0
Deferred:
U.S.:
Federal	(18.3)	(2.1)	(3.1)	(4.9)
State and local	0.4	(0.3)	0.1	0.1
Foreign	(25.3)	(5.1)	(1.8)	(3.5)
Total deferred	(43.2)	(7.5)	(4.8)	(8.3)
(Benefit) Provision for income taxes	$(6.7)	$(5.8)	$13.0	$24.7

Income tax (benefit) expense differed from the amounts computed by applying the U.S. Federal statutory tax rates to pretax income, as a result of the following:

(amounts in millions)	For the year ended December 31, 2014	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
U.S. Federal Statutory tax rate	35.0%	35.0%	35.0%	35.0%
Taxes computed at U.S. statutory rate	$(10.8)	$(70.5)	$9.3	$24.8
State income taxes, net of Federal benefit	0.8	0.4	(2.2)	(0.4)
Preferred dividend valuation	—	60.2	—	—
Tax on foreign operations	(7.7)	0.4	0.8	(11.6)
Net change in reserve	1.5	(0.7)	(0.1)	5.7
Change in valuation allowances	0.2	(0.9)	3.6	6.9
Provision for tax on undistributed foreign earnings	(3.7)	0.8	(0.7)	0.2
Change of tax rate	(0.5)	—	(0.5)	(1.0)
Non-deductible Transaction Costs	6.5	4.2	1.9	—
Foreign exchange impact on provision	—	—	0.1	0.1
Purchase Price Contingency	6.6	—	—	—
Other, net	0.4	0.3	0.8	—
Income tax (benefit) expense	$(6.7)	$(5.8)	$13.0	$24.7
Effective tax rate	21.65%	2.89%	48.95%	34.78%

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has provided deferred taxes under ASC 740-30-25, formerly APB 23, for the presumed repatriation to the United States earnings from several non-U.S. subsidiaries. The indefinite reversal criterion of ASC 740-30-25 allows the Company to overcome that presumption to the extent the earnings are indefinitely reinvested outside the United States. The Company has not recognized a deferred tax liability for U.S. taxes on the undistributed earnings of certain foreign subsidiaries which have been determined to be indefinitely reinvested. The undistributed earnings of those subsidiaries were $264 million at December 31, 2014. The estimated tax liability related to the undistributed earnings of foreign subsidiaries that are indefinitely reinvested is approximately $43.5 million December 31, 2014.

The components of deferred income taxes at December 31, 2014 and 2013 are as follows:

(amounts in millions)	December 31, 2014	December 31, 2013
Deferred tax assets:
Accounts receivable	$5.9	$1.7
Inventory	—	3.3
Accrued liabilities	9.7	3.7
Employee benefits	20.2	12.3
Research and development costs	11.2	14.1
Tax credits	39.3	34.0
Net operating losses	17.5	21.4
Goodwill	31.8	—
Other	12.5	8.2
Total deferred tax assets	148.1	98.7
Valuation allowance	(19.7)	(15.8)
Total gross deferred tax assets	128.4	82.9
Deferred tax liabilities:
Plant and equipment	19.7	17.5
Intangibles	280.7	210.4
Undistributed foreign earnings	2.6	6.3
Other	2.5	8.0
Total gross deferred tax liabilities	305.5	242.2
Net deferred tax liability	$177.1	$159.3

The following schedule presents net current and net long-term deferred tax assets and liabilities as of December 31, 2014 and 2013:

(amounts in millions)	December 31, 2014	December 31, 2013
Net current deferred tax asset	$18.7	$11.0
Net non-current deferred tax asset	6.5	(0.5)
	25.2	10.5
Net non-current deferred tax liability	202.3	169.8
Total net deferred tax liability	$177.1	$159.3

Net current deferred tax assets are included in prepaid expenses and other current assets and net non-current deferred tax assets are included in other assets on the Consolidated Balance Sheets.

Valuation allowances reflect our assessment that it is more likely than not that certain state deferred tax assets and foreign net operating losses will not be realized. The assessment of the need for a valuation allowance requires management to make estimates and assumptions about future earnings, reversal of existing temporary differences and available tax planning strategies. If actual experience differs from these estimates and assumptions, the recorded deferred tax asset may not be fully realized resulting in an increase to income tax expense in our results of operations. The valuation allowance for deferred tax assets was $19.7 million and $15.8 million at December 31, 2014 and 2013, respectively. A valuation allowance of $27.2 million will be raised in the first

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

quarter of 2015 as it is more likely than not that the foreign tax credit carryover will no longer be realizable as a result of the Arysta Acquisition.

At December 31, 2014, the Company had state and foreign net operating loss carry forwards of approximately $314 million and $13.0 million, respectively. The majority of the state net operating loss carry-forwards expire between the years 2016 and 2029. The state net operating loss carry-forwards result in a deferred tax asset of $14.6 million. A valuation allowance of $14.6 million has been provided against the deferred tax asset because it is more likely than not that the Company will not be able to utilize the state net operating losses before they expire. The foreign tax net operating loss carry-forwards expire between the years 2016 through 2030, with some being unlimited in utilization. This results in a deferred tax asset of $3.0 million. A valuation allowance of $1.6 million has been provided against the deferred tax assets associated with certain foreign net operating loss carry-forwards because the recent results of the business units associated with the loss carry-forwards indicate that it is more likely than not that the benefits from the net operating loss carry-forwards will not be fully realized. A valuation allowance of $1.2 million has been provided against other deferred tax assets as it is more likely than not that the benefits will not be realized.

In addition, at December 31, 2014, the Company has approximately $27.2 million, $7.7 million, $2.1 million and $2.3 million of foreign tax credits, research and development credits, alternative minimum tax credits and state tax credits (net of federal tax), respectively, that are available for carryforward. These carry-forward periods range from ten years to an unlimited period of time. A valuation allowance of $2.3 million is provided for the state tax credits as the Company believes the benefits from the credits will not be realized.

Tax Uncertainties

The following table summarizes the activity related to the Company’s unrecognized tax benefits as of December 31, 2014, for the Successor and Predecessor 2013 Periods and the Predecessor 2012 Period:

(amounts in millions)	For the year ended December 31, 2014	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Unrecognized tax benefits at beginning of period	$25.6	$—	$22.7	$18.8
Additions based on current year tax positions	1.7	0.3	0.8	2.3
Additions based upon prior year tax positions (including acquired uncertain tax positions)	7.4	26.3	0.3	1.7
Reductions due to closed statutes	(6.7)	(1.0)	(0.3)	(0.1)
Reductions for settlements and payments	(0.3)	—	—	—
Total Unrecognized Tax benefits at end of period	$27.7	$25.6	$23.5	$22.7

The Company has $27.7 million of total unrecognized tax benefits as of December 31, 2014, of which $17.6 million, if recognized, would impact the Company’s effective tax rate. The Company made payments in 2014 to settle uncertain tax liabilities of $0.3 million. Due to expected statute of limitations expirations, the Company estimates that $3.5 million of the total unrecognized benefits will reverse within the next twelve months.

The Company recognizes interest and/or penalties related to income tax matters as part of income tax expense. The Company has $4.7 million and $4.2 million accrued for interest and penalties as of December 31, 2014 and December 31, 2013, respectively. Changes in these balances are recorded in income tax expense or as a reduction of the balance for payments made.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has closed all U.S. federal tax matters for years through 2010. Federal income tax returns for 2011 through December 2014 are currently open to examination although no audits are ongoing. The Company is undergoing audits in the United Kingdom for the 2009 and 2011 tax years as well as a notification requesting that the 2008 tax year remain open for one subsidiary.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2014 the following tax years remained subject to examination by the major tax jurisdictions indicated below:

Major Jurisdiction	Open Years
Brazil	2009 through current
Belgium	2011 through current
China	2011 through current
France	2011 through current
Germany	2010 through current
Italy	2010 through current
Japan	2009 through current
Netherlands	2009 through current
Singapore	2010 through current
United Kingdom	2008 through current
United States	2011 through current

9. LONG-TERM DEBT

The Company’s debt consisted of the following:

(amounts in millions)	December 31, 2014	December 31, 2013
Borrowings under lines of credit	$—	$—
First lien secured credit facility, due 2020, interest at the greater of 4.00% or LIBOR plus 3.00%, weighted average interest rate of 4.00% at December 31, 2014	743.7	751.3
USD Incremental Loans, due 2020, interest at the greater of 4.00% or LIBOR plus 3.00%, weighted average interest rate of 4.00% at December 31, 2014	294.9	—
New Tranche B Term Loans, due 2020, interest at the greater of 4.00% or LIBOR plus 3.00%, weighted average interest rate of 4.00% at December 31, 2014	129.0	—
Euro Tranche Term Loans, due 2020, interest at the greater of 4.25% or LIBOR plus 3.25%, weighted average interest rate of 4.25% at December 31, 2014	246.2	—
Other	2.1	1.0
Total debt	1,415.9	752.3
Less: current portion debt	(15.1)	(8.0)
Total long-term debt	$1,400.8	$744.3

Minimum future principal payments on long-term debt are as follows (amounts in millions):

Year End
2015	$15.1
2016	15.0
2017	14.7
2018	14.6
2019	14.5
Thereafter	1,342.0
Total	$1,415.9

Predecessor Refinancing

On June 7, 2013, we completed a refinancing arrangement whereby the outstanding Tranche B term loan, Tranche C term loan, revolving credit facility and senior subordinated notes payable were replaced with two new senior secured credit facilities. The new senior secured credit facilities consist of (i) a $805 million first lien credit facility allocated between a $755 million term

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

loan denominated in U.S. Dollars, a $25.0 million revolving credit facility denominated in U.S. Dollars and $25.0 million multi-currency revolving credit facility and (ii) a $360 million second lien term loan credit facility denominated in U.S. Dollars. The first lien term loan and related revolving credit facilities accrue interest at the greater of 4.00% or LIBOR plus 3.00% and has quarterly principal payments of $1.9 million. The revolving credit facility portion of the first lien term loan matures June 7, 2018. The first lien term loan matures June 7, 2020. The second lien term loan accrued interest at the greater of 7.75% or LIBOR plus 6.75% and matures December 7, 2020. The first lien term loan was originally issued at a discount of $1.9 million and the second lien term loan was issued at a discount of $3.6 million. The new senior secured credit facilities are guaranteed by MacDermid Holdings and certain of its direct and indirect wholly owned domestic subsidiaries and are secured by the personal property now owned or hereafter acquired of MacDermid Holdings and certain of its direct and indirect wholly-owned domestic subsidiaries and also 65% of the stock of the Company’s first tier foreign subsidiaries, subject to customary exceptions, exclusions and release mechanisms.

Amendments

In connection with the MacDermid Acquisition, on October 31, 2013, MacDermid entered into Amendment No. 1 to the First Lien Credit Agreement and MacDermid paid $373 million in connection with the repayment of the $360 million in principal on the second lien credit facility. Pursuant to Amendment No. 1 Platform became a co-borrower on all obligations under the $50.0 million Revolving Credit Facility and the second term loan and the negative and affirmative covenants contained therein were modified to reflect the new corporate structure. Otherwise, the terms relating to the incremental facility, maturity, indicative margin, LIBOR floor, ranking, guarantors, mandatory prepayments and financial covenants remained unmodified by the amendment. In connection with the MacDermid Acquisition, the first lien term loan was marked to fair value by adding the original discount of $1.8 million to the carrying value at the time.

Second Amended and Restated Credit Agreement

On August 6, 2014, we amended and restated the Company’s senior secured credit facilities by entering into Amendment No. 2 to the First Lien Credit Agreement and the Second Amended and Restated Credit Agreement, and agreeing on the implementation of certain Further Amendments upon consummation of the CAS Acquisition to the Second Amended and Restated Credit Agreement. As amended by the Further Amendments, the Second Amended and Restated Credit Agreement generally provides for, among other things, (i) Platform as a borrower under the term loan facility, (ii) increased flexibility with respect to permitted acquisitions, (iii) the ability to request incremental facilities in currencies other than U.S. Dollars, and (iv) securing foreign assets in support of future term loans. The Second Amended and Restated Credit Agreement also allows us, subject to certain limitations, to extend the maturity of our term loans and/or revolving credit commitments.

On October 1, 2014, we and MacDermid, as borrowers, MacDermid Holdings, certain subsidiaries of MacDermid Holdings and Platform party thereto, Barclays Bank PLC, as collateral agent and administrative agent, and the incremental lender entered into the Incremental Amendment to the Second Amended and Restated Credit Agreement for an increase in the Term Loan Facility of the Second Amended and Restated Credit Agreement in an aggregate principal amount of $300 million. Except as set forth in the Incremental Amendment, such USD Incremental Loans have identical terms as the existing Tranche B Term Loans and are otherwise subject to the provisions of the Second Amended and Restated Credit Agreement. The proceeds from the Incremental Amendment were used to finance the Agriphar Acquisition.

Pursuant to Amendment No. 2, upon the consummation of the CAS Acquisition on November 3, 2014, the Further Amendments became effective and (i) we borrowed New Tranche B Term Loans in an aggregate principal amount of $130 million through an increase in our existing tranche B term loan facility, (ii) our existing U.S. Dollar revolving credit facility was increased by $62.5 million to $87.5 million and (iii) our existing multicurrency revolving credit facility was increased by $62.5 million to $87.5 million. On the date of the CAS Acquisition, we borrowed $60 million under the U.S. Dollar revolving credit facility and €55 million under the multicurrency revolving credit facility both of which were settled by December 31, 2014. In addition, Euro Tranche Term Loans in an aggregate amount of €205 million ($256 million) were borrowed by a newly formed indirect subsidiary of Platform, MAS Holdings and NAIP. Pursuant to the Further Amendments, MAS Holdings and NAIP were added as borrowers under the Second Amended and Restated Credit Agreement in respect of the Euro Tranche Term Loans and certain additional domestic and foreign subsidiaries of Platform and MacDermid, including MAS Holdings and NAIP, became guarantors under our Second Amended and Restated Credit Agreement, and in connection therewith, pledged certain additional collateral to secure the obligations incurred under the Euro Tranche Term Loans and/or other loans incurred under the facility.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

With the exception of the collateral package as noted above and the interest rate, the terms of the Euro Tranche Term Loans are substantially similar to Platform’s New Tranche B Term Loans and bear interest at a rate per annum equal to an applicable margin plus an adjusted Eurocurrency Rate, calculated as set forth in our Second Amended and Restated Credit Agreement, and mature on June 7, 2020.

The Second Amended and Restated Credit Agreement, as amended by the Further Amendments, contains customary covenants including limitations on additional indebtedness, dividends and other distributions, entry into new lines of business, use of loan proceeds, capital expenditures, restricted payments, restrictions on liens, transactions with affiliates, amendments to organizational documents, accounting changes, sale and leaseback transactions and dispositions. The Revolving Credit Facility also impose a financial covenant requiring us, if our borrowings under the Revolving Credit Facility and letter of credit obligations exceed 25% of the revolving credit commitments as of the last day of any fiscal quarter, to maintain a 6.5 to 1.0 ratio of (x) consolidated indebtedness secured by a first lien minus unrestricted cash and cash equivalents of the borrowers and guarantors under the Second Amended and Restated Credit Agreement to (y) consolidated EBITDA for the four most recent fiscal quarters, subject to a right to cure. As of December 31, 2014, the Company was in compliance with the debt covenants contained in its credit facilities.

The Second Amended and Restated Credit Agreement also contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of certain covenants, inaccuracy of representations and warranties, failure to make payment on certain other material indebtedness, bankruptcy and insolvency events, material judgments and a change of control of Platform. Upon the occurrence of an event of default, payment of any outstanding loans under the Second Amended and Restated Credit Agreement may be accelerated. Borrowings under the Second Amended and Restated Credit Agreement are also subject to mandatory prepayment from the proceeds of certain dispositions of assets and from certain insurance and condemnation proceeds, excess cash flow and debt incurrences, in each case, subject to customary carve-outs and exceptions.

The Company also has letters of credit outstanding of $1.0 million and $4.6 million at December 31, 2014 and 2013, respectively. The letters of credit reduce the borrowings available under the new revolving credit facility.

Predecessor Retired Senior Secured Credit Facility

On April 12, 2007, the Predecessor closed three new senior secured credit facilities consisting of (i) a $360 million tranche B term loan credit facility denominated in U.S. Dollars, (ii) a $250 million tranche C term loan credit facility denominated in Euro and (iii) a $50.0 million revolving credit facility denominated in U.S. Dollars.

During the Predecessor 2013 Period, interest payments of $2.1 million and $1.5 million were made on the tranche B and trance C term loans, respectively.

During the Predecessor 2013 Period, principal payments of $218 million were made on the tranche B term loan. The tranche B principal payments for the Predecessor 2013 Period consisted of a quarterly payment of $0.9 million, excess cash flow prepayment of $10.3 million and the retirement payoff of the outstanding balance of $206 million.

During the Predecessor 2013 Period, principal payments of $146 million were made on the tranche C term loan. The principal payments for the Predecessor 2013 Period consist of a quarterly payment of $0.6 million, excess cash flow prepayment of $6.8 million and the payoff of the outstanding balance of $139 million.

During the Predecessor 2013 Period, the Company recorded $1.1 million of other income related to the remeasurement gain on the foreign currency denominated tranche C term loan.

During the year ended December 31, 2012, $3.6 million and $5.1 million of principal and interest payments, respectively, were made on the tranche B term loan and $2.6 million and $3.9 million of principal and interest payments, respectively, were made on the tranche C loan.

During the year ended December 31, 2012, the Predecessor recorded $2.7 million of other expense related to the remeasurement loss on the foreign currency denominated tranche C term loan.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor Retired Revolving Credit Facility

As discussed above, on April 12, 2007, the Predecessor entered into a $50.0 million revolving credit facility. In May 2012, the revolving credit facility was amended and extended; the facility was retired on June 7, 2013 as part of the refinancing. There were no balances outstanding under the revolving credit facility on the retirement date or as of December 31, 2012. During the Predecessor 2013 and 2012 Periods, the Company paid commitment fees of $0.1 million and $0.3 million, respectively, for the revolving credit facility.

The Predecessor had letters of credit outstanding of $3.9 million at December 31, 2012. The letters of credit reduced the borrowings available under the revolving credit facility. Upon the retirement of this revolving credit facility, the outstanding letters of credit were reissued under the new revolving credit facility.

Predecessor Senior Subordinated Notes

On April 12, 2007, the Predecessor issued $350 million of senior subordinated notes with a fixed interest rate of 9.50% at par. As discussed above and as part of the refinance and recapitalization, the senior subordinated notes were called on June 7, 2013 and $250 million of principal and a redemption premium of $9.4 million were paid to retire the tendered senior subordinated notes. Additionally, $106 million of the new debt proceeds from the refinance and recapitalization were escrowed to pay the outstanding called senior subordinated notes of $101 million. Additionally, proceeds from the refinance were escrowed for a redemption premium of $3.2 million on the called senior subordinated notes outstanding and accrued interest of $2.2 million related to these called senior subordinated notes. The escrowed funds were paid to the holders of the remaining senior subordinated note holders on July 8, 2013.

During the Predecessor 2013 and 2012 Periods, the Company made interest payments of $20.0 million and $33.3 million, respectively, under the senior subordinated notes.

Japanese Senior Secured Bank Debt

In February 2007, the Predecessor borrowed $15.0 million denominated in Japanese Yen in three separate notes that were paid in full by their respective maturity dates between 2009 and 2013. In May 2007, the Predecessor borrowed an additional $7.6 million, denominated in Japanese Yen, which was paid in full in May 2012. In September 2007, the Predecessor borrowed an additional $2.5 million, denominated in Japanese Yen which was paid in full in July 2013. In October 2009, the Predecessor borrowed $5.6 million denominated in Japanese Yen which was paid in full in October 2013.

During the Predecessor 2013 Period, the Company made principal and interest payments of $4.2 million and $0.1 million, respectively, on Japanese senior secured bank debt. During the year ended December 31, 2012, $4.6 million and $0.1 million of principal and interest payments, respectively, were made on the Japanese senior secured bank debt.

Other Debt Facilities

The Company carries various short-term debt facilities worldwide which are used to fund short-term cash needs. As of December 31, 2014 and 2013, there were no borrowings under these other debt facilities. The Company also has various overdraft facilities available. At December 31, 2014 and 2013, the capacity under these overdraft facilities was approximately $20.9 million and $22.1 million, respectively. As of December 31, 2014, the Company’s overdraft lines bore interest rates ranging from 1% to 6.25%.

10. DERIVATIVE INSTRUMENTS

In the normal course of business, the Company is exposed to risks relating to changes in foreign currency exchange rates, interest rates and commodity prices. Derivative financial instruments, such as foreign currency exchange rate instruments are used to manage changes in market conditions related to foreign currency exchange rate volatility. All derivatives are recognized on the consolidated balance sheets at fair value at the end of each year. The counterparty to the Company’s derivative agreements is a major international financial institution. The Company continually monitors its positions and the credit ratings of its counterparties and does not anticipate nonperformance by the counterparties.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency

The Company conducts a significant portion of its business in currencies other than the U.S. Dollar, the currency in which the consolidated financial statements are reported, and as a result, the Company’s operating results are affected by foreign currency exchange rate volatility relative to the U.S. dollar.

The Company’s Autotype subsidiary in the United Kingdom uses the British Pound Sterling, or GBP, as its functional currency while, currently, approximately 35% of its revenues are denominated in U.S. Dollars. In order to protect against the risk of a strengthening GBP, the Corporate Treasury Group entered into forward contracts in each of the last three years on behalf of the Autotype subsidiary to deliver U.S. dollars at a fixed GBP rate and to receive GBP in exchange for the U.S. dollar. As of December 31, 2014, the aggregate U.S. Dollar notional amount of foreign currency forward contracts, none of which were designated as hedges, was $14.0 million, to be settled within one year. The Company uses the discounted period-end forward rates methodology to determine market value of its forward contracts. As of December 31, 2014, the fair value of these contracts was a current liability of $0.1 million that was recorded as an unrealized loss under other (expense) income in the accompanying Consolidated Statement of Operations.

On September 23, 2014, in connection with the Agriphar and CAS Acquisitions, the Company entered into two separate foreign exchange forward contracts. The first contract was for the Company to buy €277 million at a rate of 1.287845, which was settled on October 1, 2014 with a realized loss of $7.0 million that was recorded as a part of other (expense) income in the accompanying Consolidated Statements of Operations. The second contract was for the Company to sell €204 million at a rate of 1.284 which was settled upon closing of the CAS acquisition on November 3, 2014 with a realized gain of $7.3 million that was also recorded as a part of other (expense) income in the accompanying Consolidated Statements of Operations.

During the Successor and Predecessor 2013 Periods, $0.2 million and ($0.4) million, respectively, of unrealized gains (losses) were recorded in other comprehensive income relating to foreign currency exchange contracts. During the Successor and Predecessor 2013 Periods, the Company recorded realized gains (losses) of $0.1 million and ($0.4) million, respectively, in other income (expense) related to the settlement of foreign exchange contracts. During the year ended December 31, 2012, unrealized gains and (losses) of $0.5 million, net of tax, was recorded to other comprehensive income related to foreign currency hedges. During the years ended December 31, 2012, the Predecessor recorded realized gains of $0.1 million in other income (expense) related to the settlement of hedged foreign exchange contracts.

Interest Rates (Predecessor)

The Predecessor entered into an interest rate collar agreement in June 2007 to protect against interest rate changes on its floating rate U.S. Dollar denominated debt. Such interest rate collar agreement had a floor of 5.20% and a ceiling of 6.25%, a notional amount of $100 million and covered the period from June 30, 2010 through June 30, 2012.

Changes in the fair value of a derivative that is designated as, and meets all the required criteria for, a cash flow hedge are recorded in accumulated other comprehensive income (loss) and reclassified into earnings as the underlying hedged item affects earnings. Amounts reclassified into earnings related to the interest rate collar agreement are included in interest expense. For the year ended December 31, 2012, the expense recorded in the statement of operations for hedge ineffectiveness was de minimus. For the year ended December 31, 2012, the Predecessor recorded $1.5 million of unrealized gains, net of tax, to Other Comprehensive Income.

During the year ended December 31, 2012, the Company made payments of $2.4 million related to the difference between the interest rate collar agreement rate of 5.20% and the actual interest rate on the Company’s floating rate U.S. Dollar denominated debt. These payments were recorded as interest expense in the Consolidated Statement of Operations.

11. FAIR VALUE MEASUREMENTS

The Company determines fair value measurements used in its consolidated financial statements based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction related costs, as determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company has used the most advantageous market, which is the market in which the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction related costs. However,

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

when using the most advantageous market, transaction related costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement.

Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

The three levels of the fair value hierarchy are as follows:

•	Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•
Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in non-active markets; and model derived valuations whose inputs are observable or whose significant valuation drivers are observable.

•	Level 3 – significant inputs to the valuation model are unobservable and/or reflect the Company’s market assumptions.
The following tables present the Company’s financial instruments, assets and liabilities that are measured at fair value on a recurring basis:

		Fair Value Measurement Using
(amounts in millions)	December 31, 2014	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Asset Category
Money market accounts	$15.4	$15.4	$—	$—
Available for sale equity securities	2.3	1.5	0.8	—
Derivatives	0.1	—	0.1	—
Total	$17.8	$16.9	$0.9	$—
Liability Category
Long term contingent consideration	$63.9	$—	$—	$63.9

		Fair Value Measurement Using
(amounts in millions)	December 31, 2013	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Asset Category
Money market accounts	$78.6	$78.6	$—	$—
Available for sale equity securities	2.3	1.5	0.8	—
Derivatives	0.2	—	0.2	—
Total	$81.1	$80.1	$1.0	$—
Liability Category
Long term contingent consideration	$34.8	$—	$—	$34.8

Money market accounts are included in cash and cash equivalents in the balance sheet. Available for sale equity securities and acquired investments are included in other long term assets in the balance sheet.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the carrying value and estimated fair value of the Company’s long term debt:

(amounts in millions)	December 31, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
First lien secured credit facility, including current portion	$743.7	$728.8	$751.3	$752.6
USD Incremental Loans, including current portion	294.9	289.0	—	—
New Tranche B Term Loan, including current portion	129.0	126.5	—	—
Euro Tranche Term Loans, including current portion	246.2	241.3	—	—
Other	2.1	2.0	—	—
	$1,415.9	$1,387.6	$751.3	$752.6

The following methods and assumptions were used to estimate the fair value of each class of the Company’s financial instruments, assets and liabilities:

Money market accounts - The Company invests in various money market funds which are managed by financial institutions. These money market funds are not publicly traded, but historically have been highly liquid. The fair value of the money market accounts is determined by the banks based upon the funds’ net asset values, or NAV. All of the money market accounts currently permit daily investments and redemptions at $1.00 NAV.

Available for sale equity securities - Equity securities classified as available for sale are measured using quoted market prices at the reporting date multiplied by the quantity held, and are categorized as Level 1 instruments, whereas shares of unit investment trusts are categorized as Level 2 instruments.

Derivatives - The fair values of foreign currency derivatives were determined using pricing models based upon observable market inputs including both forward and spot prices for the underlying currencies.

First Lien, USD Incremental Loans, New Tranche B Term Loan and Euro Tranche Term Loans– These financial instruments are measured using quoted market prices at the reporting date multiplied by the carrying amount of the related debt. Such instruments are valued using Level 2 inputs.

12. STOCKHOLDERS’ EQUITY

Successor

Series A Preferred Stock

On April 25, 2013, the Company issued two preferred shares, one to each of the Founder Entities for $20. In connection with the Initial Public Offering on May 22, 2013, the Founder Entities purchased an additional 1,999,998 preferred shares for $20,000. Upon the Domestication, such preferred shares were automatically converted into shares of our Series A Preferred Stock. As a result, the Founder Entities are the current holders of our outstanding 2,000,000 shares of Series A Preferred Stock. Holders of our Series A Preferred Stock are entitled to receive dividends on their Series A Preferred Stock in the form of shares of our common stock. On December 31, 2014, we approved a stock dividend of 10,050,290 shares of our common stock with respect to our outstanding Series A Preferred Stock, which represented 20% of the appreciation of the market price of our common stock over the Initial Public Offering price of $10.00 multiplied by the total Initial Public Offering shares. The dividend price was $22.85 (calculated based upon the average of the last ten trading days of the year’s volume weighted average share prices), and the shares were issued on January 2, 2015 based on the volume weighted average price of $23.16 on December 31, 2014. In subsequent years, the dividend amount will be calculated based on the appreciated stock price compared to the highest dividend price previously used in calculating the Series A Preferred Stock dividends.

Shares of Series A Preferred Stock will be automatically converted into shares of common stock on a one for one basis (i) in the event of a change of control of the Company following an acquisition or (ii) upon the last day of the seventh full financial year following the MacDermid Acquisition, being December 31, 2020 (extendable by our Board for three additional years). Each share of Series A Preferred Stock is convertible into one share of common stock at the option of the holder until December 31, 2020 and has certain voting rights.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the Successor 2013 Period, the Company recognized a non-cash charge related to the fair value of the preferred dividend rights of $172.0 million. The fair value of the preferred dividend rights was measured based on significant inputs not observable in the market (Level 3 inputs). Key assumptions included the fair value of the common stock and an assumption of volatility. The fair value was calculated using a Monte-Carlo simulation.

Underwritten Public Offering

On November 11, 2014, we entered into an underwriting agreement with Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, as representatives of several underwriters relating to the underwritten public offering of 16,445,000 shares of our common stock at a public offering price of $24.50 per share. This number of shares includes 2,145,000 shares sold to the underwriters upon exercise in full of their option to purchase additional shares. This offering was registered with the SEC pursuant to a registration statement on Form S-1, as amended (File Nos. 333-199816 and 333-200093), initially filed by Platform on November 3, 2014. The offering closed on November 17, 2014 and resulted in gross proceeds to Platform of approximately $403 million, before underwriting discounts, commissions and offering expenses of $14.1 million.

Issuance of Securities in Connection with Acquisitions

In connection with the Agriphar Acquisition, on October 1, 2014, we issued to a representative of Percival 711,551 restricted shares of our common stock, which will become unrestricted beginning January 2, 2018 unless agreed otherwise in accordance with the terms of the acquisition agreement. These shares can also be transferred back to us within six-months after the closing of the Agriphar Acquisition for €15 million ($18.2 million based on the December 31, 2014 exchange rate of $1.21 per €1.00).

In connection with the CAS Acquisition, on November 3, 2014, we issued to Chemtura 2,000,000 shares of our common stock restricted under Rule 144.

Private Placements

On October 8, 2014 and November 6, 2014, we completed the October/November Private Placement to certain qualified institutional buyers and a limited number of institutional accredited investors of an aggregate of 16,060,960 shares and 9,404,064 shares, respectively, of our common stock at a price of $25.59 per share. In the October/November Private Placement, we received proceeds of $652 million, gross of transaction fees and offering expenses of $0.3 million.

On May 20, 2014, we completed the May Private Placement to certain investors of an aggregate of 15,800,000 shares of the Company’s common stock for an aggregate consideration of $300 million, gross of transaction related costs of $13.8 million.

Warrant Mandatory Redemption

On March 4, 2014, a mandatory redemption event occurred with respect to all of the Company’s outstanding warrants. The Company fixed April 3, 2014 as the date of the mandatory redemption of the warrants, and accordingly, on or after that date, holders of warrants had no further rights with regard to such warrants except to receive $0.01 per warrant. During the year ended December 31, 2014, the Company issued 16,244,694 shares of common stock in connection with the exercise of a total of 48,734,082 warrants resulting in proceeds to the Company of $187 million. On April 3, 2014, Platform completed the mandatory redemption of the remaining 8,580 outstanding warrants for $0.01 per warrant.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ordinary Shares (Pre-Domestication)

MacDermid Acquisition

In connection with the MacDermid Acquisition, the Company agreed to apply to list its shares on the NYSE and to change its jurisdiction of incorporation from the British Virgin Islands to Delaware. The Company filed a registration statement on Form S-4 with the SEC to effect these changes. The registration statement was declared effective on January 22, 2014 and on that same date the Company completed the Domestication. On January 23, 2014, the Company’s common stock began trading on the NYSE under the ticker symbol “PAH.” On March 4, 2014, pursuant to the terms of an Exchange Agreement, dated October 25, 2013, between the Company and the fiduciaries of the 401K, the Company acquired the remaining 3% of MacDermid for approximately $2.6 million in cash (which is reflected in “Acquisition of business, net” in the accompanying Condensed Consolidated Statements of Cash Flows) and 1,670,386 shares of the Company’s common stock.

In connection with the Domestication, (i) each ordinary share of the Company that was issued and outstanding immediately prior to the Domestication was automatically converted into one share of common stock (par value $0.01) of the Company, (ii) outstanding options, warrants and other rights to acquire ordinary shares became options, warrants or rights to acquire the corresponding shares of common stock of the Company, and (iii) each share held by the Founder Entities that was issued and outstanding immediately prior to the Domestication was automatically converted into one share of Series A Preferred Stock of the Company.

Initial Public Offering

In connection with the Initial Public Offering on May 22, 2013, the Company issued 88,500,000 common shares (no par value) for gross proceeds of $885 million. Also, on May 22, 2013, the Company issued an aggregate of 29,500 common shares to non-founder directors for $10.00 per share. Each common share has voting rights and winding-up rights.

Each of the 2,000,000 preferred shares, 88,500,000 common shares issued in connection with the Initial Public Offering as well as the 29,500 common shares issued to the non-founder directors was issued with a warrant (90,529,500 warrants in aggregate), entitling the holder of each warrant to purchase one-third of common shares with a strike price of $11.50 per common share. Each warrant was exercisable until three years from the date of an acquisition, unless mandatorily redeemed by the Company. The warrants were mandatorily redeemable by the Company at a price of $0.01 should the average market price of a common share exceed $18.00 for 10 consecutive trading days. In order to fund a portion of the cash consideration for the MacDermid Acquisition in November 2013, the Company conducted an offer to issue shares of common stock of the Company in exchange for $10.50 and 3 warrants, up to a maximum of half of the warrants outstanding in which 40,386,840 warrants (representing $141 million cash) were exercised and 13,462,280 underlying shares of common stock were issued. In conjunction with this Warrant Exchange Offer not being fully subscribed, on November 13, 2013, the Company issued 380,952 shares at $10.50 per share to the Founder Entities and issued 190,476 shares each to two of its independent directors at $10.50 per share.

Non-Controlling Interest

In connection with the MacDermid Acquisition, approximately $97.5 million was raised in new equity consisting of shares of PDH Common Stock that may be exchanged for shares of common stock at a rate of 25% per year over a four year period.

The PDH Common Stock is classified as a non-controlling interest on the Consolidated Balance Sheets at December 31, 2014 and 2013 and will continue to be until such time as it is exchanged for shares of common stock. The total number of shares of common stock originally issuable upon the exchange of PDH Common Stock pursuant to the RHSA was approximately 8.8 million. As of December 31, 2014, 134,044 shares of our common stock were issued in connection with the exchange of PDH Common Stock.

Approximately $6.4 million of the 2014 net loss and $1.4 million of Successor 2013 net loss has been allocated to the Retaining Holders as included in the Consolidated Statements of Operations, representing non-controlling interest of 6.66% and 6.76% at December 31, 2014 and 2013, respectively.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor

The Predecessor had previously issued 50,000,000 shares at $1.00 par value per share of common share prior to the MacDermid Acquisition. As of December 31, 2012, there were 49,582,936 common shares outstanding.

The Predecessor also issued 316,000 preferred shares at $1,000 original cost per share. The preferred shares accrued a 9% cumulative payment in kind dividend compounded quarterly. At December 31, 2012, the amount of the cumulative payment in kind dividend was $209 million. At December 31, 2012, there were 315,144 preferred shares outstanding. The preferred shares were not redeemable and had no voting rights, covenants or restrictions. Upon liquidation, the preferred shares would first receive, to the extent funds are available, proceeds equal to the payment in kind dividend then the unreturned preferred share original cost, which was $1,000 per share. Then, the holders of the common shares will receive the unreturned common share original issue cost, which was $1.00 per share. The holders of the common shares and A and B Shares shall be entitled to receive the remaining portion of the proceeds from liquidation. Based on the MacDermid Acquisition described in Note 2, the respective shareholders were paid in accordance with these terms.

13. EARNINGS PER SHARE

A computation of the weighted average shares outstanding for the year ended December 31, 2014 and Successor 2013 Period follows. No such computation is necessary for the Predecessor 2013 Period or for the year ended December 31, 2012.

(amounts in millions)	2014	2013
Weighted average shares outstanding:
Basic	135.3	92.6
Convertible securities (1)	—	—
Diluted	135.3	92.6

(1) No share adjustments are included in the dilutive weighted average shares outstanding computation as the year ended December 31, 2014 and the Successor 2013 Period resulted in net losses.

The following equity instruments were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

(amounts in thousands)	2014	2013
Number of shares contingently issuable for founder preferred share dividend rights	10,453	—
Number of shares issuable upon conversion of warrants	—	16,248
Number of shares issuable upon conversion of the PDH non-controlling interest	8,641	—
Number of shares issuable upon conversion of founder preferred shares	2,000	—
Number of shares contingently issuable for the contingent consideration	1,503	—
Number of shares issuable upon conversion of the 401k exchange rights	270	—
Number of stock options	89	—
Number of restricted stock shares and units	70	—
	23,026	16,248

14. OPERATING LEASE COMMITMENTS

The Company leases certain land, office space, warehouse space and equipment under agreements which are classified as operating leases for financial statement purposes. Certain of these leases provide for payment of real estate taxes, common area maintenance, insurance and certain other expenses. Lease terms may have escalating rent provisions and rent holidays which are recognized on a straight-line basis over the term of the lease. The leases expire at various dates through 2047. Total rental expense for leases for the year ended December 31, 2014, the Successor 2013 Period and Predecessor 2013 and 2012 Periods was $11.3 million, $1.5 million, $9.1 million and $9.7 million, respectively. The fixed operating lease commitments detailed below assume that the Company continues the leases through their initial lease terms.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Minimum future non-cancelable operating lease commitments are as follows (amounts in millions):

2015	$9.3
2016	6.3
2017	4.4
2018	3.5
2019	3.4
Thereafter	15.5
$42.4

15. OTHER (EXPENSE) INCOME, NET

For the year ended December 31, 2014, Net other expense totaled $2.5 million, consisting primarily of net foreign exchange losses of $3.0 million. For the Successor 2013 Period, Net other expense totaled $0.4 million, consisting primarily of net foreign exchange losses of $0.6 million.

For the Predecessor 2013 Period, Net other expense totaled $0.5 million, consisting primarily of net losses on derivative contracts of $0.4 million. For the Predecessor 2012 Period, Net other income totaled $5.0 million consisting primarily of net foreign exchange gains of $4.7 million.

16. CONTINGENCIES, ENVIRONMENTAL AND LEGAL MATTERS

Asset Retirement Obligations

The Company has recognized asset retirement obligations, or AROs, for properties where it can make a reasonable estimate of the future expenditures necessary to satisfy the related obligations. The Company considers identified legally enforceable obligations, estimated settlement dates and appropriate discount and inflation rates in calculating the fair value of its AROs. At December 31, 2014 and 2013, the Company has accrued $18.5 million and $4.8 million, respectively, for its AROs at sites primarily in Europe, Latin America and North America.

The AROs are included in the other long-term liabilities in the Consolidated Balance Sheets as of December 31, 2014 and December 31, 2013. Changes in the Company’s AROs are as follows (amounts in millions):

Successor:
Balance, April 23, 2013 (inception)	$—
Acquisitions	4.8
Balance, December 31, 2013	4.8
Acquisitions	13.2
Additional obligations incurred	0.5
Accretion expense	0.7
Payments	(0.2)
Foreign currency adjustments	(0.5)
Balance, December 31, 2014	$18.5

Predecessor:
Balance, December 31, 2012	$2.3
Settlements	(0.1)
Accretion expense	0.1
Foreign currency adjustments	(0.1)
Balance, October 31, 2013	$2.2

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental

The Company is a manufacturer and distributor of specialty chemical products, and is exposed to claims with respect to environmental cleanup or other matters, including those in connection with the disposal of hazardous materials. The Company is subject to extensive domestic and foreign laws and regulations relating to environmental protection and worker health and safety, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated properties. The Company has incurred, and will continue to incur, costs and capital expenditures in complying with these laws and regulations. Additional costs could be incurred, including cleanup costs, fines, sanctions, and third-party claims, as a result of violations of or liabilities under environmental laws.

Remediation activities vary substantially in duration and cost from site to site. These activities, and their associated costs, depend on the mix of unique site characteristics, evolving remediation technologies, diverse regulatory agencies and enforcement policies, as well as the presence or absence of potentially responsible parties. Some of the facilities and former facilities of the Company have been environmentally impacted from historic operations and some facilities are in the process of being investigated and remediated. As of December 31, 2014 and 2013, $4.5 million and $2.9 million, respectively, was accrued for various environmental matters, not discounted to their present value, all of which we consider to be non-material. Ultimate costs may vary from current estimates, and the discovery of additional contaminants at these facilities or other sites, or the imposition of additional cleanup obligations or third-party claims relating thereto could result in additional costs. The Company’s management believes that any possible losses related to environmental remediation in addition to the amounts recorded as of December 31, 2014 and 2013 would not be material to our consolidated financial position, results of operations or cash flows.

Legal Proceedings

From time to time, the Company is involved in various legal proceedings in the normal course of its business. We believe that the resolution of these claims, to the extent not covered by insurance, will not individually or in the aggregate, have a material adverse effect on its consolidated financial position, results of operations or cash flows. As of December 31, 2014 and 2013, the Company has reserved approximately $4.4 million and $2.9 million, respectively, for its outstanding legal proceedings.

On July 8, 2014, a federal court jury found in favor of MacDermid Printing Solutions LLC in litigation against Cortron, Inc. and awarded MacDermid Printing Solutions LLC $3.9 million in anti-trust damages; $7.9 million in breach of contract damages; $3.8 million in additional punitive damages for misappropriation of trade secrets, and $11.9 million plus additional punitive damages for unfair trade practices. The actual aggregate amount of damages, including the amount of punitive damages and an award of attorney fees will be determined by the presiding judge after post-trial briefing by the parties. Cortron, Inc. may appeal the verdict; accordingly, MacDermid Printing Solutions LLC’s ability to collect on the judgment is uncertain. All proceeds from this litigation are subject to the pending litigation provisions of our Business Combination Agreement and Plan of Merger dated as of October 10, 2013.

On September 22, 2014, the United States District Court for the District of New Jersey rendered a verdict in favor of MacDermid in this patent litigation with E.I. du Pont de Nemours and Company. The Court issued summary judgment rulings in favor of MacDermid finding certain E.I. du Pont de Nemours and Company’s patents invalid and not infringed. These rulings summarily find against E.I. du Pont de Nemours and Company on all of the patent claims asserted by E.I. du Pont de Nemours and Company in this lawsuit. The ruling, however, leaves all counterclaims made by MacDermid against E.I. du Pont de Nemours and Company in place. All proceeds from this litigation are subject to the pending litigation provisions of our Business Combination Agreement and Plan of Merger dated as of October 10, 2013.

On February 19, 2015, MacDermid, as plaintiff, settled litigation with Cookson Group plc, Enthone Inc., Cookson Electronics and David North, as defendants, for $25.0 million. The litigation related to certain corporate activities that occurred between MacDermid and the defendants in 2006 and 2007. All proceeds from this litigation are subject to the pending litigation provisions of our Business Combination Agreement and Plan of Merger dated as of October 10, 2013.

17. RELATED PARTY TRANSACTIONS

RHSA

Immediately prior to the closing of the MacDermid Acquisition, each Retaining Holder of equity interest in MacDermid Holdings not owned by Platform , including certain officers of MacDermid, executed a RHSA with the Company pursuant to

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

which they agreed to exchange their respective interests in MacDermid Holdings for shares of PDH Common Stock, at an exchange rate of $11.00 per share plus, with respect to the common, class A and class B unit equity interests of MacDermid Holdings held by the Retaining Holder (i) a proportionate share of a contingent interest in certain pending litigation, and (ii) a proportionate share of up to $100 million of contingent purchase price payable upon the attainment of certain EBITDA and stock trading price performance metrics during the seven-year period following the Closing Date as discussed further in Note 2. Immediately prior to the closing of the MacDermid Acquisition, members of MacDermid management and certain affiliates, including certain officers of MacDermid, contributed all or a portion of their MacDermid Holdings interests to Tartan, and Tartan agreed to receive the PDH Common Stock in exchange for such MacDermid Holdings equity interests. The resulting non-controlling interest percentage for the Retaining Holders was 6.76% at December 31, 2013 and 6.66% at December 31, 2014.

Pursuant to the RHSA, until the earlier of (1) the seventh anniversary of the MacDermid Acquisition (that is October 31, 2020) and (2) such date on which all shares of PDH Common Stock held by Tartan have been exchanged for common stock, Platform has agreed to, among certain other covenants, obtain the prior written consent of Tartan prior to issuing additional securities, or instruments convertible, exchangeable or exercisable for securities.

Advisory Services Agreement

On October 31, 2013, the Company entered into an Advisory Services Agreement with Mariposa Capital, LLC, an affiliate of one of our founder directors. Under this agreement, Mariposa Capital, LLC provides certain advisory services to the Company and is entitled to receive an annual fee equal to $2.0 million, payable in quarterly installments. This agreement expired on October 31, 2014 but was automatically renewed for successive one year terms unless either party notifies the other party in writing of its intention not to renew this agreement no later than 90 days prior to the expiration of the term. This agreement may only be terminated by the Company upon a vote of a majority of its directors. In the event that this agreement is terminated by the Company, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be. The Company incurred $2.0 million and $0.4 million during 2014 and 2013, respectively, under this agreement.

Registration Rights Agreements

On November 7, 2013, we entered into a registration rights agreement with Pershing Square on behalf of funds managed by Pershing Square pursuant to which we agreed to file a resale registration statement for the resale of the shares those funds own from time to time promptly after becoming eligible to utilize a Form S-3. We became eligible to file a registration statement on Form S-3 on January 23, 2015, and initially filed a registration statement on February 2, 2015 as required by this registration rights agreement. This registration statement was amended on February 12, 2015 and was declared effective on February 20, 2015.

On May 20, 2014, we completed the May Private Placement. Blue Ridge Limited Partnership, a stockholder of more than five percent (5)% of our issued and outstanding common stock as of February 12, 2015, along with one of its affiliates, Blue Ridge Offshore Master Limited Partnership, purchased an aggregate 1,000,000 shares of our common stock issued in the May Private Placement, at a per share price of $19.00. In connection with the May Private Placement, we granted registration rights to each investor, including Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership. Pursuant to these registration rights agreements, on May 23, 2014, we initially filed the May Resale Registration Statement to register the resale of all of the shares sold in the May Private Placement. Such May Resale Registration Statement was amended on June 13, 2014 and declared effective on June 19, 2014.

In connection with the October/November Private Placement, Blue Ridge Limited Partnership and Blue Ridge Offshore Master Limited Partnership, purchased an additional aggregate 1,953,888 shares of our common stock, at a per share price of $25.59. In addition, Pershing Square, through the Pershing Square Funds, purchased 9,404,064 shares, at a per share price of $25.59. A partner of Pershing Square is a member of Platform’s board of directors. In connection with the October/November Private Placement, we entered into registration rights agreements with each investor, including Blue Ridge Limited Partnership, Blue Ridge Offshore Master Limited Partnership and Pershing Square on behalf of its funds. Pursuant to these registration rights agreements, on November 3, 2014, we initially filed the November Resale Registration Statement to register the resale of all of the shares sold in the October/November Private Placement, including the 9,404,064 shares issued to the Pershing Square’s funds upon stockholder approval on November 6, 2014. The November Resale Registration Statement was declared effective on November 10, 2014.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Support Agreements

In connection with the October/November Private Placement, on October 3, 2014, Platform entered into separate support agreements with certain stockholders of Platform holding, in the aggregate, approximately 28.5% of our common stock as of such date. Such stockholders included Blue Ridge Limited Partnership, Berggruen Acquisition Holdings IV Ltd, Daniel H. Leever (Platform’s Chief Executive Officer, President and Vice Chairman), Mariposa Acquisition, LLC and Wellington Management Company, LLP, as investment advisor to certain stockholders.

Under their respective support agreement, each stockholder agreed to vote at our special meeting of stockholders held on November 6, 2014, all of the shares of common stock they beneficially owned as of the record date for the special meeting (i) in favor of the approval of a proposal to approve the issuance to certain funds managed by Pershing Square of 9,404,064 shares of our common stock in the October/November Private Placement, and (ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone the special meeting to a later date if there are not sufficient votes for approval of such matters on the date on which the special meeting is held.

Predecessor Transactions

For the Predecessor 2013 Period, the Company paid management fees of $7.5 million to Court Square Capital Partners II LP, an investor. For the years ended December 31, 2012, the Predecessor paid management fees of $0.3 million to Court Square Capital Partners II LP. Three of MacDermid’s board members prior to the MacDermid Acquisition were employees of Court Square Capital Partners II LP. The significant increase in management fees paid compared to the year ended December 31, 2012 was due to a final payment made to Court Square Capital Partners II LP in connection with the consummation of the MacDermid Acquisition and per the terms of the management agreement.

For the Predecessor 2013 Period, the Company paid management fees to Weston Presidio, an investor, of $1.7 million. For the year ended December 31, 2012, the Predecessor paid management fees to Weston Presidio of $0.1 million.

On August 26, 2013, MacDermid loaned $0.3 million to an officer in exchange for a promissory note bearing interest at Prime plus 1% per annum. As collateral, the note was secured by real estate owned by the officer. The principal amount of the loan and the accrued interest was repaid in full on October 31, 2013.

On October 31, 2013, in order to complete the MacDermid Acquisition, Platform advanced $33.3 million to MacDermid representing the portion of the cash consideration required to purchase the equity held by MacDermid employee shares in connection with the MacDermid Acquisition. Also in conjunction with closing of the MacDermid Acquisition, Platform paid $5.0 million of interest on the first and second lien credit facilities on MacDermid’s behalf.

18. RESTRUCTURING ACTIVITIES

The Company continuously evaluates all operations to identify opportunities to improve profitability by leveraging existing infrastructure to reduce operating costs and respond to overall economic conditions. The Predecessor implemented certain restructuring actions which were intended to better align manufacturing capacity, eliminate excess capacity by lowering operating costs, and streamline the organizational structure for improved long-term profitability. The restructuring actions consisted of facility consolidations and closures and employee terminations. The restructuring plans initiated in 2014 primarily related to the elimination of certain positions as well as several small initiatives aimed at cost reduction opportunities. The restructuring plans initiated during the Predecessor 2013 Period primarily related to the consolidation of manufacturing processes which affected a manufacturing facility in the Performance Applications segment.

For the year ended December 31, 2014, the Successor 2013 Period and the Predecessor 2013 Period, $3.0 million, $0.8 million and $3.6 million of restructuring expense was recorded, respectively. At December 31, 2014, the Company’s restructuring liability totaled $1.6 million, which is anticipated to be fully utilized with the subsequent twelve months.

For the Predecessor 2012 Period, the MacDermid recorded $0.3 million of restructuring expense primarily relating to the elimination of certain positions in the Performance Applications Europe reporting unit.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. SEGMENT INFORMATION
During the first quarter of 2015, the Company completed certain changes to its organizational structure that resulted in a change to the Company's reportable business segments. As a result, the Performance Materials and Graphic Solutions reportable segments were combined into the Performance Applications reportable segment for the fiscal year ended December 31, 2014, the Successor 2013 Period as well as the Predecessor 2013 and 2012 Periods, and the AgroSolutions reportable segment was re-branded to Agricultural Solutions. Our new segment reporting structure represents businesses for which separate financial information is utilized by the chief operating decision maker, or CODM, for purpose of allocating resources and evaluating performance. Each reportable segment has its own president, who reports to the CODM.
The Performance Applications segment formulates and markets dynamic chemistry solutions that are used in electronics, automotive production, oil and gas production, drilling, commercial packaging and printing. Our products include surface and coating materials, water-based hydraulic control fluids and photopolymers. We operate in the Americas, Asia and Europe. In conjunction with the sale of our products, we provide extensive technical service and support to ensure superior performance of their application. Within this segment, the Company provides specialty chemicals to the following industries; Electronics, Industrial, Offshore and Commercial Packing and Printing. For the electronics industry, we design and formulate a complete line of proprietary “wet” dynamic chemistries that our customers use to process the surface of the printed circuit boards and other electronic components they manufacture. For the industrials, our dynamic chemistries are used for finishing, cleaning and providing surface coatings for a broad range of metal and non-metal surfaces which improve the performance or look of a component of an industrial part or process. For the offshore industry, we produce water-based hydraulic control fluids for major oil companies and drilling contractors for offshore deep water production and drilling applications. For the commercial packaging and printing industries, we produce photopolymers through an extensive line of flexographic plates, used to produce printing plates for transferring images onto commercial packaging, including packaging for consumer food products, pet food bags, corrugated boxes, labels and beverage containers. In addition, we also produce photopolymer printing plates for the flexographic and letterpress newspaper and publications markets.
The Agricultural Solutions segment is based on a solutions-oriented business model that focuses on product innovation to address an ever-increasing need for higher crop yield and quality. This operating segment was created during the fourth quarter of 2014 to manage our newly acquired agrochemical vertical, which now includes Agriphar’s and CAS’ complementary businesses, as well as the recently acquired Arysta’s business. We offer a wide variety of proven plant health and pest control products to growers, which are comprised of specific target applications in the following major product lines: adjuvants; fungicides; herbicides; home applications (home and garden and ectoparasiticides); honey bee health; insecticides; miticides; plant growth regulators; and seed treatments. Our product portfolio also includes biosolutions (biostimulants, innovative nutrition and biocontrol), and regional off-patent AIs that complement our principal product lines.

The Company evaluates the performance of its operating segments based on net sales and adjusted EBITDA. Adjusted EBITDA for each segment is calculated by taking net income and adding back interest expense, income tax expense (benefit), depreciation expense and amortization expense. This amount is further adjusted for acquisition-related expenses. Adjusted EBITDA for each segment also includes an allocation of corporate costs such as corporate salary, wages, equity compensation expense and legal costs.

Segment assets primarily include cash, receivables, inventories, prepaid expenses and other current assets, property, plant and equipment, goodwill, intangible assets, deferred taxes and other long term assets. Segment assets primarily exclude corporate assets, which consist of cash and cash equivalents, corporate property, plant and equipment, and deferred taxes.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes financial information regarding each reportable segment’s results of operations for the periods presented:

(amounts in millions)	For the year ended December 31, 2014	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Net Sales:
Performance Applications	$755.2	$118.2	$627.7	$731.2
Agricultural Solutions	88.0	—	—	—
Consolidated net sales	843.2	118.2	627.7	731.2
Depreciation and amortization:
Performance Applications	76.3	12.8	32.8	42.2
Agricultural Solutions	11.7	—	—	—
Consolidated depreciation and amortization	88.0	12.8	32.8	42.2
Adjusted EBITDA
Performance Applications	196.2	27.4	152.7	162.2
Agricultural Solutions	16.0	—	—	—
Adjusted EBITDA	$212.2	$27.4	$152.7	$162.2

The following table reconciles Adjusted EBITDA to Net (loss) income attributable to common shareholders:

(amounts in millions)	For the year ended December 31, 2014	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Adjusted EBITDA	$212.2	$27.4	$152.7	$162.2
Adjustments to reconcile net (loss) income:
Income tax benefit (provision)	6.7	5.8	(13.0)	(24.7)
Interest expense	(38.7)	(5.5)	(46.3)	(49.7)
Depreciation and amortization expense	(88.0)	(12.8)	(32.8)	(42.2)
Non-cash charges related to preferred dividend rights	—	(172.0)	—	—
Equity based compensation	(1.3)	(0.5)	(9.3)	(0.2)
Restructuring and related expenses	(3.0)	(3.5)	(4.5)	(1.2)
Manufacturer's profit in inventory adjustment	(35.5)	(23.9)	—	—
Non-cash fair value adjustment to contingent consideration	(29.1)	0.7	—	—
Acquisition transaction costs	(47.8)	(15.2)	(16.9)	—
Debt extinguishment	—	—	(18.8)	—
Other (expense) income	(5.4)	5.3	2.1	1.8
Net (loss) income attributable to shareholders	$(29.9)	$(194.2)	$13.2	$46.0

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables provide information for those countries that represent 10% or more of net sales and long-lived assets:

(amounts in millions)	For the year ended December 31, 2014	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Net Sales*:
United States	$217.4	$31.5	$176.4	$205.6
Foreign Net Sales:
United Kingdom	119.1	17.8	93.4	115.2
China	87.8	13.5	64.2	66.3
Other countries	418.9	55.4	293.7	344.1
Total Foreign Net Sales	625.8	86.7	451.3	525.6
Total consolidated net sales	$843.2	$118.2	$627.7	$731.2

* Net sales are attributed to countries based on the country which generates the sale.

(amounts in millions)	December 31, 2014
Long lived assets, net (1)
United States	$64.8
Foreign countries
Belgium	28.9
United Kingdom	28.0
Other countries	53.3
Total foreign countries	110.2
Total long lived assets, net	$175.0

(amounts in millions)	December 31, 2013
United States	$56.5
Foreign countries
United Kingdom	30.0
China	17.4
Italy	13.8
Other countries	18.5
Total foreign countries	79.7
Total long lived assets, net	$136.2

(1)Long-lived assets represent property, plant and equipment, net.

Total assets by reportable segment as of December 31, 2014 and 2013 are not presented as they not utilized by the CODM for purpose of allocating resources and evaluating performance.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the Company's external party sales by product for the periods presented:

(amounts in millions)	For the year ended December 31, 2014	For the period from inception (April 23, 2013) through December 31, 2013	For the ten months ended October 31, 2013	For the year ended December 31, 2012
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Performance Applications
Industrial Group	$429.4	$67.7	$353.4	$411.1
Electronics Group	159.9	24.9	128.4	148.4
Packaging and Printing Group	165.9	25.6	145.9	171.7
	755.2	118.2	627.7	731.2
Agricultural Solutions	88.0	—	—	—
Total consolidated net sales	$843.2	$118.2	$627.7	$731.2

20. SUBSEQUENT EVENTS

Series A Preferred Stock Dividend

As discussed in Note 12 (Stockholders’ Equity) 10,050,290 shares of our common stock were issued on January 2, 2015 as a dividend on the Series A Preferred Stock.

Arysta Acquisition and Series B Preferred Stock

On February 13, 2015, we completed the Arysta Acquisition for approximately $3.57 billion, consisting of $2.93 billion in cash, subject to working capital and other adjustments, and $600 million of Platform’s Series B Preferred Stock issued to the Seller.

The Series B Preferred Stock may be converted into a maximum of 22,107,590 shares of our common stock. To the extent that the aggregate value of such 22,107,590 shares of common stock is less than $600 million (based on a 10-day volume weighted average price), then, such shortfall would be payable in cash by Platform as additional purchase price.

In connection with the Arysta Acquisition and the issuance of the Series B Preferred Stock, we entered into a registration rights agreement with the Seller dated February 17, 2015, pursuant to which we agreed to (i) file a registration statement with the SEC covering the resale of a maximum of 22,107,590 shares of common stock issuable upon conversion of the Series B Preferred Stock, as soon as reasonably practicable following the issuance of the Series B Preferred Stock, and (ii) use our commercially reasonable efforts to cause the SEC to declare such registration statement effective by not later than six months following the date of the registration rights agreement. On February 25, 2015, we filed the Seller Resale Registration Statement to register the resale of a maximum of 22,107,590 shares of common stock. Such resale registration statement was amended on March 20, 2015 and is expected to be declared effective in early April 2015.

Notes Offering

In connection with the Arysta Acquisition, on February 2, 2015, we completed the private offering of $1.10 billion aggregate principal amount of 6.50% USD Notes due 2022, and €350 million aggregate principal amount of 6.00% EUR Notes due 2023. The Notes are governed by an indenture, dated February 2, 2015, as amended on February 13, 2015. The 6.50% USD Notes due 2022 and the 6.00% EUR Notes due 2023 will mature on February 1, 2022 and February 1, 2023, respectively, unless earlier redeemed. The 6.50% USD Notes due 2022 and the 6.00% EUR Notes due 2023 will bear interest at a rate of 6.50% and 6.00% per year, respectively, until maturity. Interest will be payable in cash, semi-annually in arrears, on February 1 and August 1 of each year, beginning on August 1, 2015. Platform will make each interest payment to the holders of record to be determined on the immediately preceding January 15 and July 15.

The Notes are (i) Platform’s senior unsecured obligations, will rank equally in right of payment with all of Platform’s existing and future senior unsecured debt and will rank senior in right of payment to all of Platform’s existing and future unsecured

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

subordinated debt; (ii) effectively subordinated to Platform’s secured indebtedness, including the debt outstanding under Platform’s amended and restated credit agreement, to the extent of the value of the assets securing such debt, and will be structurally subordinated to indebtedness and other liabilities, including trade payables, of Platform’s non-guarantor subsidiaries; and (iii) jointly and severally, fully and unconditionally guaranteed on a senior unsecured basis generally by our current and future direct and indirect domestic subsidiaries that guarantee our Amended and Restated Credit Agreement.

Amendment to Amended and Restated Credit Agreement

On February 13, 2015, we entered into and closed the transactions contemplated by an Amendment No. 3 to the Amended and Restated Credit Agreement which, among other things, provided for (i) New Tranche B-2 of Term Loans denominated in U.S. dollars in an aggregate principal amount of up to $500 million, (ii) an increase in the size of the existing Euro Tranche Term Loan facility by €83.0 million to €287 million (iii) an increase in the size of the existing U.S. Dollar revolving credit facility by $75.0 million to $163 million, and (iv) an increase in the size of the existing multicurrency revolving credit facility by $75.0 million to $163 million. Concurrently with the closing of the Arysta Acquisition, the additional $500 million of New Tranche B-2 Term Loans (less original issue discount of 1%), the additional €83.0 million of Euro Tranche Term Loan facility (less original issue discount of 2%) and $160 million under the U.S. Dollar revolving credit facility were borrowed to fund a portion of the cash consideration for the Arysta Acquisition.

The New Tranche B-2Term Loans bear interest at a rate per annum equal to 3.75% plus an adjusted Euro currency rate, or 2.75% plus an adjusted base rate, calculated as set forth in the Amended and Restated Credit Agreement, and mature on June 7, 2020. Pursuant to Amendment No.3, the previously existing Tranche B term loans will bear interest at 3.50% per annum plus an adjusted Euro currency rate, or 2.50% plus an adjusted base rate, calculated as set forth in the Amended and Restated Credit Agreement. Revolving loans bear interest at a rate per annum equal to 3.00% plus an adjusted Euro currency rate, or 2.00% plus an adjusted base rate, each as calculated as set forth in the Amended and Restated Credit Agreement, and mature on June 7, 2018.

Except as set forth in Amendment No. 3 and above, the New Tranche B-2Term Loans shall have identical terms as the existing Tranche B term loans and shall be otherwise subject to the provisions of the Amended and Restated Credit Agreement.

Amendment No. 3 also, among other things, provides additional flexibility with respect to certain negative covenants, including by increasing certain dollar baskets.

Option Exercise

On April 23, 2013 (date of our inception), Alun Cathcart, a former non-founder director, was granted a five year option to acquire 75,000 ordinary shares. This option is fully vested and, upon our Domestication into Delaware on January 22, 2014, became an option to acquire shares of our common stock. On March 16, 2015, Mr. Cathcart exercised his option and 75,000 shares of our common stock were issued to him on March 19, 2015.

Additional Stock Issuances to Certain Directors

On March 17, 2015, effective March 25, 2015, as contemplated by the Director Compensation Policy previously adopted by the Board on October 31, 2013, the Board approved the grant to each of Michael F. Goss and E. Stanley O’Neal, directors of Platform, of 3,821 RSUs that will vest on March 17, 2016, provided that each of them continues to serve as a director of Platform through and on such vesting date. Each RSU represents a contingent right to receive one share of our common stock.

Legal Proceedings

On February 19, 2015, MacDermid, as plaintiff, settled a litigation with Cookson Group plc, Enthone Inc., Cookson Electronics and David North, as defendants, for $25.0 million. The litigation related to certain corporate activities that occurred between MacDermid and the defendants in 2006 and 2007. All proceeds from this litigation are subject to the pending litigation provisions of our Business Combination Agreement and Plan of Merger dated as of October 10, 2013.

Other

The Company has evaluated subsequent events through the date of the filing of this Annual Report. There were no other events or transactions during this evaluation that require recognition or disclosure in the financial statements.

PLATFORM SPECIALTY PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. SUPPLEMENTARY DATA

Selected Quarterly Financial Data (Unaudited)
	Successor
(in millions, except per share amounts)	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (c)
Net sales	$183.7	$189.1	$196.8	$273.6
Gross profit	84.2	96.7	103.2	112.4
Net (loss) income attributable to shareholders	(7.4)	(0.4)	11.9	(34.0)
Net (loss) income attributable to common shareholders	(7.4)	(0.4)	11.9	(266.7)
Basic earnings (loss) per share (a)	(0.07)	—	0.09	(1.59)
Diluted earnings (loss) per share (a)	(0.07)	—	0.08	(1.59)

	Successor
(in millions, except per share amounts)	2013
	Period from Inception (April 23, 2013) to June 30, 2013	Third Quarter	Fourth Quarter (b)
Net sales	$—	$—	$118.2
Gross profit	—	—	35.7
Net (loss) income attributable to shareholders	(0.1)	(4.7)	(189.4)
Net (loss) income attributable to common shareholders	(0.1)	(4.7)	(189.4)
Basic loss per share (a)	—	(0.05)	(2.05)
Diluted loss per share (a)	—	(0.05)	(2.05)

	Predecessor
(in millions, except per share amounts)	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (c)
Net sales	$182.1	$190.0	$188.4	$67.2
Gross profit	93.3	96.5	99.0	34.0
Net income (loss) attributable to MacDermid, Inc.	15.2	(5.9)	14.5	(10.7)
Basic earnings (loss) per share (a)	n/a	n/a	n/a	n/a
Diluted earnings (loss) per share (a)	n/a	n/a	n/a	n/a

	Predecessor
(in millions, except per share amounts)	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$182.2	$186.2	$180.4	$182.4
Gross profit	86.3	90.3	89.7	88.8
Net income attributable to MacDermid, Inc.	4.9	25.5	10.0	5.5
Basic earnings (loss) per share (a)	n/a	n/a	n/a	n/a
Diluted earnings (loss) per share (a)	n/a	n/a	n/a	n/a

(a)
Earnings per share calculations for each quarter are based on the weighted average number of shares outstanding for each period. As MacDermid was not a Registrant prior to the Successor 2013 Period, no earnings per share data is presented;

(b)	Platform's fourth quarter includes the results of MacDermid from November 1, 2013 through December 31, 2013; and

(c)	MacDermid's fourth quarter includes results from October 1, 2013 through October 31, 2013.

Financial Statement Schedule
Schedule II

Platform Specialty Products Corporation
Valuation and Qualifying Accounts and Reserves
(in millions)

	Balance at beginning of period	Charges to costs and expense	Deductions from reserves	Other (2)	Balance at end of period
Reserves against accounts receivable (1):
Successor
December 31, 2013 to December 31, 2014	$(10.1)	$(1.2)	$0.9	$0.8	$(9.6)
April 23, 2013 (Inception) to December 31, 2013)	—	(0.3)	0.6	(10.4)	(10.1)
Predecessor
December 31, 2012 to October 31, 2013	(8.8)	(2.1)	0.6	(0.1)	(10.4)
December 31, 2011 to December 31, 2012	(8.7)	(1.7)	1.7	(0.1)	(8.8)
Valuation allowances against deferred tax assets:
Successor
December 31, 2013 to December 31, 2014	(15.8)	(2.0)	—	(1.9)	(19.7)
April 23, 2013 (Inception) to December 31, 2013)	—	0.9	—	(16.7)	(15.8)
Predecessor
December 31, 2012 to October 31, 2013	(41.4)	(3.6)	—	—	(45.0)
December 31, 2011 to December 31, 2012	$(34.5)	$(6.9)	$—	$—	$(41.4)

(1)	Principally consisting of reserves for uncollectable accounts and sales returns and allowances.

(2)	Principally consisting of the opening balance sheet as a result of the MacDermid Acquisition.

(3)
Revised to reflect final purchase price allocation as presented in updates to our annual report on Form 10-K for fiscal year ended December 31, 2013, as reported in our current report on Form 8-K filed with the SEC on September 26, 2014.